     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000

                                                      REGISTRATION NO. 333-88765
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                VALUECLICK, INC.
             (Exact Name of Registrant as Specified in its Charter)

                         ------------------------------

             DELAWARE                                     7319                                    77-0495335
   (State or Other Jurisdiction                (Primary Standard Industry                      (I.R.S. Employer
of Incorporation or Organization)                Classification Number)                     Identification Number)

                         ------------------------------

                                 6450 VIA REAL
                         CARPINTERIA, CALIFORNIA 93013
                                 (805) 684-6060

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                JAMES R. ZARLEY
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                                 6450 VIA REAL
                         CARPINTERIA, CALIFORNIA 93013
                                 (805) 684-6060

       (Name, Address Including Zip Code, and Telephone Number Including
                        Area Code, of Agent for Service)

                                   COPIES TO:

            KENNETH R. BENDER, ESQ.                                    TERRY M. KEE, ESQ.
             ALLEN Z. SUSSMAN, ESQ.                                  DAVID R. LAMARRE, ESQ.
               RYAN S. HONG, ESQ.                                   DAVID M. KOENINGER, ESQ.
             MICHAEL W. CHOU, ESQ.                                  DANIEL T. DASHIELL, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                          PILLSBURY MADISON & SUTRO LLP
             550 SOUTH HOPE STREET                                       P.O. BOX 7880
         LOS ANGELES, CALIFORNIA 90071                          SAN FRANCISCO, CALIFORNIA 94120
           TELEPHONE: (213) 489-4060                               TELEPHONE: (415) 983-1000

        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO          OFFERING PRICE          AGGREGATE             AMOUNT OF
       SECURITIES TO BE REGISTERED            BE REGISTERED          PER SHARE           OFFERING PRICE      REGISTRATION FEE
COMMON STOCK, PAR VALUE $.001 PER SHARE..     4,600,000(1)           $20.00(2)           $92,000,000(2)        $15,787.20(3)


(1) Includes 600,000 shares issuable upon exercise of the Underwriters' over-allotment option.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. With this Amendment No. 5 the registrant has reflected on the cover page of the prospectus included herein a price range of $18.00 to $20.00 and, accordingly, the proposed maximum offering price per share and the proposed maximum aggregate offering price have increased by $7.00 and $32,200,000, respectively. No additional registration fee is being paid in reliance on Rule 457(a) under the Securities Act.



(3) Previously paid on October 12, 1999.


    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION. DATED MARCH 28, 2000.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                4,000,000 Shares

[LOGO]
                                VALUECLICK, INC.

                                  Common Stock
                                  -----------

    This is an initial public offering of shares of common stock of ValueClick, Inc. All of the 4,000,000 shares of common stock are being sold by ValueClick.


    Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $18.00 and $20.00. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "VCLK."


    See "Risk Factors" on page 7 to read about factors you should consider before buying shares of the common stock.

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------


                                                                   Per Share              Total
                                                                   ---------              -----
Initial public offering price...............................        $19.00             $76,000,000
Underwriting discount.......................................         $1.33             $5,320,000
Proceeds, before expenses, to ValueClick....................        $17.67             $70,680,000


                                 --------------

    To the extent that the underwriters sell more than 4,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 315,000 shares from ValueClick and up to an additional 285,000 shares from the selling stockholders identified in this prospectus at the initial public offering price less the underwriting discount. ValueClick will not receive any of the proceeds from the sale of any shares sold by the selling stockholders.

                                 --------------

GOLDMAN, SACHS & CO.
                                 SALOMON SMITH BARNEY
                                                                   WIT SOUNDVIEW
                                  -----------

                      Prospectus dated             , 2000.

                               INSIDE FRONT COVER

Recent advertisement used by ValueClick to communicate information about its products and services

Top of page reads: "We focus on a performance-based Internet advertising solution, in which an advertiser only pays when an Internet user clicks on its banner advertisement. Here is an example of an advertisement communicating the benefit of our business model to potential Internet advertising customers."

Center of advertisement: a picture of the human eye with the phrase "This is not a customer" written above it.

An arrow pointing at the center of the eye with the caption: "Pupil. The hole in the eye where banners enter"

Text in the lower right hand corner of eye reads: "(Not shown) The hole in the head where irrelevant banners leave"

Bottom portion of page reads: "A window-shopper, maybe. But definitely not a customer. If you're only buying impressions, you're targeting the window shopper, the looky-loo, the passive banner-blind viewer. To generate real results--site visits, downloads, sales--you need more than eyes. You need action. The people who don't visit your site can't become your customers. So why pay to reach them? ValueClick's cost-per-click model guarantees site visits, and doesn't waste your ad budget on disinterested viewers."

Bottom center displays the ValueClick logo with the phrase "The Pay-For-Results Advertising Network".

                                INSIDE GATEFOLD

Flowchart diagram demonstrating business flows from Web publishers to advertisers with the caption, "The ValueClick Pay-for-Results Advertising Network in Action"

The right side of the gatefold displays a circular schematic with four large arrows flowing in a clockwise circular manner pointing to boxes in each quadrant of the circle. The boxes are titled "ValueClick", "Internet Advertisers", "Payment Management" and "Web Site Publishers."

At the center of the circle of arrows are additional boxes lined in a vertical order with each box titled: "Ad Serving Solutions" and "Reporting". Arrows point from the "ValueClick" box to the "Ad Serving" box to the "Reporting" box to the "Payment Management" box. A arrow labeled "Banner Advertisement" points from the "Internet Advertisers" box to the "Ad Serving Solutions" box. A arrow labeled "Internet user Delivered" points from the "Ad Serving" box to the "Internet Advertisers" box. A two way arrow labeled "Banner Call Banner Served" points between the "Ad Serving Solutions" box and the "Web Site Publishers" box. An arrow labeled "Internet user clicks" points from the "Web Site Publisher" box to the "Ad Serving Solutions" box. An arrow labeled "User Data/VisiTrak Software" points from the "Reporting" box to the "Internet Advertisers" box. An arrow labeled "Real-Time Statistics" points from the "Reporting" box to the "Web Site Publishers" box.

The left side of gatefold contains a column of numbered textual boxes. Each numbered box contains a description which corresponds to a point in the flowchart indicating how the ValueClick network operates.

Box 1 reads: "The publisher of a Web site applies to become a member of the ValueClick network. Membership in the network is non-exclusive."

Box 2 reads: "The advertising inventories of member Web sites are aggregated and offered for sale to Internet advertisers."

Box 3 reads: "Internet advertisers provide their banner advertisements to ValueClick. We then place this banner in our database where the banner waits to be served through our proprietary ad serving software to an Internet user visiting a ValueClick affiliated Web site."

Box 4 reads: "When a user visits a ValueClick network Web site, a banner advertisement is served to the site."

Box 5 reads: "The Internet user views the banner advertisement and clicks if he or she is interested in the advertiser's message."

Box 6 reads: "Once an Internet user clicks he or she is then directed to the advertiser's Web site. The click is counted and then recorded on the ValueClick server."

Box 7 reads: "ValueClick reports click data in real time to both the advertiser and the Web publishers."

Box 8 reads: "At the end of each month ValueClick invoices the advertiser for the clicks generated by its banner advertisements during that month."

Box 9 reads: "At the end of each month ValueClick pays the Web site publisher for the clicks generated on their Web site during that month."

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, AND YOU SHOULD CONSIDER THE INFORMATION UNDER "RISK FACTORS" AND IN THE FINANCIAL STATEMENTS AND NOTES, BEFORE DECIDING TO INVEST IN THE SHARES OF OUR COMMON STOCK.

                                  OUR COMPANY


    ValueClick is a leading provider of performance-based Internet advertising solutions for publishers of Web sites and online advertisers, based on the size and reach of our network. We focus on an advertising model known as cost-per-click or CPC, in which an advertiser only pays us, and we in turn only pay a publisher of a Web site, when an Internet user clicks on an advertiser's banner advertisement. Our network consists of over 10,600 small- to medium-sized independent Web sites which have agreed to sell advertising inventory to us on a non-exclusive basis. Each of these Web sites must satisfy our strict quality standards for content and traffic. This network, which reaches approximately 28% of U.S.-based Internet users, provides our advertising customers access to one of the largest networks of Web sites for banner advertising. In January 2000, we delivered in excess of 2.0 billion Web advertisements and registered over 7.7 million clicks across our network.


    As one of the largest aggregators of banner advertising on small- to medium-sized Web sites, we believe that we provide Internet advertisers a cost-effective solution for purchasing advertising space from thousands of Web publishers through a single source. In addition, we believe our CPC model offers several advantages for both advertisers and Web publishers over the traditional cost-per-thousand-impressions model, commonly referred to as CPM, including:

    - a low-risk solution for advertisers, since they do not pay us for advertisements which do not result in an action by Internet users;

    - an opportunity to generate advertising revenue for Web publishers whose sites have low to moderate rates of traffic; and

    - for publishers of high-traffic Web sites, the ability to capture additional revenue from unsold advertising inventory.

    On February 28, 2000, we completed a strategic investment transaction with DoubleClick, a provider of Internet advertising solutions for advertisers and Web publishers. As part of this agreement, we sold to DoubleClick approximately 30% of our common stock and we issued a 15-month warrant to DoubleClick allowing it to increase its ownership to 45% of our fully diluted common stock. In addition, among other things, we have agreed to enter into an agreement to use DoubleClick's ad serving technology known as DART. We believe this would allow us to enhance our performance-based solution by integrating DoubleClick's dynamic ad matching, targeting and delivery technology into our existing services.

                             OUR MARKET OPPORTUNITY

    The market for Internet advertising is projected to grow rapidly over the next few years, and performance-based Internet advertising is projected to capture an increased share. Forrester Research projects that Internet advertising in the United States will grow from $2.8 billion in 1999 to $22.2 billion in 2004, a compound annual growth rate of 57%. In addition, Forrester Research projects that performance-based advertising models, such as CPC, will account for 50% of online advertising budgets by 2003, up from 15% in 1999.

                           OUR SOLUTION AND STRATEGY

    Our solution provides publishers of small- to medium-sized Web sites the opportunity to generate advertising revenue at little or no added cost while allowing publishers of high-traffic Web sites the ability to capture additional revenue for excess advertising inventory that would otherwise remain unsold. Our CPC solution also gives Internet advertisers a convenient way to measure ad effectiveness, because they only pay for visitors to their sites.

    Our objective is to be the leading provider of performance-based Internet advertising solutions. Key elements of our strategy include:

    - Grow our network of high-quality Web sites;

    - Expand the solutions that we provide to our Web publishers and advertisers;

    - Increase our sales and marketing efforts;

    - Extend our global presence;

    - Continue to provide superior customer service; and

    - Take advantage of our strategic relationship with DoubleClick.

                               OTHER INFORMATION

    Our Internet advertising business began in July 1997, as a line of business within Web-Ignite Corporation. In May 1998, the Internet advertising business of Web-Ignite was transferred to ValueClick, LLC, a newly-formed California limited liability company controlled by Web-Ignite's sole stockholder. On December 31, 1998, ValueClick, LLC reorganized as ValueClick, Inc., a Delaware corporation.

    Our principal executive offices are located at 6450 Via Real, Carpinteria, California 93013. Our telephone number at that location is (805) 684-6060 and our Web site is www.valueclick.com. Information contained on our Web site does not constitute part of this prospectus.

    We have registered the trademark "ValueClick" in the European Union and have applied for registration of the trademark in the United States and Japan. This prospectus also contains product names, trade names and trademarks that belong to other organizations.

                                  THE OFFERING

Total common stock offered by ValueClick...................  4,000,000 shares

Outstanding common stock after the offering................  27,912,536 shares

    Outstanding common stock owned by our affiliates after
      the offering.........................................  18,892,557 shares

    Outstanding common stock owned by our non-affiliates
      after the offering...................................  9,019,979 shares

Use of proceeds............................................  For general corporate purposes including expansion of sales and marketing
                                                             activities, enhancement of our
                                                             technology, possible acquisitions and
                                                             international expansions. See "Use of
                                                             Proceeds."

Nasdaq National Market symbol..............................  VCLK

    The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of March 13, 2000 and assumes the conversion of our preferred stock into 5,293,572 shares of common stock at that date. This number excludes:

    - shares issuable to DoubleClick under a warrant entitling DoubleClick to purchase enough shares to result in DoubleClick owning 45% of our common stock on a fully-diluted basis, at $21.76 per share,

    - 2,849,337 shares subject to outstanding options under our 1999 Stock Option Plan with a weighted average exercise price of $2.64 per share as of March 13, 2000, and

    - 649,264 shares of common stock reserved for future issuance under our 1999 Stock Option Plan as of March 13, 2000.

    See "The DoubleClick Investment" for more information about the DoubleClick warrant. See also "Management--Employee Benefit Plans" and Notes 1 and 8 of Notes to Financial Statements for further information concerning our Stock Option Plan.

                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT:


    - THE INITIAL PUBLIC OFFERING PRICE WILL BE $19.00 PER SHARE;


    - THE COMMON STOCK HAS BEEN SPLIT ON A 2-FOR-1 BASIS AS A RESULT OF STOCK SPLITS EFFECTED IN OCTOBER 1999 AND IMMEDIATELY PRIOR TO THE CLOSE OF THIS OFFERING;

    - EACH SHARE OF OUR PREFERRED STOCK HAS BEEN CONVERTED INTO TWO SHARES OF COMMON STOCK, WHICH WILL OCCUR AUTOMATICALLY UPON THE CLOSING OF THIS OFFERING; AND

    - THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND NO OTHER PERSON WILL EXERCISE ANY OTHER OUTSTANDING OPTION OR WARRANT.

                            ------------------------

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables set forth summary consolidated financial data for ValueClick to aid investors in their analysis of this potential investment. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The pro forma information at December 31, 1999 includes the DoubleClick investment. See "The DoubleClick Investment" on page 58.

                                          PERIOD FROM         COMBINED
                                          MAY 1, 1998        HISTORICAL                      PRO FORMA
                                      (INCEPTION) THROUGH    YEAR ENDED     YEAR ENDED      YEAR ENDED
                                         DECEMBER 31,       DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                             1998             1998(3)          1999           1999(4)
                                      -------------------   ------------   -------------   -------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenues............................         $2,053            $2,306         $20,288         $21,081
Gross profit........................            948             1,113          10,131          10,458
Loss from operations................           (221)             (190)         (1,567)         (2,261)
Net loss............................           (222)             (191)         (2,489)         (3,054)
Net loss per common share:

  Basic and diluted(1)..............         $(0.02)               --         $ (0.26)             --
  Weighted average shares used to
    calculate basic and
    diluted(1)......................          9,912                --           9,687              --
  Pro forma basic and
    diluted(1)(4)...................             --                --              --         $ (0.21)
  Weighted average shares used to
    calculate pro forma basic and
    diluted(1)(4)...................             --                --              --          14,634


                                                                  AS OF DECEMBER 31, 1999
                                                        -------------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL    PRO FORMA(2)   AS ADJUSTED(2)(5)
                                                        --------   ------------   -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 2,129      $ 12,129         $ 81,609
Investment in DoubleClick common stock................       --        85,796           85,796
Working capital.......................................    4,929        14,929           84,409
Total assets..........................................   14,973       110,769          180,249
Deferred stock compensation...........................   (5,678)       (5,678)          (5,678)
Total stockholders' equity............................    9,400       105,196          174,676


(1) See Notes 1 and 9 of Notes to Consolidated Financial Statements for determination of shares used in computing basic and diluted net loss per common share.


(2) Pro forma to give effect to the conversion of all issued and outstanding shares of preferred stock into common stock and the issuance of 7,878,562 shares of our common stock and a warrant upon the closing of the DoubleClick investment on February 28, 2000 for proceeds comprised of $10.0 million cash and DoubleClick common stock valued at $85.8 million, but not giving effect to the exercise of outstanding options to purchase 2,847,820 shares of common stock, the exercise by DoubleClick of its warrant or the vesting of 361,483 restricted shares of common stock as of December 31, 1999.


(3) Combined historical statement of operations data for the year ended December 31, 1998 reflects the combined historical operating results for ValueClick for the period May 1, 1998 through December 31, 1998, and the ValueClick line of business of Web-Ignite for the four months ended April 30, 1998.

(4) Pro forma statement of operations data for the year ended December 31, 1999 reflects the acquisition of a majority interest in ValueClick Japan on August 6, 1999 for 320,000 shares of common stock, giving effect to the acquisition as if it had occurred on January 1, 1999.


(5) As adjusted to reflect the sale of 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $19.00 per common share after deducting the underwriting discounts and estimated offering expenses payable by ValueClick. See "Use of Proceeds" on page 20 for more information on our intended use of proceeds from this offering and "Capitalization" on page 21 for more information on our capital structure.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MIGHT LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

IF BANNER ADVERTISING ON THE INTERNET LOSES ITS APPEAL TO DIRECT MARKETING COMPANIES, OUR REVENUES COULD DECLINE.

    We currently derive over 99% of our revenues by delivering banner advertisements that generate clicks to our advertisers' Web sites. This business model may not continue to be effective in the future for a number of reasons, including the following:

    - click rates have always been low and may decline as the number of banner advertisements on the Web increases;

    - Internet users can install "filter" software programs which allow them to prevent banner advertisements from appearing on their screens;

    - banner advertisements are, by their nature, limited in content relative to other media;

    - direct marketing companies may be reluctant or slow to adopt banner advertising that replaces, limits or competes with their existing direct marketing efforts; and

    - direct marketing companies may prefer other forms of Internet advertising, including permission-based e-mail.

If the number of direct marketing companies who purchase banner clicks from us does not continue to grow, we may experience difficulty in attracting publishers, and our revenues could decline.

IF OUR BUSINESS MODEL IS NOT ACCEPTED BY INTERNET ADVERTISERS OR WEB PUBLISHERS, OUR REVENUES COULD DECLINE.

    We conduct all of our business on a cost-per-click or CPC pricing model. This business model is relatively new and much less common than the cost-per-thousand impressions or CPM pricing model, which many other Internet advertising companies use. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to:

    - demonstrate the effectiveness of our CPC pricing model to Internet advertisers, many of which may be more accustomed to the CPM pricing model, and to Web publishers; and

    - attract and retain advertisers and Web publishers by differentiating our technology and services from those of our competitors.

    One component of our strategy is to enhance advertisers' ability to measure their return on investment and track the performance and effectiveness of their advertising campaigns. However, we have limited experience in implementing our strategy. To date, few advertisers have taken advantage of the most sophisticated tool we offer for tracking Internet users' activities after they have reached advertisers' Web sites. We cannot assure you that our strategy will succeed.

    Intense competition among Web sites and Internet advertising services has led to the proliferation of a number of alternative pricing models for Internet advertising. These alternatives, and the likelihood that additional pricing alternatives will be introduced, make it difficult for us to project the levels of advertising revenue or the margins that we, or the Internet advertising industry in general, will realize in the future. Moreover, an increase in the amount of advertising on the Web may result in a decline in click rates. Since we predominantly rely on a performance-based pricing model to generate revenue, any decline in click rates may make our CPC pricing model a less viable or less attractive solution for Web publishers and advertisers.

OUR REVENUES COULD DECLINE IF WE FAIL TO EFFECTIVELY MANAGE OUR EXISTING ADVERTISING SPACE AND OUR GROWTH COULD BE IMPEDED IF WE FAIL TO ACQUIRE NEW ADVERTISING SPACE.

    Our success depends in part on our ability to effectively manage our existing advertising space. The Web sites that list their unsold advertising space with us are not bound by long-term contracts that ensure us a consistent supply of advertising space, which we refer to as inventory. In addition, Web sites can change the amount of inventory they make available to us at any time. If a Web site publisher decides not to make advertising space from its Web sites available to us, we may not be able to replace this advertising space with advertising space from other Web sites that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This could result in lost revenues. We expect that our customers' requirements will become more sophisticated as the Web matures as an advertising medium. If we fail to manage our existing advertising space effectively in order to meet our customers' changing requirements, our revenues could decline.

    Our growth depends on our ability to expand our advertising inventory. In order to attract new customers, we must maintain a consistent supply of attractive advertising space. We intend to expand our advertising inventory by selectively adding to our network new Web sites that offer attractive demographics, innovative and quality content and growing Web user traffic. Our ability to attract new Web sites to the ValueClick network and to retain Web sites currently in our network will depend on various factors, some of which are beyond our control. These factors include our ability to introduce new and innovative product lines and services, our ability to efficiently manage our existing advertising inventory, our pricing policies and the cost-efficiency to Web publishers of outsourcing their advertising sales. In addition, the number of competing Internet advertising networks that purchase advertising inventory from small- to medium-sized Web sites continues to increase. We cannot assure you that the size of our inventory will increase or even remain constant in the future.

WE MAY FACE INTELLECTUAL PROPERTY DISPUTES THAT ARE COSTLY OR COULD HINDER OR PREVENT OUR ABILITY TO DELIVER ADVERTISEMENTS OVER THE INTERNET.

    We may be subject to disputes and legal actions alleging intellectual property infringement, unfair competition or similar claims against us. One of our principal competitors, DoubleClick, was recently awarded a patent on certain aspects of ad-delivery technology, including the ability to target the delivery of ads over a network such as the Internet and the ability to compile statistics on individual Web users and the use of those statistics to target ads. DoubleClick has brought a lawsuit against at least two other companies in our industry on the basis of this patent. We have, however, recently agreed with DoubleClick to enter into an agreement which would enable us to use its DART technology, and DoubleClick has agreed to not sue or threaten to sue us or any of our customers, affiliates or licensees, in connection with its patent, so long as DoubleClick or any of its subsidiaries hold at least five percent of our capital stock, including options to purchase common stock, on a fully diluted basis. We cannot assure you, however, that we will be able to enter into a DART services agreement on mutually acceptable terms. See "The DoubleClick Investment." In addition, other companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technology or business. Our failure to prevail in any litigation with any party asserting intellectual property infringement could result in:

    - substantial monetary damages, including damages for past infringement, which could be tripled if a court determines that the infringement was willful;

    - an injunction requiring us to stop offering our services in their current form;

    - the need to redesign our systems; or

    - the need to pay significant license fees in order to use technology belonging to third parties.

    See "Business--Intellectual Property Rights" for more information regarding our intellectual property.

IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES, WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY.

    The Internet advertising market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in research and development. Our success will depend on our ability to adapt to rapidly changing technologies, to enhance existing solutions and to develop and introduce a variety of new solutions to address our customers' changing demands.

    For example, advertisers are increasingly requiring Internet advertising networks to have the ability to deliver advertisements utilizing new formats that surpass stationary images and incorporate rich media, such as video and audio, interactivity, and more precise consumer targeting techniques. Our system does not support some types of advertising formats, such as video and audio, and many of the Web sites in our network have not implemented systems to allow rich media advertisements. In addition, an increase in the bandwidth of Internet access resulting in faster data delivery may provide new products and services that will take advantage of this expansion in delivery capability. If we fail to adapt successfully to developments such as these, we could lose customers or advertising inventory.

    We purchase most of the software we use in our business from third parties. We intend to continue to acquire technology necessary for us to conduct our business from third parties. We cannot assure you that, in the future, these technologies will be available on commercially reasonable terms, or at all.

    We may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. Any new solution or enhancement we develop will need to meet the requirements of our current and prospective customers and may not achieve significant market acceptance. If we fail to keep pace with technological developments and the introduction of new industry and technology standards on a cost-effective basis, our expenses could increase, and we could lose customers or advertising inventory.

IF THE USE OF THE TECHNOLOGY WE CURRENTLY USE TO TARGET THE DELIVERY OF BANNERS AND TO PREVENT FRAUD ON OUR NETWORK IS RESTRICTED OR BECOMES SUBJECT TO REGULATION, OUR EXPENSES COULD INCREASE AND WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY.

    Web sites typically place small files of information, commonly known as "cookies," on an Internet user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. We currently use cookies to track an Internet user's movement through the advertiser's Web site and to monitor and prevent potentially fraudulent activity on our network. We do not share, collect or sell any other information concerning Internet users. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drive, and some users currently do so. Internet users can also delete cookies from their hard drives at any time.

    Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies and legislation has been introduced that would restrict their use. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, we would have to switch to other technologies in order to gather demographic and behavioral information. While such technologies currently exist, they are substantially less effective than cookies. We would also have to develop or acquire other technology to prevent fraud. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid losing customers or advertising inventory, and might not be commercially feasible.

    DoubleClick is currently a defendant in several pending class action lawsuits alleging, among other things, that it unlawfully obtains and sells Internet users' personal information. DoubleClick is also the subject of a Federal Trade Commission inquiry concerning its collection and maintenance of information concerning Internet users and a request for information from the New York Attorney General's office relating to its collection, maintenance and sharing of information concerning, and its disclosure of those practices to, Internet users. Further, the press has reported that the Michigan Attorney General commenced legal proceedings against DoubleClick under Michigan's consumer protection laws. DoubleClick may receive additional regulatory inquiries in the future. Although we do not presently gather information concerning Internet users in the same manner as DoubleClick, our use of cookie technology or any other technologies designed to collect Internet usage information may subject us to similar litigation or investigations in the future. In addition, if we implement the DART technology in our business in the same or similar manner as DoubleClick, we could be subject to similar litigation or investigations. Any litigation or government action against us could be costly and time-consuming, could require us to change our business practices and could divert management's attention.

WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY IF WE FAIL TO MEASURE CLICKS ON BANNER ADVERTISEMENTS IN A MANNER THAT IS ACCEPTABLE TO OUR ADVERTISERS AND WEB PUBLISHERS.

    We earn advertising revenues and make payments to Web publishers based on the number of clicks on advertisements delivered on our network. Advertisers' and Web publishers' willingness to use our services and join our network will depend on the extent to which they perceive our measurements of clicks to be accurate and reliable. Advertisers and Web publishers often maintain their own technologies and methodologies for counting clicks, and from time to time we have had to resolve differences between our measurements and theirs. Any significant dispute over the proper measurement of clicks or other user responses to advertisements could cause us to lose customers or advertising inventory.

IF WE FAIL TO COMPETE EFFECTIVELY AGAINST OTHER INTERNET ADVERTISING COMPANIES, WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY AND OUR REVENUES COULD DECLINE.

    The market for Internet advertising and related services is intensely competitive. We expect this competition to continue to increase because there are no significant barriers to entry. Increased competition may result in price reductions for advertising space, reduced margins and loss of our market share.

    Our principal competitors are other companies that provide advertisers with performance-based Internet advertising solutions, such as cost-per-click, or CPC; cost-per-lead, or CPL and cost-per-action, or CPA. We directly compete with a number of competitors in the CPC market segment, such as Flycast, Advertising.com, eAds, Datacomm, and ClickAgents. We also compete in the performance-based marketing segment with CPL and CPA performance-based companies such as

DirectLeads and CommissionJunction. We also compete with other Internet advertising networks that focus on the traditional CPM model, including DoubleClick, 24/7 Media and Flycast. Unlike us, these companies primarily deal with publishers of large Web sites and advertisers seeking increased brand recognition. These companies have longer operating histories, greater name recognition and have greater financial and marketing resources than we do. DoubleClick recently agreed to acquire a substantial percentage of our company. See "The DoubleClick Investment."

    Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and ISPs, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues. In addition, as we expand the scope of our Web services, we may compete with a greater number of Web publishers and other media companies across an increasing range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, our business, result of operations and financial condition would be negatively affected.

    We also compete with traditional advertising media, such as direct mail, television, radio, cable and print, for a share of advertisers' total advertising budgets.

    Many of our current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic Web sites, and significantly greater financial, technical and marketing resources. We may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenues could decline.

OUR MANAGEMENT IS NEW AND MAY NOT WORK TOGETHER SUCCESSFULLY.

    Our future success depends on the ability of management to implement our business plan. All executive officers other than Brian Coryat and James R. Zarley have been directors or officers with us for less than a year. These recently hired individuals have had limited experience working with the rest of our management team. We cannot be certain that we will be able to integrate these new executives into our organization effectively. In addition, our executive officers may not be successful in carrying out their duties or making strategic decisions quickly in a rapidly changing market. The failure to integrate our new executives into our organization could divert management's time and attention, increase our expenses and adversely affect our ability to manage our business efficiently. The inability of our management to respond quickly in the rapidly evolving Internet advertising market could cause us to lose customers or advertising inventory.

WE DEPEND ON KEY PERSONNEL, THE LOSS OF WHOM COULD HARM OUR BUSINESS.

    Our future success is substantially dependent on the continued service of our key senior management, technical and sales personnel and in particular our Chairman and Chief Executive Officer, James R. Zarley; our Vice Chairman, Brian Coryat; and our President and Chief Operating Officer, Earle A. Malm II. Our employment agreements with our key personnel are short-term and on an at-will basis. We do not have key-person insurance on any of our employees, other than Brian Coryat, our Vice Chairman. The loss of the services of any member of our management team, or of any other key employees, could divert management's time and attention, increase our expenses and adversely affect our ability to conduct our business efficiently. Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulties in the future.

DOUBLECLICK WILL HAVE SIGNIFICANT INFLUENCE OVER OUR BUSINESS, AND IT MAY HAVE INTERESTS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOURS.

    DoubleClick, which is one of our competitors, will own approximately 28.2% of our outstanding common stock following the completion of this offering, or 27.9% if the underwriters' over-allotment option is exercised in full. In connection with its investment in our company, DoubleClick has received a warrant entitling it to increase its ownership of our common stock, at any time prior to May 28, 2001, to 45% on a fully diluted basis, which assumes that all outstanding options, warrants and convertible securities have been exercised or converted into common stock. DoubleClick also has the right to maintain its percentage ownership if we issue new securities, other than in a public offering or under other specified exceptions, until February 28, 2003.

    As a result of its share ownership, board representation and the other rights described in this prospectus, DoubleClick will be able to exert substantial influence over our management and affairs. DoubleClick may have interests that are different from, or in addition to, your interests. Because we have agreed to enter into an agreement to use DoubleClick's DART services in our business and have generally agreed to use DoubleClick rather than other providers of services similar to those that DoubleClick makes available, and because we may have additional commercial relationships with DoubleClick in the future, conflicts of interest could arise with respect to the nature, quality and pricing of services that DoubleClick provides to us. See "The DoubleClick Investment" for more detailed information.

DOUBLECLICK MAY BE ABLE TO CAUSE A SALE OF OUR COMPANY, EVEN IF IT IS NOT FAVORED BY OUR STOCKHOLDERS.

    As long as DoubleClick continues to own 10% of our common stock on a fully diluted basis, we must obtain DoubleClick's consent before we take specified actions such as issuing securities to any company that competes with DoubleClick and implementing any anti-takeover provision. DoubleClick has agreed to standstill provisions under which it would not acquire more than 45% ownership of ValueClick on a fully diluted basis for three years, but after that time it may acquire additional shares of our common stock. These standstill provisions would terminate upon the announcement or commencement of a tender or exchange offer to acquire shares of our common stock which would result in the offeror owning 50% or more of our common stock. Due to Doubleclick's ownership and contractual rights, we may be unable to prevent a sale of our company that DoubleClick favors, even if it is not favored by our other stockholders, and it may be difficult for our stockholders to receive a control premium in any sale of our company.

DOUBLECLICK MAY HAVE SIGNIFICANT INFLUENCE OVER OUR BOARD OF DIRECTORS.

    DoubleClick has designated two members of our board of directors. In addition, the holders of 31.1% of our outstanding common stock following the completion of this offering, or 30.7% if the underwriters' over-allotment option is exercised in full, have agreed to vote their shares in favor of a specified number of DoubleClick's nominees to our board of directors, depending on DoubleClick's percentage ownership of our common stock. If DoubleClick exercises its warrant in full, these stockholders have agreed to vote in favor of three DoubleClick nominees. Because DoubleClick provides Internet advertising services that compete with ours, conflicts of interest could arise for DoubleClick's representatives on our board of directors. We have not implemented specific policies with respect to these potential conflicts of interest, which could be resolved in a manner adverse to us.

DOUBLECLICK MAY BE ABLE TO PREVENT A TAKEOVER OF OUR COMPANY EVEN IF SUCH A TRANSACTION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    DoubleClick may be able to prevent or impede a change of control transaction that our other stockholders favor. DoubleClick will be our largest stockholder after this offering, and as long as it owns 10% of our common stock on a fully diluted basis, it will have the right to receive prior notice of, and will have the opportunity to respond to, a proposed sale of our company or an unsolicited offer to buy our company. These rights may discourage third-party offers for our company. See "The DoubleClick Investment" for more detailed information about DoubleClick's rights.

SYSTEM FAILURES COULD SIGNIFICANTLY DISRUPT OUR OPERATIONS, WHICH COULD CAUSE US TO LOSE CUSTOMERS OR ADVERTISING INVENTORY.

    Our success depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide our services to our customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process users' responses to advertisements, would reduce significantly the attractiveness of our solutions to advertisers and Web publishers. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

    Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. We lease server space in Los Angeles, California; Boca Raton, Florida; and Tokyo, Japan. Therefore, any of the above factors affecting the Los Angeles, Boca Raton or Tokyo areas would substantially harm our business. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future. Our data storage centers incorporate redundant systems, consisting of additional servers, but our primary system does not switch over to our backup system automatically. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

WE MAY EXPERIENCE CAPACITY CONSTRAINTS THAT COULD REDUCE OUR REVENUES.

    Our future success depends in part on the efficient performance of our software and technology, as well as the efficient performance of the systems of third parties. As the numbers of Web pages and Internet users increase, our services and infrastructure may not be able to grow to meet the demand. A sudden and unexpected increase in the volume of advertising delivered through our servers or in click rates could strain the capacity of the software or hardware that we have deployed. Any capacity constraints we experience could lead to slower response times or system failures and adversely affect the availability of advertisements, the number of advertising views delivered and the level of user responses received, which would harm our revenues. To the extent that we do not effectively address capacity constraints or system failures, our business, results of operations and financial condition could be harmed substantially. See "Business--Technology Platform" for more detailed information.

    We also depend on the Internet service providers, or ISPs, that provide consumers with access to the Web sites on which our customers' advertisements appear. Internet users have occasionally experienced difficulties connecting to the Web due to failures of their ISPs' systems. Any disruption in Internet access provided by ISPs or failures by ISPs to handle the higher volumes of traffic expected in the future could materially and adversely affect our revenues.

IT MAY BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

    Because we have a limited operating history, it may be difficult to evaluate our business and prospects. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early-stage companies in the rapidly-changing Internet market. These risks include our ability to:

    - maintain and increase our inventory of advertising space on Web sites;

    - maintain and increase the number of advertisers that use our products and services and offer banner advertisements that generate significant response rates;

    - continue to expand the number of products and services we offer and the capacity of our systems;

    - continue to increase the acceptance of the CPC pricing model; and

    - adapt to changes in Web advertisers' promotional needs and policies, and the technologies used to generate Web advertisements.

    If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

IT MAY BE DIFFICULT TO PREDICT OUR FINANCIAL PERFORMANCE BECAUSE OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

    Our revenues and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. Our results of operations may fall below the expectations of market analysts and investors in some future periods. If this happens, the market price of our common stock may fall.

    The factors that may affect our quarterly operating results include:

    - fluctuations in demand for our advertising solutions;

    - fluctuations in click rates;

    - fluctuations in the amount of available advertising space, or views, on Web sites in the ValueClick network;

    - the timing and amount of sales and marketing expenses incurred to attract new advertisers;

    - fluctuations in sales of different types of advertising, for example, the amount of advertising sold at higher rates rather than lower rates;

    - changes in our pricing policies, the pricing policies of our competitors or the pricing policies for advertising on the Internet generally;

    - timing differences at the end of each quarter between our payments to Web publishers for a given set of clicks and our collection of advertising revenue for those clicks; and

    - costs related to acquisitions of technology or businesses.

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter current or prospective advertisers' spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations and financial condition.

WE MAY EXPERIENCE SEASONAL FLUCTUATIONS IN OUR REVENUES.

    We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Additional seasonal patterns in Internet advertisers' spending may emerge as the industry matures.

OUR FUTURE REVENUES AND OPERATING RESULTS ARE DIFFICULT TO FORECAST AND MANY OF OUR EXPENSES ARE FIXED.

    Our current and future expense estimates are based, in large part, on our estimates of future revenues and on our investment plans. In particular, we plan to increase our operating expenses significantly in order to:

    - expand our sales and marketing operations;

    - enhance our technology and software solutions;

    - acquire additional advertising inventory;

    - enhance our advertising management platform; and

    - continue our international expansion.

Most of our expenses are fixed in the short term. We may be unable to reduce spending if our revenues are lower than expected. Any significant shortfall in revenues in relation to our expectations could materially and adversely affect our cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, OUR EXPENSES COULD INCREASE AND OUR MANAGEMENT'S TIME AND ATTENTION COULD BE DIVERTED.

    As we continue to increase the scope of our operations, we will need an effective planning and management process to implement our business plan successfully in the rapidly evolving Internet advertising market. Our business, results of operations and financial condition will be substantially harmed if we are unable to manage our expanding operations effectively. We commenced operations, through joint ventures, in Japan in March 1998 and the United Kingdom in August 1999. We have grown from six employees in July 1998 to 60 full- and part-time employees domestically in February 2000 and have grown to 32 full- and part-time employees in Japan and four full- and part-time employees in Europe in February 2000. We plan to continue to expand our sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on our management systems and resources. We have recently implemented a new financial reporting system and expect that we will need to continue to improve our financial and managerial controls and our reporting systems and procedures. In addition, we will need to expand, train and manage our work force. Our failure to manage our growth effectively could increase our expenses and divert management's time and attention.

IF WE DO NOT SUCCESSFULLY DEVELOP OUR INTERNATIONAL STRATEGY, OUR REVENUES AND CASH FLOWS AND THE GROWTH OF OUR BUSINESS COULD BE HARMED.

    We initiated operations, through joint ventures, in Japan in March 1998, and in the United Kingdom in August 1999, and we expect to commence operations in other selected international markets in 2000. For the year ended December 31, 1999, international sales represented 14% of our revenues, on a pro forma basis. Our Japanese operation subjects us to foreign currency exchange risks as it denominates its transactions in Japanese Yen. We currently do not utilize hedging instruments to mitigate foreign exchange risks. Our international expansion will subject us to additional foreign currency exchange risks and will require management attention and resources. We expect to pursue expansion through a number of international alliances and to rely extensively on these business partners initially to conduct operations, establish local networks, register Web sites as affiliates and coordinate sales and marketing efforts. Our success in these markets will depend on the success of our business partners and their willingness to dedicate sufficient resources to our relationships. We cannot assure you that we will be successful in our efforts overseas. International operations are subject to other inherent risks, including:

    - the impact of recessions in economies outside the United States;

    - changes in and differences between regulatory requirements, domestic and foreign;

    - export restrictions, including export controls relating to encryption technologies;

    - reduced protection for intellectual property rights in some countries;

    - potentially adverse tax consequences;

    - difficulties and costs of staffing and managing foreign operations;

    - political and economic instability;

    - tariffs and other trade barriers; and

    - seasonal reductions in business activity.

    Our failure to address these risks adequately could materially and adversely affect our business, results of operations and financial condition.

                         RISKS RELATED TO OUR INDUSTRY

OUR REVENUE GROWTH DEPENDS ON THE CONTINUED GROWTH OF INTERNET USAGE AND INFRASTRUCTURE.

    Our business and financial results depend on continued growth in the use of the Internet. Internet usage may be inhibited for a number of reasons, such as:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; and

    - unavailability of cost-effective, high-speed service.

    If Internet usage grows, its infrastructure may not be able to support the demands placed on it and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure, and as a result of sabotage, such as the recent electronic attacks designed to interrupt service on many Web sites. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support its growth, our revenues could be materially and adversely affected.

OUR LONG-TERM SUCCESS MAY DEPEND ON THE DEVELOPMENT OF E-COMMERCE BECAUSE MANY OF OUR CUSTOMERS' ADVERTISEMENTS RELATE TO ONLINE PURCHASING.

    Because many of our customers' advertisements encourage online purchasing, our long-term success may depend in part on the growth and market acceptance of e-commerce. Our business would be adversely affected if the growth or acceptance of e-commerce does not develop, or develops more slowly than expected. A number of factors outside of our control could hinder the development of e-commerce, including the following:

    - the network infrastructure necessary for substantial growth in Internet usage may not develop adequately or its performance and reliability may decline;

    - insufficient availability of telecommunication services or changes in telecommunication services could result in inconsistent quality of service or slower response times on the Internet; and

    - negative publicity and consumer concern surrounding the security of e-commerce could impede its acceptance and growth.

In particular, any well-publicized compromise of security involving Web-based transactions could deter people from purchasing items on the Internet, clicking on advertisements, or using the Internet generally, any of which could cause us to lose customers and advertising inventory and could materially, adversely effect our revenues.

INCREASED GOVERNMENT REGULATION COULD DECREASE DEMAND FOR OUR SERVICES AND INCREASE OUR COSTS OF DOING BUSINESS.

    Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and adversely affect the demand for our advertising solutions or otherwise harm our business, results of operations and financial condition. Recently, the United States Congress enacted Internet legislation regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted, and may address issues such as user privacy, pricing, acceptable content, taxation and quality of products and services. This legislation could hinder growth in the use of the Web generally and decrease the acceptance of the Web as a communications, commercial and advertising medium. In addition, the growing use of the Web has burdened the existing telecommunications infrastructure and has, at times, caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate and impose fees on ISPs and online service providers in a manner similar to long distance carriers.

    Due to the global nature of the Web, it is possible that, although our transmissions currently originate in California, Florida and Japan, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

CHANGES IN LAWS AND STANDARDS RELATING TO DATA COLLECTION AND USE PRACTICES AND THE PRIVACY OF INTERNET USERS AND OTHER INDIVIDUALS COULD HARM OUR BUSINESS.


    Recently, growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal and state scrutiny and legislative and regulatory activity concerning data collection and use practices. Various federal and state governments and agencies have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that limits the collection and use of information regarding Internet users in Europe. In addition to government activity, a number of industry and privacy advocacy groups are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, may impact us adversely.


    Although our compliance with applicable federal and state laws, regulations and industry guidelines has not had a material adverse effect on us, governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting us and our clients. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, we cannot yet determine the impact these regulations may have on our business. However, these regulations and guidelines could materially and adversely affect our business. For additional information and risks concerning our use of information about Internet users, see "Risk Factors--If the use of the technology we currently use to target the delivery of banners and to prevent fraud on our network is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory."

WE MAY BE LIABLE FOR CONTENT DISPLAYED ON THE WEB SITES OF OUR PUBLISHERS WHICH COULD INCREASE OUR EXPENSES.

    We may be liable to third parties for content in the advertising we deliver if the artwork, text or other content involved violates copyright, trademark, or other intellectual property rights of third parties or if the content is defamatory. Any claims or counterclaims could be time-consuming, result in costly litigation or divert management's attention.

THE YEAR 2000 PROBLEM COULD CAUSE SIGNIFICANT HARM TO OUR OPERATIONS.

    Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. To date, our computer systems are functioning normally and our compliance and remediation efforts leading up to 2000 have been effective to prevent any problems. However, computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties could disrupt our ability to deliver advertisements to our Web publishers the ability of Web users to click to our advertisers.

                         RISKS RELATED TO THIS OFFERING

VIRTUALLY ALL OF OUR SHARES WILL BE ELIGIBLE FOR SALE SHORTLY AFTER THIS OFFERING, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE.

    If our stockholders sell substantial amounts of common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of March 13, 2000, upon completion of this offering, we will have 27,912,536 shares of common stock outstanding. Of these shares, the 4,000,000 shares being offered hereby will be freely tradable and the remaining shares will become eligible for sale in the public market at various times after the date of this prospectus pursuant to Rule 144. All of these remaining shares are subject to contractual restrictions with the underwriters that prevent them from being sold until 180 days after the date of this prospectus without the consent of Goldman, Sachs & Co.

    In addition, upon the effective date of this offering, we expect to register for sale 4,000,000 shares of common stock reserved for issuance under the 1999 Stock Option Plan. As of

March 13, 2000, options to purchase 2,849,337 shares of common stock were outstanding. Shares acquired upon exercise of these options will be eligible for sale in the public market from time to time subject to vesting and the 180-day lockup restrictions that apply to the outstanding stock. The exercise price of all of these stock options is lower than the expected initial public offering price of our common stock. DoubleClick will also have the right to require us to register the shares of our common stock that it acquired in February 2000 or pursuant to the exercise of its warrant. The sale of a significant number of these shares could cause the price of our common stock to decline. See "Shares Eligible for Future Sale" for more detailed information.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE.

    Prior to this offering, there has been no public market for our common stock. Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The initial public offering price for the shares will be determined by us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

    - actual or anticipated fluctuations in our results of operations;

    - changes in securities analysts' expectations, or our failure to meet those expectations;

    - announcements of technological innovations;

    - introduction of new services by us or our competitors;

    - developments with respect to intellectual property rights;

    - conditions and trends in the Internet and other technology industries; and

    - general market conditions.

    In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. In the past, these broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business and operating results.

DELAWARE LAW CONTAINS ANTI-TAKEOVER PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN IF SUCH TRANSACTIONS WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    Provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of ValueClick and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of ValueClick's outstanding voting stock from acquiring ValueClick without the Board's consent for at least three years from the date they first hold 15% or more of the voting stock. DoubleClick is not subject to this provision of Delaware law with respect to its investment in ValueClick. See "Description of Capital Stock--Delaware Anti-Takeover Law" for more detailed information.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding "Risk Factors" section and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use, e-commerce and Internet advertising. You should not place undue reliance on these forward-looking statements.

    In evaluating our business, prospective investors should consider carefully the factors presented in the "Risk Factors" section and the other information contained in this prospectus.

                                USE OF PROCEEDS


    The net proceeds to us from the sale of the 4,000,000 shares being offered by us at an assumed initial public offering price of $19.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be $69.5 million, or $75.0 million if the underwriters' over-allotment option is exercised in full. We expect to use the net proceeds of the offering for general corporate purposes, including expansion of sales and marketing activities, enhancement of our technology, possible acquisitions and international expansions. As of the date of this prospectus, we have not allocated any specific amount of proceeds for these purposes. However, we presently anticipate that we will spend between $5 million and $10 million in sales and marketing expenses during the year ending December 31, 2000 to promote our brand and attract Web publishers and Internet advertisers. We further anticipate that we will spend between $5 million and $8 million on capital expenditures associated with technology and system upgrades. We anticipate that we will spend between $10 million and $15 million on international expansions. The remainder of the net proceeds will be used for general corporate purposes, working capital and possible acquisitions of complementary technologies or businesses. This allocation is only an estimate and we will have broad discretion to adjust it as necessary to address our operational needs in the future. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

    We currently anticipate that we will retain any future earnings for use in our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition and capital requirements. Our loan agreement with Silicon Valley Bank prohibits us from paying cash dividends without the bank's consent.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of December 31, 1999
(a) on an actual basis, (b) on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering and the issuance of 7,878,562 shares of our common stock and a warrant upon the closing of the DoubleClick investment on February 28, 2000 for proceeds comprised of $10.0 million cash and DoubleClick common stock valued at $85.8 million, and (c) the pro forma information on an as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $19.00 per common share. The table does not include:


    - shares issuable to DoubleClick under a warrant entitling DoubleClick to buy enough shares to result in DoubleClick owning 45% of our common stock on a fully-diluted basis; and

    - outstanding options to acquire 2,847,820 shares of our common stock as of December 31, 1999 with a weighted average exercise price of $1.20 per share.


                                                                      DECEMBER 31, 1999
                                                           ---------------------------------------
                                                                                        PRO FORMA
                                                            ACTUAL      PRO FORMA      AS ADJUSTED
                                                           --------   --------------   -----------
                                                                      (IN THOUSANDS)

Cash and cash equivalents................................  $ 2,129       $ 12,129       $ 81,609
                                                           =======       ========       ========
Investment in DoubleClick common stock...................       --         85,796         85,796
                                                           =======       ========       ========
Note payable, long term portion..........................       20             20             20

Stockholders' equity
  Preferred stock, $0.001 par value; 20,000,000 shares
    authorized:
    Series A convertible preferred stock, 297,132 shares
      authorized; 297,132 shares issued and outstanding,
      actual; no shares issued and outstanding, pro forma
      and pro forma as adjusted..........................       --             --             --
    Series B convertible preferred stock, 1,047,804
      shares authorized; 1,047,804 shares issued and
      outstanding, actual; no shares issued and
      outstanding, pro forma and pro forma as adjusted...        1             --             --
    Series C convertible preferred stock, 1,400,000
      shares authorized; 1,301,850 shares issued and
      outstanding, actual; no shares issued and
      outstanding, pro forma and pro forma as adjusted...        1             --             --
  Common stock, $0.001 par value; 100,000,000 shares
    authorized; 10,241,920 shares issued and outstanding,
    actual; 23,414,054 shares issued and outstanding, pro
    forma; 27,414,054 shares issued and outstanding, pro
    forma as adjusted....................................       10             23             27
Additional paid in capital...............................   17,585        113,370        182,846
Deferred stock compensation..............................   (5,678)        (5,678)        (5,678)
Cumulative foreign currency translation adjustment.......      (30)           (30)           (30)
Accumulated deficit......................................   (2,489)        (2,489)        (2,489)
                                                           -------       --------       --------
  Total stockholders' equity.............................    9,400        105,196        174,676
                                                           -------       --------       --------

      Total capitalization...............................  $ 9,420       $105,216       $174,696
                                                           =======       ========       ========

                                    DILUTION


    Our pro forma net tangible book value as of December 31, 1999, after giving effect to the issuance of 7,878,562 shares of our common stock and a warrant upon closing of the DoubleClick investment on February 28, 2000 for proceeds comprised of $10.0 million in cash and DoubleClick common stock valued at $85.8 million, was approximately $101.3 million or $4.33 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding as of December 31, 1999 after giving effect to the automatic conversion of all outstanding shares of preferred stock upon the closing of this offering. After giving effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $19.00 per common share after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been $5.42 per share of common stock. This represents an immediate increase in net tangible book value of $1.09 per common share to existing stockholders and an immediate dilution of $13.58 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $19.00
  Pro forma net tangible book value per share before the
    offering................................................    4.33
  Increase attributable to new investors....................    1.09
                                                               -----
Pro forma net tangible book value after the offering........                5.42
                                                                          ------
Dilution per share to new investors.........................              $13.58
                                                                          ======



    The following table summarizes on a pro forma basis, as of December 31, 1999, the differences between our existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per common share paid. The existing stockholder amounts include the shares and warrant issued in connection with the DoubleClick Investment.



                                                              TOTAL
                               SHARES PURCHASED           CONSIDERATION
                            ----------------------   ------------------------   AVERAGE PRICE
                              NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                            -----------   --------   -------------   --------   -------------
Existing stockholders
  (1).....................   23,414,054     85.4%    $104,234,120      57.8%        $ 4.16
New investors.............    4,000,000     14.6       76,000,000      42.2         $19.00
                            -----------     ----     ------------      ----
    Totals................   27,414,054      100%    $180,234,120       100%        $ 6.57
                            ===========     ====     ============      ====


    The foregoing table assumes no exercise of the underwriters' over-allotment option or issuance of shares underlying outstanding options. As of December 31, 1999, options to purchase 2,847,820 shares of common stock were outstanding at a weighted average exercise price of $1.20 per share. To the extent that these options are exercised, new investors will experience further dilution. See "Description of Capital Stock" and Notes 1 and 7 of the notes to our Consolidated Financial Statements for more information on our capital stock and further dilution you may experience.

    The foregoing table also does not include the shares that may be issued upon exercise of the common stock purchase warrant issued to DoubleClick which allows DoubleClick to purchase shares of our common stock at $21.76 per share. Under the warrant, DoubleClick may purchase a number of shares which, when added to the 7,878,562 shares of common stock purchased by DoubleClick at the closing of DoubleClick investment and any other shares it subsequently purchased, would give DoubleClick 45% of our outstanding common stock on a fully-diluted basis. The warrant expires 15 months following the closing of the initial DoubleClick investment and if exercised, could result in further dilution to new investors.

------------------------

(1) If the underwriters' over-allotment option is exercised in full, sales by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 23,129,054 or approximately 78% of total shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below should be read in conjunction with the financial statements, the notes to the consolidated financial statements and the other information contained in this prospectus. The selected balance sheet data as of December 31, 1997 and statement of operations data for the period July 1, 1997 through December 31, 1997 and the four months ended April 30, 1998 have been derived from the audited financial statements of the ValueClick line of business of Web-Ignite Corporation appearing elsewhere in this prospectus. The selected balance sheet data as of December 31, 1998 and 1999 and the selected statement of operations data for the period from May 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, have been derived from the audited financial statements of ValueClick, Inc. appearing elsewhere in this prospectus. The combined historical selected financial data for the year ended December 31, 1998 reflect the combined selected financial data of ValueClick, Inc. for the period May 1, 1998 through December 31, 1998 and the ValueClick line of business of Web-Ignite Corporation for the four months ended April 30, 1998.

    The unaudited pro forma selected statement of operations data for the year ended December 31, 1999 have been derived from the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this prospectus.

                                              VALUECLICK LINE OF BUSINESS
                                               OF WEB-IGNITE CORPORATION               VALUECLICK, INC.
                                             ------------------------------   -----------------------------------
                                                                               PERIOD FROM
                                              PERIOD FROM                      MAY 1, 1998
                                             JULY 1, 1997     FOUR MONTHS      (INCEPTION)           YEAR
                                                THROUGH          ENDED           THROUGH             ENDED
                                             DECEMBER 31,      APRIL 30,      DECEMBER 31,       DECEMBER 31,
                                                 1997             1998            1998               1999
                                             -------------   --------------   -------------   -------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................    $    122         $    253        $  2,053           $ 20,288
Cost of revenues...........................          37               88           1,105             10,157
                                               --------         --------        --------           --------
  Gross profit.............................          85              165             948             10,131
Operating expenses:
  Sales and marketing......................          --               --             516              2,866
  General and administrative...............         116              134             404              3,825
  Product development......................          --               --             155              1,100
  Stock-based compensation.................          --               --              61              3,506
  Amortization of intangibles and acquired
    software...............................          --               --              33                401
                                               --------         --------        --------           --------
    Total operating expenses...............         116              134           1,169             11,698
                                               --------         --------        --------           --------
  (Loss) income from operations............         (31)              31            (221)            (1,567)
Equity in loss of ValueClick Japan.........          --               --              (9)               (64)
Interest and other income, net.............          --               --               8                 45
                                               --------         --------        --------           --------
  Loss before income taxes and minority
    interest...............................         (31)              31            (222)            (1,586)
Provision for income taxes.................          --               --              --                897
                                               --------         --------        --------           --------
Net (loss) income before minority
  interest.................................         (31)              31            (222)            (2,483)
Minority interest in ValueClick Japan......          --               --              --                 (6)
                                               --------         --------        --------           --------
    Net (loss) income......................    $    (31)        $     31        $   (222)          $ (2,489)
                                               ========         ========        ========           ========
    Net loss per common share:
      Basic and diluted(1).................          --               --        $  (0.02)          $  (0.26)
      Shares used to calculate basic and
        diluted(1).........................          --               --           9,912              9,687

                                                                                  UNAUDITED
                                                                                  PRO FORMA
                                                                COMBINED         CONSOLIDATED
                                                              HISTORICAL(3)   ------------------
                                                              -------------          YEAR
                                                               YEAR ENDED           ENDED
                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1998               1999
                                                              -------------   ------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................    $  2,306           $ 21,081
Cost of revenues............................................       1,193             10,623
                                                                --------           --------
Gross profit................................................       1,113             10,458

Operating expenses:
  Sales and marketing.......................................         516              3,036
  General and administrative................................         538              4,185
  Product development.......................................         155              1,100
  Stock-based compensation..................................          61              3,506
  Amortization of intangibles and acquired software.........          33                892
                                                                --------           --------
    Total operating expenses................................       1,303             12,719
                                                                --------           --------
  Loss from operations......................................        (190)            (2,261)
Equity in loss of ValueClick Japan..........................          (9)                --
Interest income, net........................................           8                 45
                                                                --------           --------
  Loss before income taxes and minority interest............        (191)            (2,216)
Provision for income taxes..................................          --                897
                                                                --------           --------
Net loss before minority interest...........................        (191)            (3,113)
Minority interest in ValueClick Japan.......................          --                 59
                                                                --------           --------
    Net loss................................................    $   (191)          $ (3,054)
                                                                ========           ========
    Net loss per common share:
      Basic and diluted(1)..................................          --                 --
      Weighted average shares used to calculate basic and
        diluted(1)..........................................          --                 --
      Pro forma basic and diluted(2)........................          --           $  (0.21)
      Weighted average shares used in pro forma basic and
        diluted(2)..........................................          --             14,634

                                                                    AS OF                AS OF
                                                              DECEMBER 31, 1998    DECEMBER 31, 1999
BALANCE SHEET DATA:                                           ------------------   ------------------
  Cash and cash equivalents.................................        $  262              $ 2,129
  Working capital...........................................           454                4,929
  Total assets..............................................         1,323               14,973
  Deferred stock compensation...............................            --               (5,678)
  Total stockholders' equity................................           765                9,400

--------------------------

1. See Notes 1 and 9 of Notes to Consolidated Financial Statements for determination of shares used in computing basic and diluted net loss per common share.

2. Pro forma to give effect to the automatic conversion of all issued and outstanding shares of preferred stock into 5,293,572 shares of common stock, but not giving effect to the exercise of outstanding options to purchase 2,847,820 shares of common stock nor the vesting 361,483 restricted shares of common stock as of December 31, 1999.

3.  The combined historical statement of operations for the year ended
    December 31, 1998 reflects the combined results of our operations for the period from May 1, 1998 through December 31, 1998 and the ValueClick line of business of Web-Ignite for the four months ended April 30, 1998.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND OUR RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR ANTICIPATED RESULTS INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We focus on a performance-based Internet advertising solution, known as cost-per-click or CPC, in which an advertiser only pays us, and we in turn only pay a Web publisher, when an Internet user clicks on an advertiser's banner advertisement. We provide our advertising customers, primarily e-commerce and direct marketing companies, an Internet advertising alternative to the cost-per-thousand-impressions, or CPM, model, in which advertisers pay whenever their banner ads are displayed. Our solution provides publishers of over 10,600 small- to medium-sized Web sites the opportunity to generate advertising revenues. We also provide publishers of large Web sites the ability to capture incremental revenues from their unsold advertising inventory.

    Our Internet advertising business began in July 1997, as a line of business within Web-Ignite Corporation. In May 1998, the Internet advertising business of Web-Ignite was transferred to ValueClick, LLC, a newly-formed California limited liability company controlled by Web-Ignite's sole stockholder. On December 31, 1998, ValueClick, LLC reorganized as ValueClick, Inc., a Delaware corporation. See "Related Party Transactions" for more detailed information.

    We generate revenues by delivering banner advertisements to Web sites in the ValueClick network. Pricing of our advertising is on a cost-per-click basis and varies depending on whether advertising is delivered across our entire network or across targeted categories within our network. At this time, over 95% of our revenues are derived from banner advertising delivered across our entire network. We sell our services through our sales and marketing staff located in Carpinteria, California; New York, New York; Tokyo, Japan and London, England. The advertisements we deliver are sold under short-term agreements that are subject to cancellation. Revenues are recognized in the month that clicks on delivered banner advertisements occur, provided that no significant obligations on our part remain and collection of the related receivable is probable. To date, our agreements have not required a guaranteed minimum number of clicks. We pay each Web site in the ValueClick network a price-per-click, which is based upon the volume of clicks delivered by the Web site in a given month. These payments made to Web publishers are included in the cost of revenues. Our agreements with Web publishers are also subject to cancellation.

    We expect to generate most of our revenues in the foreseeable future from Internet banner advertising. Our ten largest advertisers accounted for 77% of our revenues for the period from May 1, 1998 (inception) through December 31, 1998 and 38% of our revenues for the year ended December 31, 1999. One advertiser, Microsoft, accounted for 23% of our revenues for the period from May 1, 1998 (inception) through December 31, 1998. For the year ended
December 31, 1999, no single advertiser accounted for more than 10% of our revenues and no Web site contributed more than 10% of our advertising inventory, as measured by the number of clicks generated by each Web site in the ValueClick network.

    In light of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. We expect to increase significantly our operating expenses in order to expand our sales and marketing operations, to enhance our network technologies and to continue our international expansion.

VALUECLICK JAPAN

    In November 1998, we entered into a license agreement with ValueClick Japan which was superceded by a new license agreement in December 1999. Under this agreement, we granted ValueClick Japan an exclusive license to use our trademarks, copyrights and ad tracking and serving technology in connection with the delivery of advertisements to Japanese language Web sites targeting users located in Japan. In exchange for this license, ValueClick Japan pays us a monthly fee of $3,500. This agreement may be terminated by either party on 30 days' notice if the other party ceases to do business, materially breaches any term or condition of the agreement or is subject to bankruptcy or similar proceedings. ValueClick Japan may terminate this agreement at any time upon 90 days prior written notice. In addition, we may terminate the agreement immediately if Valueclick Japan:

    - fails to pay the monthly fee due under the agreement,

    - modifies or removes any intellectual property notices included in the technology,

    - contests our ownership of the intellectual property subject to the license,

    - breaches its confidentiality obligations under the license agreement, or

    - fails to meet quality control standards specified in the license agreement.

    Prior to August 6, 1999, we had a 32% ownership interest in ValueClick Japan, which was accounted for using the equity method of accounting. On August 6, 1999, we purchased an additional 22% of ValueClick Japan stock in exchange for 320,000 shares of our common stock valued at $12.96 per share, giving us a 54% ownership interest in ValueClick Japan. We account for our interest in ValueClick Japan on a consolidated basis for financial reporting purposes. The acquisition was accounted for using the purchase method. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed, to the extent acquired by us. The remaining portion of the ValueClick Japan assets and liabilities was recorded at the historical cost basis of the minority stockholders. The purchase price allocation indicates additional intangible assets, comprised of goodwill, totaling $4.2 million, which will be amortized on a straight-line basis over an estimated life of five years. In January 2000 we agreed to purchase an additional 3.4% of ValueClick Japan stock in exchange for 48,836 shares of our common stock valued at approximately $633,000, which would give us a 57.4% ownership interest in ValueClick Japan.

    ValueClick Japan recently took steps to commence the initial public offering of its stock on a new section of the Tokyo Stock Exchange for emerging growth companies. We anticipate that in the event of an initial public offering of ValueClick Japan's stock, we would continue to own in excess of 50% of the outstanding stock of ValueClick Japan and would continue to account for our interest on a consolidated basis for financial reporting purposes. We cannot predict when any initial public offering by ValueClick Japan would be completed or the likelihood of its success.

    See "Unaudited Pro Forma Condensed Consolidated Financial Statements" on pages F-22 through F-25 for more information on the consolidation of ValueClick Japan with our domestic operations.

DOUBLECLICK INVESTMENT

    On February 28, 2000, we consummated an investment in our company by DoubleClick, a provider of Internet advertising solutions. DoubleClick acquired 7,878,562 shares of our common stock for an estimated purchase price of $12.16 per share, $10.0 million of which was paid in cash and the remainder of which was paid in 732,860 shares of DoubleClick common stock. The shares of DoubleClick common stock were valued at $85.8 million for accounting purposes based on an average price of $117.07 per share for the public announcement date of January 13, 2000 and the five trading days before and after that date. Under the agreement we also granted a warrant to

DoubleClick to acquire additional shares of our common stock at $21.76 per share payable in DoubleClick common stock. This warrant would be exercisable for that number of shares that would result in DoubleClick owning 45% of our outstanding common stock on a fully-diluted basis. The warrant is exercisable for the 15 month period commencing February 28, 2000. The per share consideration we received in exchange for the common stock and warrant that we issued to DoubleClick was determined based on the fair value of our common stock in arms' length negotiations with DoubleClick and as such is recorded at the issuance price. See "DoubleClick Investment."

RESULTS OF OPERATIONS

    The following table sets forth statement of operations data for the periods indicated as a percentage of revenues:

                                              PERIOD FROM
                                              MAY 1, 1998         COMBINED
                                              (INCEPTION)      HISTORICAL(1)
                                                THROUGH      ------------------     YEAR ENDED
                                             DECEMBER 31,        YEAR ENDED        DECEMBER 31,
                                                 1998        DECEMBER 31, 1998         1999
                                             -------------   ------------------   --------------
Revenues...................................       100%               100%              100%
Costs of revenues..........................        54                 52                50
                                                  ---               ----               ---

Gross profit...............................        46                 48                50
Operating expenses:
  Sales and marketing......................        25                 22                14
  General and administrative...............        20                 23                19
  Product development......................         8                  7                 6
  Stock-based compensation.................         3                  3                17
  Amortization of intangibles and acquired
    software...............................         1                  1                 2
                                                  ---               ----               ---

    Total operating expenses...............        57                 56                58
                                                  ---               ----               ---
  Loss from operations.....................       (11)                (8)               (8)
Equity in loss of ValueClick Japan.........        --                 --                --
Interest income, net.......................        --                 --                --
                                                  ---               ----               ---
  Loss before income taxes and minority
    interest...............................       (11)                (8)               (8)
Provision for income taxes.................        --                 --                (4)
                                                  ---               ----               ---
Net loss before minority interest..........       (11)                (8)              (12)
Minority interest in ValueClick Japan......        --                 --                --
    Net loss...............................       (11)%               (8)%             (12)%
                                                  ===               ====               ===

------------------------------

(1) The combined historical statement of operations for the year ended
    December 31, 1998 reflects the combined results of our operations for the period from May 1, 1998 through December 31, 1998 and the ValueClick line of business of Web-Ignite for the four months ended April 30, 1998.

REVENUES

    Our revenues are derived primarily from the sale of clicks on banner advertisements delivered through the ValueClick network. We charge each advertiser an amount based on the number of times users click on the advertiser's banner ad. The ValueClick line of business of Web-Ignite Corporation had revenues of $122,000 for the period of July 1, 1997 (inception of line of business) through December 31, 1997 and revenues of $253,000 for the four months ended April 30, 1998.

We had revenues of $2.1 million for the period from May 1, 1998 (inception) through December 31, 1998. Our revenues were $20.3 million for the year ended December 31, 1999 as compared to $2.3 million for the combined historical year ended December 31, 1998. The increase in revenues over these periods was due to the growth of the ValueClick network and our ability to serve a larger advertiser customer base.

COST OF REVENUES

    Cost of revenues consists primarily of amounts we pay to Web sites on the ValueClick network. We pay these Web sites on a cost-per-click basis. Cost of revenues also includes depreciation costs of the advertising delivery system and Internet access costs. The ValueClick line of business of Web-Ignite Corporation had cost of revenues of $37,000 for the period of July 1, 1997 (inception of line of business) through December 31, 1997 and a cost of revenues of $88,000 for the four months ended April 30, 1998. Our cost of revenues was $1.1 million for the period from May 1, 1998 (inception) through December 31, 1998. For the year ended December 31, 1999 our cost of revenues was $10.2 million compared to $1.2 million for the combined historical year ended December 31, 1998. The increase in cost of revenues over these periods was directly attributable to the increased delivery of banner advertisements and clicks on banner advertisements.

SALES AND MARKETING

    Sales and marketing expenses consist primarily of compensation (including commissions), travel, advertising, trade show costs and costs of marketing materials. Our sales and marketing expenses were $516,000 for the period from May 1, 1998 (inception) through December 31, 1998. For the year ended
December 31, 1999 our sales and marketing expenses were $2.9 million compared to $516,000 for the combined historical year ended December 31, 1998. The
$2.4 million increase in sales and marketing expense was primarily due to the addition of 28 sales and marketing personnel, and to increased advertising, public relations and other sales and marketing activities. We expect sales and marketing expenses to continue to increase in future periods as we hire additional personnel in sales and marketing, open additional sales offices in major domestic markets, expand into international markets and continue to promote our advertising solutions.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses consist primarily of compensation and professional service fees. The ValueClick line of business of Web-Ignite Corporation had general and administrative expenses of $116,000 for the period from July 1, 1997 (inception of line of business) through December 31, 1997 and general and administrative expenses of $134,000 for the four months ended
April 30, 1998. We had general and administrative expenses of $404,000 for the period from May 1, 1998 (inception) through December 31, 1998. For the year ended December 31, 1999 we had general and administrative expenses of $3.8 million compared to $538,000 for the combined historical year ended December 31, 1998. The $3.3 million increase in 1999 was primarily attributable to the addition of 19 executive and administrative employees. In addition, we increased our allowance for doubtful accounts by $636,000 as a result of the significant growth in our revenue and accounts receivable and our limited historical collection experience. We anticipate our allowance for doubtful accounts will decline as a percentage of revenues in the future as the current level of allowance is anticipated to be adequate to cover our anticipated losses from uncollectible receivables. We also have incurred related expenses associated with hiring additional personnel, expanding our corporate offices to accommodate our increased personnel and other professional service expenses that were not incurred in 1998. We expect general and administrative expenses to increase in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.

PRODUCT DEVELOPMENT

    Product development costs include expenses for the development of new technologies designed to enhance the performance of our service, including the salaries and related expenses for our software engineering department, as well as costs for contracted services and supplies. To date, all product development costs have been expensed as incurred. We had product development expenses of $155,000 for the period from May 1, 1998 (inception) through December 31, 1998. For the year ended December 31, 1999, we had product development expenses of $1.1 million compared to $155,000 on a combined historical basis for the year ended December 31, 1998. The increase was primarily attributable to the hiring of 20 additional engineers and support personnel. We believe that continued investment in product development is critical to attaining our strategic objectives and, as a result, we expect product development expenses to increase in future periods.

STOCK-BASED COMPENSATION

    In connection with the grant of stock options to employees and the imposition of restrictions on common shares held by certain founding employees, during the year ended December 31, 1999, we recorded a deferred compensation balance of approximately $8.6 million. This deferred compensation represented the difference between the deemed fair value of our common stock for financial accounting purposes and the exercise price of these options at the date of grant or the purchase price of these restricted shares at the date of issuance, resulting in an expense charge of $2.9 million for the year ended December 31, 1999 related to amortization of this deferred compensation. Deferred compensation is presented as a reduction of stockholders' equity and amortized over the vesting period of applicable options or restricted shares which is generally four years. Stock-based compensation for the year ended December 31, 1999 also included a charge of approximately $563,000 related to the issuance of stock and stock options to non-employees for services provided.

    Annual amortization of deferred stock compensation for options and restricted shares granted as of December 31, 1999 is estimated to be approximately $3.5 million for the year ending December 31, 2000, $1.4 million for the year ending December 31, 2001, $609,000 for the year ending
December 31, 2002, and $164,000 for the year ending December 31, 2003. In addition, employees have options that have accelerated vesting upon a change of control of ValueClick, including the closing of this offering or the transfer of ownership of 50% or more of our stock. Assuming the closing of this offering by April 30, 2000, we believe that the amortization of deferred stock compensation for the years listed above would not be significantly different than the amounts presented above.

AMORTIZATION OF INTANGIBLES AND ACQUIRED SOFTWARE

    Amortization of intangibles and acquired software represents principally the amortization of acquired software purchased from a founding stockholder in May 1998 and amortization of goodwill created as a result of the acquisition of a majority interest in ValueClick Japan in August 1999.

EQUITY IN LOSS OF VALUECLICK JAPAN

    Equity in loss of ValueClick Japan increased from $9,000 for the period from May 1, 1998 (inception) through December 31, 1998 to $64,000 for the year ended December 31, 1999. The loss is primarily a result of the increase in operating expenses required to grow the ValueClick Japan business, which began full operation in November 1998.

INTEREST AND OTHER INCOME (EXPENSE), NET

    Interest and other income principally consists of interest earned on our cash and cash equivalents and is net of interest paid on debt obligations. Interest income was $8,000 for the period from May 1, 1998 (inception) through December 31, 1998 and $46,000 for the year ended December 31, 1999. Interest expense was $0 for the period from May 1, 1998 (inception) through December 31, 1998 and $1,000 for the year ended December 31, 1999.

INCOME TAXES

    For the period from May 1, 1998 (inception) through December 31, 1998, we were a limited liability company, or LLC, and as such, were subject to the provisions of Subchapter K of the Internal Revenue Code. Under those provisions, we did not pay Federal income taxes on any taxable income. Instead, the members of the LLC were liable for individual Federal income taxes on our taxable income. Upon conversion to a C-corporation on December 31, 1998, we commenced using the asset and liability method of accounting for income taxes. Our conversion from an LLC to a C-corporation did not have a material impact on our financial position or results of operations. Following the conversion, we have been operating as a C-corporation and are subject to Federal and state income taxes. For the year ended December 31, 1999, our provision for Federal and state income taxes amounted to $897,000. No provision has been recorded for the combined historical year ended December 31, 1998 as the predecessor entity was taxed as an S-corporation and we were taxed as an LLC.

QUARTERLY RESULTS OF OPERATIONS

    The following tables sets forth unaudited quarterly statement of operations data and the percentages of revenue for each of the quarters of 1998 and 1999. The unaudited combined historical statement of operations for the three months ended March 31, 1998 and June 30, 1998 reflect the combined results of operations of the ValueClick line of business of Web-Ignite for the three months ended March 31, 1998 and ValueClick for the period from May 1, 1998 through June 30, 1998 and the ValueClick line of business of Web-Ignite for the one month ended April 30, 1998. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited financial statements and the notes to the financial statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                      COMBINED
                                     HISTORICAL
                                      QUARTER
                                       ENDED                                          QUARTER ENDED
                               ----------------------   -------------------------------------------------------------------------
                               MARCH 31,    JUNE 30,      SEPT. 30,      DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,
                                  1998        1998           1998          1998        1999        1999        1999        1999
                               ----------   ---------   --------------   --------   ----------   ---------   ---------   --------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues...................     $207        $ 243         $ 588         $1,268      $1,968      $2,899      $5,726     $ 9,695
  Cost of revenues...........       74          107           247            765       1,087       1,348       2,830       4,892
                                  ----        -----         -----         ------      ------      ------      ------     -------
    Gross profit.............      133          136           341            503         881       1,551       2,896       4,803
                                  ----        -----         -----         ------      ------      ------      ------     -------
  Operating expenses:
    Sales and marketing......       --           55           178            283         257         391         819       1,399
    General and
      administrative.........      101          108           127            202         342         612       1,125       1,746
    Product development......       --           15            70             70         108         213         266         513
    Stock-based
      compensation...........       --           61            --             --          33         441       1,003       2,029
    Amortization of
      intangibles and
      acquired software......       --            7            13             13          13          13         160         215
                                  ----        -----         -----         ------      ------      ------      ------     -------
      Total operating
        expenses.............      101          246           388            568         753       1,670       3,373       5,902
                                  ----        -----         -----         ------      ------      ------      ------     -------
  Income (loss) from
    operations...............       32         (110)          (47)           (65)        128        (119)       (477)     (1,099)
  Equity in losses of
    ValueClick Japan.........       --           --            --             (9)        (42)        (10)        (12)         --
  Interest income, net.......       --            1             3              4           5          14          19           7
                                  ----        -----         -----         ------      ------      ------      ------     -------
    Income (loss) before
      income taxes...........       32         (109)          (44)           (70)         91        (115)       (470)     (1,092)
  Provision for income
    taxes....................       --           --            --             --         (62)       (154)       (300)       (381)
                                  ----        -----         -----         ------      ------      ------      ------     -------
  Net income (loss) before
    minority interest........     $ 32        $(109)        $ (44)        $  (70)     $   29      $ (269)     $ (770)    $(1,473)
                                  ====        -----         -----         ------      ------      ------      ------     -------
  Minority interest in
    ValueClick Japan.........       --           --            --             --          --          --          28         (34)
                                  ----        -----         -----         ------      ------      ------      ------     -------
      Net income (loss)......     $ 32        $(109)        $ (44)        $  (70)     $   29      $ (269)     $ (742)    $(1,507)
                                  ====        =====         =====         ======      ======      ======      ======     =======

                                      COMBINED
                                     HISTORICAL
                                      QUARTER
                                       ENDED                                          QUARTER ENDED
                               ----------------------   -------------------------------------------------------------------------
                               MARCH 31,    JUNE 30,      SEPT. 30,      DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,
                                  1998        1998           1998          1998        1999        1999        1999        1999
                               ----------   ---------   --------------   --------   ----------   ---------   ---------   --------
AS A PERCENTAGE OF REVENUES:
  Revenues...................      100%         100%          100%          100%        100%         100%        100%       100%
  Cost of revenues...........       36           44            42            60          55           46          49         50
                                 -----        -----         -----         -----       -----        -----       -----      -----
    Gross profit.............       64           56            58            40          45           54          51         50
                                 -----        -----         -----         -----       -----        -----       -----      -----
  Operating expenses:
    Sales and marketing......       --           23            30            22          13           14          14         15
    General and
      administrative.........       49           44            22            16          17           21          20         18
    Product development......       --            6            12             6           5            7           5          5
    Stock-based
      compensation...........       --           25            --            --           2           15          18         21
    Amortization of
      intangibles and
      acquired software......       --            3             2             1           1            1           3          2
                                 -----        -----         -----         -----       -----        -----       -----      -----
      Total operating
        expenses.............       49          101            66            45          38           58          60         61
                                 -----        -----         -----         -----       -----        -----       -----      -----
  Income (loss) from
    operations...............       15          (45)           (8)           (5)          7           (4)         (9)       (11)
  Equity in losses of
    ValueClick Japan.........       --           --            --            (1)         (2)          (1)          0          0
  Interest income, net.......       --           --             1            --          --            1           0          0
                                 -----        -----         -----         -----       -----        -----       -----      -----
    Income (loss) before
      income taxes...........       15          (45)           (7)           (6)          5           (4)         (9)       (11)
  Provision for income
    taxes....................       --           --            --            --          (3)          (5)         (5)        (4)
                                 -----        -----         -----         -----       -----        -----       -----      -----
  Net income (loss) before
    minority interest........       15          (45)           (7)           (6)          2           (9)        (14)       (15)
  Minority interest in
    ValueClick Japan.........       --           --            --            --          --           --           1         (1)
                                 -----        -----         -----         -----       -----        -----       -----      -----
      Net income (loss)......       15%         (45)%          (7)%          (6)%         2%          (9)%       (13)%      (16)%
                                 =====        =====         =====         =====       =====        =====       =====      =====

    Revenues increased to $9.7 million for the quarter ended December 31, 1999, compared to $1.3 million for the quarter ended December 31, 1998. Our revenues increased in each quarter presented due to an average 76% quarter to quarter increase in the number of advertisements delivered on the ValueClick network. Cost of revenues as a percentage of revenues decreased in the first and second quarters of 1999 due to a greater increase in the average cost-per-click charged to advertisers than the cost-per-click paid to Web sites. Cost of revenues as a percentage of revenue increased in the third quarter of 1999 due to the consolidation of ValueClick Japan's operations with our domestic operations. The resulting improvement in gross margins reversed the trend of cost of revenues increasing in 1998. The 67% increase in cost of revenues during 1998 was due to the impact of paying a greater cost-per-click to Web publishers to provide needed inventory for the growing backlog of advertising sold. With the addition of new Web sites to our network during 1999, these pricing pressures subsequently decreased. Similar pricing pressures may arise in the future, however. Gross margin was 50% and 40% for the three months ended December 31, 1999 and 1998, respectively. Operating expenses increased in absolute dollars in each quarter in 1998 and decreased overall as a percentage of revenues as the revenue base grew. In 1999, operating expenses increased on an absolute dollar basis. Sales and marketing expenses increased as a result of increased sales personnel and commissions and increased advertising and promotion. Technology enhancement expenses increased as a result of the hiring of additional software engineers and the continued development of technology. General and administrative expenses increased primarily due to the hiring of executive, accounting and administrative personnel, as well as the relocation of our company and expansion into a larger facility.

    We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. In addition, our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. See "Risk Factors--It may be difficult to predict our financial performance because our quarterly operating results may fluctuate" and "--We may experience seasonal fluctuations in our revenues."


SEGMENT AND GEOGRAPHIC INFORMATION



    ValueClick operates in one industry segment and has no other separate reportable segments.



    Our operations are domiciled in the United States with operations in Japan through our majority-owned subsidiary, ValueClick Japan, with operations in Europe through our wholly owned subsidiary, ValueClick Europe. Our geographic information is as follows:


                                            YEAR ENDED
                                         DECEMBER 31, 1999
                                    ---------------------------     LONG-LIVED
                                                  INCOME (LOSS)       ASSETS
                                                      FROM        AT DECEMBER 31,
                                     REVENUES      OPERATIONS          1999
                                    -----------   -------------   ---------------
United States.....................  $18,194,735    $(1,409,480)      $4,621,043
Japan.............................    2,093,354         14,764          200,160
Europe............................           --       (171,755)          17,022
                                    -----------    -----------       ----------
    Total.........................  $20,288,089    $(1,566,471)      $4,838,225
                                    ===========    ===========       ==========

    There were no significant foreign operations prior to the acquisition of majority control of ValueClick Japan in August of 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations through working capital generated from operations and private equity financings, raising $4.3 million through December 31, 1999. Net cash used in operating activities was $0.9 million for the year ended December 31, 1999, which resulted principally from increases in accounts receivable of $6.5 million partially offset by an increase in accounts payable and other operating cash flows.

    At December 31, 1998 and 1999, we had no known material commitments for capital expenditures.

    Net cash provided by financing activities during the year ended
December 31, 1999 represented the net proceeds from the sale of our Series C preferred stock for $3.5 million.

    On October 21, 1999, we executed a loan and security agreement with Silicon Valley Bank for a $2.5 million revolving credit line to be used for general working capital. Interest on the outstanding balances accrues at an annual rate of one percentage point above the bank's prime rate. As of December 31, 1999, the bank's prime rate was 8.5%. We are also required to pay the bank on a quarterly basis an unused line fee on the unused portion of the line of credit at an annual rate of half a percent. The credit facility contains provisions requiring us to:

    - maintain our corporate existence and remain in good standing,

    - provide regular financial reports to the bank,

    - pay all taxes when due,

    - maintain satisfactory insurance,

    - maintain a quick ratio, defined as unrestricted cash, cash equivalents, net billed accounts receivables and investments with maturities less than 12 months divided by current liabilities, of 2 to 1,

    - maintain a tangible net worth, which excludes goodwill, intangibles and reserves not already deducted from assets, plus any debt junior to the revolving credit line, of $10,000,000, and

    - protect our intellectual property rights.

The credit facility also restricts our ability to:

    - transfer our business or property,

    - merge or consolidate,

    - borrow funds,

    - mortgage our property,

    - acquire or invest in other entities,

    - pay dividends, or

    - enter into transactions with affiliates.

    The credit facility expires on and all outstanding balances are due on the first anniversary of the agreement. In exchange for the credit facility, we granted the bank a first priority security interest in our goods and equipment, inventory, accounts receivables and intellectual property. As of December 31, 1999, we have not borrowed against this credit line.

    Net cash used in investing activities for the year ended December 31, 1999 was $707,000 representing an additional equity investment of $263,000 in ValueClick Japan and the purchase of $924,000 of fixed assets partially offset by $413,000 of acquired cash from ValueClick Japan.


    We received $10,000,000 in cash and 732,860 shares of DoubleClick common stock on February 28, 2000, upon the closing of the DoubleClick investment. In connection with this transaction, we obtained the right to require DoubleClick to register these shares with the SEC and list them with the Nasdaq National Market in order that we may sell some or all of these shares. In addition, we have the right to include these shares in any registration of DoubleClick stock with the SEC, either on behalf of DoubleClick or for other DoubleClick stockholders, subject to certain exceptions. We eventually plan to liquidate our holdings of DoubleClick stock in order to raise additional capital for our capital needs. We intend to account for the investment in DoubleClick common stock as an available for sale investment in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities," whereby the investment will be carried at market value with unrealized holding gains and losses from increases and decreases in market value recorded as a separate component of stockholders' equity until realized. DoubleClick's stock price will likely be volatile, and we cannot predict the value we will ultimately realize from our DoubleClick shares.


    We believe that our existing cash and cash equivalents, our available bank credit and the proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next 12 months.

YEAR 2000 COMPLIANCE

    The Year 2000 problem results from computer programs and hardware designed to use the last two digits rather than all four digits to define the applicable year. As a result, these systems may recognize a date using "00" as the year 1900 rather than the year 2000. If these systems are not made Year 2000 compliant, they could create erroneous information causing us or our customers or suppliers to become unable to process normal business transactions accurately or at all.

    STATE OF READINESS. Our Year 2000 readiness assessment included the following overlapping phases:

    - Identification--The identification of all of our internal hardware and software systems as well as our key third party relationships that may be affected by the Year 2000 issue.

    - Analysis--An evaluation of the impact and magnitude of any potential Year 2000 problems for all of our previously identified items.

    - Conversion and Implementation--The development and execution of a plan to bring any identified non-Year 2000 compliant items into compliance, upgrade or replacement of any non-Year 2000 compliant systems.

    - Testing--The continuous testing of our systems to determine their Year 2000 compliance after any necessary Year 2000 remediations.

    Based on our Year 2000 readiness assessment, we believe that all of our non-information technology, including security and phone systems, upon which we are materially dependent is Year 2000 compliant. We also believe that our information technology systems, are not sensitive to any Year 2000 risks. Although we have not discovered any material Year 2000 problems with our internal information technology to date, we may in the future.

    We have inquired as to the Year 2000 readiness of our co-location providers and the major vendors of the hardware and software we use in our business. Based on the results of these inquiries and based on our own internal testing of the third party hardware and software we use, we believe that our co-location providers and major vendors are Year 2000 compliant. We cannot assure you, however, that we will not experience unanticipated consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems, or any Year 2000 issues that may be discovered subsequent to January 1, 2000. We have not contacted any advertisers or publishers of Web sites concerning their Year 2000 compliance. In addition, we have not contacted, nor do we intend to contact, any utilities, telecommunications providers or financial institutions regarding their Year 2000 compliance. We have relied upon publicly released statements from these companies indicating that they are Year 2000 compliant.

    COSTS TO ADDRESS OUR YEAR 2000 COMPLIANCE. To date, we have not incurred any material expenditure in connection with identifying, evaluating, or remediating any Year 2000 compliance issues. However, we believe that, if expenditures are necessary, they would not exceed $150,000 and would be paid with our working capital.

    RISKS. We are not currently aware of any additional significant Year 2000 compliance problems relating to our software, our information technology systems or other systems that would materially harm our business, results of operations or financial conditions. We may, however, discover Year 2000 compliance problems that may require substantial repair or replacement which could cause our business to suffer. In addition, our customers' ability to deliver advertisements over our network may be disrupted if the software and hardware products used by Web publishers, advertisers, governmental agencies, public utilities, telecommunications companies and others are not Year 2000 compliant. We also depend heavily on the uninterrupted availability of the Internet infrastructure to conduct our business.

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
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We do not hold any derivative instruments and do not engage in hedging activities. The interest rate of our line of credit with Silicon Valley Bank varies depending on the bank's prime rate. Currently, we have not made any borrowings under this credit facility.

    Our investment in ValueClick Japan, including the additional 22.0% interest we acquired in August 1999, subjects us to foreign currency exchange risks as ValueClick Japan denominates its transactions in the Japanese Yen. Our exposure is limited to the extent of the amount of ValueClick Japan's assets which totaled $2.3 million at December 31, 1999. We also will have foreign currency exchange risks for ValueClick Europe, which will denominate its transactions in U.K. pounds. Our exposure is limited to the extent of the amount of ValueClick Europe's assets, which totaled $215,000 at December 31, 1999. Historically, we have not hedged our exposure to exchange rate fluctuations. Accordingly, we may experience economic loss and a negative impact on earnings or equity as a result of foreign currency exchange rate fluctuations. For all of our other advertising services provided in foreign countries during 1999, including Canada, Australia, Belgium, Brazil, China, England, France, Mexico and Spain, the transactions were denominated in U.S. dollars and we receive payment from these foreign customers prior to delivering our services.

    As part of the consideration for DoubleClick's investment in our company, we received 732,860 shares of DoubleClick common stock valued at approximately $85.8 million based on an average value of $117.07 per share for the public announcement date of January 13, 2000 and the five trading days before and after that date. Fluctuations in the market price of DoubleClick's common stock could have a material effect on the value that we ultimately realize from these shares. Although we plan to sell this stock pursuant to a registration statement that DoubleClick has agreed to file for us, we cannot assure you as to when we will sell the stock, what price we will receive for the stock, or how many shares we will be able to sell at any price.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial software statements for fiscal years beginning after December 15, 1998. Implementation of SOP 98-1 did not have a significant impact on our financial position, results of operations or cash flows.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 13, 1998. Adoption of SOP 98-5 did not have a significant impact on our financial position, results of operations or cash flows.

    In June 1998, the Accounting Standards Executive Committee issued Statement of Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities. Accordingly, management believes the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

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
                                    BUSINESS

OVERVIEW


    We are a leading provider of performance-based Internet advertising solutions, based on the size and reach of our network. We provide publishers of Web sites and online advertisers an advertising model known as cost-per-click or CPC, in which an advertiser only pays us, and we in turn only pay a publisher of a Web site, when an Internet user clicks on an advertiser's banner advertisement. Our network of Web sites, which currently consists of over 10,600 Web sites and reaches approximately 28% of U.S.-based Internet users, grew approximately 50% during 1999. Our member Web sites must satisfy our strict quality standards for content and traffic. In January 2000, we delivered in excess of 2.0 billion Web advertisements and registered over 7.7 million clicks across our network.


INDUSTRY BACKGROUND

THE INTERNET

    The Internet has developed into a global medium for interactive content, communications and commerce that has changed the face of business worldwide. In recent years, the Internet has experienced substantial growth in the number of users and Web sites, the volume of e-commerce transactions and the amount of advertising dollars spent. Jupiter Communications estimates that in 1996, 15.2 million or 15% of U.S. households were Internet users, compared to 44.9 million or 44% in 1999, and projects that Internet use will grow to 67.6 million or 63% of U.S. households by 2003. The Yankee Group estimates that the number of people using the Internet worldwide will grow from 140 million in 1998 to over 570 million by the end of 2003.

INTERNET ADVERTISING AND E-COMMERCE

    The Internet has emerged as an attractive new medium for advertisers due to its significant growth in number of users and volume of e-commerce transactions, and also due to the unique characteristics of the Internet as compared with other advertising media. These characteristics include the potential for Internet advertisers to establish dialogues and direct relationships with potential customers, receive immediate feedback on advertising campaigns and adapt them quickly to respond to this feedback. As a result, Internet advertising and e-commerce transactions have grown rapidly in recent years. Forrester Research projects that Internet advertising in the United States will grow from $2.8 billion in 1999 to $22.2 billion in 2004, a compound annual growth rate of 57%. Additionally, the Yankee Group expects that e-commerce transactions will increase from $25 billion in 1998 to $699 billion in 2002, a compound annual growth rate of 130%.

EMERGENCE OF PERFORMANCE-BASED INTERNET ADVERTISING

    Historically, most Internet advertising campaigns have been priced based on a cost-per-thousand impressions model, commonly referred to as CPM. Under the CPM model, Internet advertisers are charged based on the number of times a banner advertisement is displayed. This pricing model, which was adopted from traditional media, is generally associated with advertising campaigns that are designed to generate brand awareness through widespread exposure to advertisements.

    Although CPM has historically been the predominant Internet advertising model, we believe that the CPM model may have several inefficiencies:

    - UNDERSERVES A LARGE NUMBER OF SMALL-TO MEDIUM-SIZED WEB SITES. CPM Internet advertisers generally advertise on high-traffic, branded Web sites. Small- to medium-sized Web sites

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
      typically serve a more targeted audience, lack brand identity and do not drive enough traffic to appeal to CPM advertisers and CPM advertising networks.

    - FREQUENTLY LEAVES UNSOLD ADVERTISING INVENTORY. High-traffic Web sites typically charge high CPM rates for their premium advertising space. At these premium prices, insufficient demand, coupled with controlled distribution, results in large amounts of unsold inventory on these Web sites. This unsold inventory represents an incremental revenue opportunity for these publishers, provided the solution does not conflict with their underlying CPM pricing strategy, which seeks to maximize the rate card for premium inventory.

    - DIFFICULTY IN MEASURING EFFECTIVENESS. With CPM, an advertiser pays each time its banner is "loaded" or displayed without knowing whether the displayed advertisement will generate responses or be converted into sales. This uncertainty makes it difficult for advertisers to measure the actual return on their Internet advertising dollars.

    Due in part to these inefficiencies, we believe that Internet advertisers, such as direct marketing and e-commerce based companies, are increasingly seeking performance-based models such as CPC. Performance-based advertising is intended to generate a specific or direct response or action from a consumer and is designed to maximize the number of responses per advertising dollar. These responses can include a simple electronic reply by the consumer, registration of the consumer and actual purchases. Forrester Research projects that performance-based advertising models will account for 50% of online advertising budgets by 2003, up from 15% in 1999. Web advertisements also allow consumers to respond immediately to advertising and interact directly with the advertiser in real-time. Advertisers can also use this feedback to rapidly adjust their advertising campaigns.

THE VALUECLICK SOLUTION

    We believe our CPC-based advertising model delivers to Web publishers and advertisers a cost-effective, performance-based Internet advertising solution. Our solution provides publishers of small- to medium-sized Web sites the opportunity to generate advertising revenue at little or no added cost while allowing publishers of high-traffic Web sites the ability to capture additional revenue for excess advertising inventory that would otherwise remain unsold. Our CPC solution also gives Internet advertisers a convenient way to measure ad effectiveness, because they only pay for visitors to their sites.

OUR NETWORK

    We have developed highly automated systems and processes which make it easy for publishers of small- to medium-sized Web sites, which may otherwise have been ignored by many CPM-based advertisers, to join the ValueClick network. We have also developed an effective publisher referral program that facilitates growth and retention of Web publishers. By aggregating this underutilized inventory of advertising space, we have developed a low-cost solution for advertisers who want to access the visitors of these Web sites. Our network of Web sites grew over 50% from January 1999 to January 2000 from approximately 7,000 Web sites to approximately 10,600 Web sites. In January 2000, we delivered over 2.0 billion banner advertisements and registered over 7.7 million clicks.

    We believe the effectiveness of our advertising solution is dependent on the quality of the Web sites in our network. We currently reject approximately 80% of the Web sites that apply to our network for failure to meet our quality standards. This includes inappropriate content, insufficient traffic, illegal activity and fraudulent clicking activity. We enforce our quality standards using manual auditing and automated processes that continually monitor and review Web site content. In

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addition, we eliminate Web sites that encourage users to click on banner advertisements for reasons other than an interest in our advertisers' message.

    We believe our solutions offer several benefits to both Web publishers and advertisers. The principal benefits of our solutions to Web publishers include:

    OUTSOURCED ADVERTISING SERVICES FOR PUBLISHERS OF SMALL- TO MEDIUM-SIZED WEB SITES. Our solution provides small- to medium-sized Web sites the technology for managing and delivering Internet advertising. Our solution allows these sites to avoid the hardware, software and personnel costs associated with building and maintaining their own ad serving technology and sales force. In addition, small- to medium-sized Web sites on the ValueClick network benefit from our experienced management team, our sales and marketing organization and access to advertisers.

    ADVERTISING REVENUE OPPORTUNITIES FOR PUBLISHERS OF SMALL- TO MEDIUM-SIZED WEB SITES. Advertisers paying CPM rates often impose traffic requirements that exclude small- to medium-sized Web sites. By aggregating those sites, and providing the built-in performance tracking of CPC, we offer a revenue opportunity for publishers of small- to medium-sized Web sites that may not otherwise be available. This has allowed us to develop a network of small- to medium-sized Web sites which meet our quality standards. In addition, publishers can earn referral commissions for introducing ValueClick to other publishers whose sites are accepted into our network.

    INCREMENTAL ADVERTISING REVENUE FROM UNSOLD INVENTORY FOR PUBLISHERS OF HIGH-TRAFFIC WEB SITES. We offer publishers of high-traffic Web sites a stream of incremental revenue by purchasing ad space from them that normally would remain unsold under the CPM model. Web publishers that attract CPM rates rarely sell their entire stock of ad inventory. By using the ValueClick solution, Web publishers have an opportunity to sell a significant portion of their unsold inventory to response-oriented advertisers under the ValueClick brand name. This protects the value of the Web site's brand name and therefore does not jeopardize the Web site's published CPM rate card structure.

    The principal benefits of our solutions to advertisers include:

    CPC GIVES ADVERTISERS A PERFORMANCE-BASED MODEL. Using CPC, Internet advertisers only pay if Web users click on their advertisements, not each time an advertisement is displayed. For Internet advertisers trying to attract visitors who are actively looking to make a purchase or who want to learn more about a product, CPC can be a more efficient and cost-effective choice than CPM for measuring and calculating return on advertising investment.

    A LEADING AGGREGATOR OF SMALL- TO MEDIUM-SIZED WEB SITES. We are a leading aggregator of small- to medium-sized Web sites, with over 10,600 Web sites currently in our network. This extensive network provides advertisers the opportunity to place large media buys across a broad collection of sites as well as niche targeting opportunities using our database of 15 categories that have otherwise been difficult for advertisers to reach.

    CONSUMER TRACKING DATA AFTER THE CLICK. Our proprietary tracking management software, VisiTrak, provides real-time marketing data regarding banner effectiveness by tracking the consumers after they click through to our advertiser's Web site. This tool provides useful feedback to advertisers regarding banner ad success rates, allowing them to maximize the effectiveness of their Internet marketing strategy.

OUR STRATEGY

    Our objective is to be the leading provider of performance-based Internet advertising solutions. Key elements of our strategy include:

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
    GROW OUR NETWORK OF HIGH-QUALITY WEB SITES. We are a leading aggregator of Internet advertising inventory for small- to medium-sized Web sites. Our quality screening process combined with our highly automated proprietary software and focused customer support allow us to aggregate and manage a high-quality network that, in January 2000, included over 10,600 Web sites and a volume of advertising inventory that, in that month, delivered over 7.7 million clicks and exceeded 2.0 billion banners served. Through these processes and services, we intend to maintain our existing base of Web publishers, increase the number of small- to medium-sized Web sites in our network and attract publishers of high-traffic Web sites with remnant inventory that meet our quality requirements.

    EXPAND THE SOLUTIONS THAT WE PROVIDE TO OUR WEB SITE PUBLISHERS AND ADVERTISERS. We intend to expand our solutions for Web publishers with the intent of generating more traffic to their Web sites. By leveraging our market position in the Internet advertising field, we intend to offer to our publishers third-party and proprietary content and Web design tools intended to enhance an Internet user's experience, in order to generate additional page views and an increase in the number of repeat visitors on our publishers' Web sites. By increasing traffic to a publisher's Web site we believe that we will increase the value of its advertising inventory. With these solutions we intend to maximize the revenue potential of every Web site on our network.

    We intend to expand our solutions for advertisers to position ValueClick as a "one-stop shop" for performance-based Internet advertising solution. We intend to achieve this goal by working closely with our advertisers and direct marketers to expand our services to target, measure, and increase return on investment.

    INCREASE OUR SALES AND MARKETING EFFORTS. We intend to increase the size of our advertiser sales force including the addition of new sales offices in the U.S. and other countries. We will continue to leverage the production efficiencies that we have achieved through our proven telemarketing and e-mail selling approach, and through our automated account management system that makes it possible for each sales representative to handle all management and administrative functions for an account.

    We intend to expand our sales team focused on publishers of Web sites and increase our marketing efforts toward emerging Web sites and existing ad supported business models. We will support this effort by increasing account management staff to focus on maintaining and expanding our relationships with our current network members.

    We believe that brand awareness of ValueClick and our CPC "Pay-for-Results" solution is critical to our success, given the highly competitive nature of the Internet advertising market. We will expand our public relations and marketing efforts to build additional brand awareness around our performance-based market position.

    EXTEND OUR GLOBAL PRESENCE. We plan to aggressively expand our business internationally. We believe the international Internet advertising market provides a significant opportunity for growth and will be receptive to our performance-based advertising solution.

    We currently serve banner advertisements through a majority-owned subsidiary in Japan. In January 2000 our Japanese subsidiary's advertising network delivered approximately 800,000 clicks. We also commenced European operations in London through a wholly-owned U.K. subsidiary and plan to offer services throughout the U.K. and continental Europe. We will actively seek additional partnerships or acquisitions throughout Asia, Latin America and Europe to continue accelerating our international growth.

    CONTINUE TO PROVIDE SUPERIOR CUSTOMER SERVICE. We believe that strong customer service is vital in generating repeat business. Therefore, we intend to continue to hire, train and support a

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
staff of highly skilled customer service representatives who will work effectively with both advertisers and Web publishers. We also plan to continue enhancing our service by providing on-demand, customized online statistical information to allow advertisers and Web publishers to rapidly assess the efficiency and performance of Web advertisements.

    TAKE ADVANTAGE OF OUR STRATEGIC RELATIONSHIP WITH DOUBLECLICK. We intend to take advantage of our strategic relationship with DoubleClick by integrating DART into our existing services to provide advertisers with dynamic ad matching, targeting and delivery technology, once we have entered into an agreement allowing us to do so. We also plan to work with DoubleClick to create new product offerings for our advertisers and our network of Web sites.

DOUBLECLICK INVESTMENT

    On February 28, 2000, we completed a strategic transaction under an agreement with DoubleClick, a provider of Internet advertising solutions for advertisers and Web publishers. As part of this agreement, we sold to DoubleClick approximately 30% of our common stock and we issued a 15-month warrant to DoubleClick allowing it to increase its ownership to 45% of our fully diluted common stock. In addition, among other things, we have agreed to enter into an agreement to use DoubleClick's ad serving technology known as DART. We believe this would allow us to enhance our performance-based solution by integrating DoubleClick's dynamic ad matching, targeting and delivery technology into our proprietary technology.

    We believe DoubleClick's technology and industry knowledge can benefit our business in several ways, including:

    INTEGRATION OF DART TECHNOLOGY. We have agreed to enter into an agreement to use DoubleClick's DART technology, which we believe will be substantially on market terms and conditions. We believe the successful integration of DART technology with our existing services would enhance our banner ad targeting and tracking product offerings for advertisers. We believe this would enhance our competitive position as performance-based advertisers are increasingly seeking more targeting capabilities and sophisticated reporting.

    FUTURE COOPERATION. Although we currently have no binding agreement with DoubleClick covering new business ventures, we have agreed that, if in the future we use any other services available from DoubleClick, we will purchase them from DoubleClick as long as the terms are reasonable and as favorable as generally available to others. We believe there may be significant opportunities in the future to expand the scope of our relationship with DoubleClick for serving additional markets, developing new business opportunities and expanding international operations.

PRODUCTS AND SERVICES

    We develop our products and services to meet the changing needs of our Web publishers and advertisers and we anticipate these offerings will continue to evolve and expand. We offer the following products and services for Web publishers:

    REAL-TIME STATISTICAL REPORTING. Our proprietary Web-based tools for Web publishers provide them with current, cumulative, historical and referral statistical information. Information currently available includes the real-time tabulation of the current day's click activity, relevant ratios, payment information, and amounts due. Cumulative statistics show all-time impressions, clicks and click ratios. Historical statistics highlight impressions and clicks in both daily and weekly format and in either tabular or graphical format. Referral statistics detail the amount owed the referring Web publisher.

    STREAMLINED VALUECLICK NETWORK APPLICATION PROCESS. As part of our strategy to simplify the advertising sales process for publishers of small- to medium-sized Web sites, we allow Web

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
publishers to join our network online. After completing the application, the publisher receives an immediate response indicating our receipt of the application, and our publisher service department then reviews the application. Web sites are selected based on traffic and quality standards. Web sites with their own domain name must have a minimum of 15,000 impressions per month. Web sites without their own domain name require 50,000 impressions per month to qualify for selection. Web sites must contain an adequate number of pages and are also evaluated for design and content quality. We reject Web sites which contain restricted content such as profanity, hate speech, pornography or any illegal activity. Once approved to join the network, we provide the Web publisher with software to install on each Web page where an advertisement will be placed. This process provides the publisher with a simple, turnkey solution for entering our advertising network.

    PAYMENT MANAGEMENT. Our publisher payment policy reduces risks to Web publishers of advertiser bad debts and late payment carrying costs. We pay our network of publishers monthly regardless of whether an advertiser has paid us or not. In contrast, most other major Web advertising networks pay their publishers only upon collection from advertisers.

    WEB SITE CATEGORIZATION CAPABILITY. Our categorization capability enables Web publishers to maximize the value of their advertising inventory by delivering more targeted banner advertisements for the advertiser. This capability allows a publisher to categorize not only its entire Web site, but also each page of its Web site.

    ABILITY TO VETO COMPETING ADVERTISER CAMPAIGN. We provide Web publishers with the tools to exclude any competing advertiser campaign on our network from their site.

    REFERRAL COMMISSION PROGRAM. We provide our Web publishers the opportunity to earn commissions on clicks generated from Web sites of publishers they introduce to our network through a referral. The referral program is highly automated and a referring publisher can monitor the activity of all referred sites online through our real-time reporting tools.

    We offer the following products and services for advertisers:

    AD SERVING SOLUTIONS. Our proprietary system for ad serving and reporting is provided to advertisers at no additional cost. Advertisers deliver Internet banner advertisements to us in a form ready to be delivered on our servers. Our proprietary software can determine how many banners are in circulation, which banners are appropriately targeted for the consumer, and whether or not the Web publisher has excluded any particular banners from its site. Our server then delivers the banner to the Web publisher's site to be viewed by the user and adds one impression to both the advertiser's and publisher's counter. If a user clicks on the banner to visit the advertiser's Web site, our server registers one click to both the advertiser's and the publisher's counter. If a user on our network clicks on the same advertisement more than once in a six-hour period, the click is only counted once. This feature more accurately counts the number of "unique" users clicking on the advertiser's banner and also provides more accurate marketing data. This entire process occurs within a matter of seconds.

    DISTRIBUTION OF ADVERTISEMENTS ON A COMPREHENSIVE OR TARGETED BASIS. We sell advertising on our network under two major categories: Comprehensive Network or Targeted Categories. Our sales representatives work with advertisers to select the appropriate product based on advertisers' requirements. The following is a more detailed description of these two products:

    COMPREHENSIVE NETWORK. Comprehensive Network offers advertising placements across our entire network without specifically targeting individual Web sites. As the lowest-cost option offered by us, it provides the greatest overall reach for advertisers.

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    TARGETED CATEGORIES.  Targeted Categories allows the advertiser to place ads in one or more of 15 targeted categories within our network. The use of these categories enables an advertiser or direct marketer to target a particular audience. Currently we have the following 15 targeted categories grouped by type of content:

-  Automotive                      -  Games
-  Business & Finance              -  Health & Fitness
-  Careers                         -  MIS & Information Technology
-  Consumer Technology             -  News & Culture
-  E-Commerce & Portals            -  Sports & Recreation
-  E-Commerce & Shopping           -  Travel
-  Entertainment                   -  Youth & Students
-  Family & Lifestyles

    VISITRAK. Our proprietary VisiTrak software uses small data files residing on a computer of a Web user, commonly known as cookies, to track users through an advertiser's Web site. VisiTrak offers a powerful, automated solution for our advertisers and direct marketers to enhance their Web site effectiveness. Using VisiTrak, advertisers select the Web pages they wish to track. This feature enables advertisers to determine the number of clicks, leads and sales each banner has generated and allows them to tailor their Web marketing strategy based on these results.

    ANTI-FRAUD SOLUTIONS. Since the launch of our network we have made it a priority to detect and investigate any fraudulent clicking activity, which are clicks intentionally made to inflate the number of clicks and generate additional revenue for the host Web site, on our advertisers' banner ads. Our system incorporates sophisticated algorithms that detect any Web site within our network that is receiving an abnormal click pattern during any period with the goal of protecting advertisers from fraudulent clicking activity and improving the accuracy of information conveyed to our advertising clients. If fraudulent clicking activity is detected, the Web site publisher is terminated from the network and no payment is made for the fraudulent clicks.

OPERATING AGREEMENTS

WEB PUBLISHER AGREEMENT PROCEDURE

    We enter into agreements with each of the Web publishers on our network. Our agreements may be cancelled immediately by either party at any time without notification. Web publishers are paid within ten days of the end of each month based on the total number of clicks on advertisements served on their Web sites for that particular month. The amount paid per click depends on the Web publisher's traffic level for that month. We may deactivate a Web publisher's account on our network at any time for activity or content deemed inappropriate. We also have reserved the right to withhold payment to any Web publisher whose Web site exhibits patterns of clicks that we deem questionable or fraudulent.

ADVERTISER AGREEMENT PROCEDURE

    Advertisers desiring to advertise on our network of Web publishers enter into short-term agreements, or insertion orders, with us for each advertising campaign they wish to run. The term of each insertion order is limited to the length of the advertising campaign. We may reject, discontinue or omit any advertisement that does not meet our standards. We may also remove any advertisement for any reason upon written notice to the advertiser. Each advertiser pays us only if Web users click on their advertisements. Advertisers may terminate their agreements with ValueClick upon two weeks prior written notice to us.

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INTERNATIONAL OPERATIONS

    We are actively pursuing an international expansion strategy. Our current international expansion strategy involves the sharing of the risk of the investment with local partners while providing the partners with support, including a license to our software, training, technical support and local copyright and trademark licenses.

    In March 1998, we entered into a strategic relationship with Trans-Pacific Ltd., a Japanese company which operated an Internet advertising business. In November 1998, Trans-Pacific transferred the Internet advertising business into ValueClick Japan, a joint venture between us and a local partner in Japan. We believe that there is a growing acceptance of the CPC model in Japan.

    In August 1999, we acquired a majority interest in this joint venture, which has 32 employees, of whom 12 are direct salespersons. In January 2000, we agreed to increase our ownership interest in ValueClick Japan to 57.4%. In August 1999, we commenced operations in the European market with ValueClick Europe. In December 1999, we purchased all of the outstanding shares of ValueClick Europe. See "Related Party Transactions."

    In addition, we are currently building a Web publisher network on a country-by-country basis from our U.S. office. This network will provide an operating base for establishing a local presence as each market develops and provide for easier transition to local operations when appropriate local partners are identified.

    ValueClick Japan recently took steps to commence the initial public offering of its stock on a new section of the Tokyo Stock Exchange for emerging growth companies. We anticipate that in the event of an initial public offering of ValueClick Japan's stock, we would continue to own in excess of 50% of the outstanding stock of ValueClick Japan and would continue to account for our interest on a consolidated basis for financial reporting purposes. We cannot predict when any initial public offering by ValueClick Japan would be completed or the likelihood of its success.

TECHNOLOGY PLATFORM

    Our operating infrastructure, including our network of servers, has been designed to provide maximum performance, reliability and the ability to increase our capacity without increasing our costs. We use dual processor systems running the FreeBSD operating system. Our applications are developed primarily in Perl, a widely used software development language, and are served on Apache servers. We maintain tolerance and performance objectives for banner delivery response time from our network. To ensure that these standards are met and to facilitate our maintenance procedures, we keep standby hardware for each component at our data center locations. Our internal maintenance group assures quick and complete resolution of hardware concerns.

    We currently serve advertisements from three third-party data center facilities located in Los Angeles, California; Boca Raton, Florida and Tokyo, Japan. Our U.S. locations also provide redundancy for each other. The entire network is monitored both electronically and by system administrators and escalation procedures are designed to resolve abnormalities quickly. All systems are backed up daily and the data is stored off-site.

    We have agreements with SoftAware, Inc. and Verio to provide us with access to the Internet at our data centers located in Los Angeles and Boca Raton, respectively. The monthly service fees under our agreements with SoftAware and Verio are $13,000 and $16,000, respectively. The SoftAware agreement expires in October 2000 and is subject to automatic one year renewals until terminated by either party with 30 days prior written notice. SoftAware may also discontinue service at its discretion for a breach of the agreement. The Verio agreement expires in June 2000 and is subject to automatic monthly renewals unless terminated by us with 90 days written notice. We believe that our existing agreements with our data centers are adequate for our current operations,

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and that suitable replacement of and additional capacity at these data centers will be available in the future in commercially reasonable terms.

SALES, MARKETING AND CUSTOMER SERVICE

    We market our products and services primarily through direct marketing, print advertising and online advertising throughout the year. We also market them through the ValueClick Web site, trade show participation and other media events. In addition, we actively pursue public relations programs to promote our brand, products and services to potential network Web publishers and advertisers.

WEB PUBLISHERS

    Our highly automated, online application process is supported by a team of 13 network development and customer service professionals. Their responsibilities include screening and marketing to prospective Web publishers, monitoring network quality, maintaining relationships and consulting with publishers on additional revenue opportunities.

ADVERTISERS

    We sell our products and services to online advertisers primarily through our direct sales force, consisting of 12 sales persons as of December 31, 1999. These employees are located at our headquarters in Carpinteria, California. We make extensive use of telemarketing and e-marketing strategies. Each of our account executives assists the advertisers he or she services, typically direct marketing and e-commerce companies, with all aspects of media planning and design of their advertising campaigns. These services include advertisement purchasing and placement, assessment of results and optimization of performance. We intend to add additional sales personnel in the Carpinteria office and to open additional sales offices in the U.S. over the next 12 months.

COMPETITION

    We face intense competition in the Internet advertising market. We expect that this competition will continue to intensify in the future as a result of industry consolidations and the increasing number of advertising, media and Internet companies. We compete with a diverse and large pool of advertising, media and Internet companies.

    Our ability to compete depends upon several factors, including the following:

    - our ability to aggregate a large network of small- to medium-sized Web sites efficiently,

    - the timing and market acceptance of new solutions and enhancements to existing solutions developed by us,

    - our customer service and support efforts,

    - our sales and marketing efforts, and

    - the ease of use, performance, price and reliability of solutions developed by us.

    Additional competitive factors include each competitor's reputation, knowledge of the advertising market, financial controls, geographical coverage, relationships with clients, technological capability and quality and breadth of services. We expect that we will face additional competition from new entrants into the market in the future.


    Our principal competitors are other companies that provide advertisers with performance-based Internet advertising solutions, such as cost-per-click, or CPC, cost-per-lead, or CPL and cost-per-action, or CPA. We directly compete with a number of competitors in the CPC market segment, such as Flycast, Advertising.com, eAds, Datacomm, and ClickAgents. Flycast entered the CPC market segment in December 1999 and has yet to report any revenue from its CPCnet unit. We believe that our performance-based solution, which serves more sites than Flycast's CPCnet unit, reaches more U.S.-based Internet users and produces more clicks than CPCnet. Based on publicly available information we believe that we are larger than Advertising.com, eAds, Datacomm, and ClickAgents in terms of the number of Web sites within our network. We also compete in the performance-based marketing segment with CPL and CPA performance-based companies such as DirectLeads and CommissionJunction. Based on publicly available information we believe that we are larger than DirectLeads in terms of number of clicks delivered and number of Web sites within our network, but we do not have similar information about CommissionJunction, which is a privately held company. We also compete with other Internet advertising networks that focus on the traditional CPM model, including DoubleClick, 24/7 Media and Flycast. Unlike us, these companies primarily deal with publishers of large Web sites and advertisers seeking increased brand recognition. These companies have longer operating histories, greater name recognition and have greater financial and marketing resources than we do. DoubleClick recently acquired a substantial percentage of our company. See "The DoubleClick Investment."


    Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and ISPs, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues. In addition, as we expand the scope of our Web services, we may compete with a greater number of Web publishers and other media companies across an increasing range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, our business, result of operations and financial condition would be negatively affected.

INTELLECTUAL PROPERTY RIGHTS

    We currently rely on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We have registered the trademark "ValueClick" in the European Union and have applied to register the trademark "ValueClick" in the United States and Japan.

    We intend to pursue the registration of our copyrights and trademarks in other jurisdictions. We may not be able to secure copyright registration or trademark registrations for all of our marks, in the United States or other countries.

    Owners of other registered or unregistered copyrights, trademarks or service marks could bring copyright or trademark infringement claims against us. If a court of law determines that our technology infringes on the rights of other companies, we may be required to seek licenses from third parties. However, we may not be able to do so on commercially reasonable terms, if at all. In addition, we may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others.

    If our competitors prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademarks, which could result in substantial costs to us.

    Actions could be brought by other third parties claiming that our products or technology infringe patents or copyrights owned by others. We believe that competitors in the Internet advertising industry are increasingly seeking patent protection for their business methods and technologies. For example, DoubleClick was recently granted a patent claiming targeting the delivery of advertisements through the Internet, and it is suing at least two other companies in our industry based on this patent. We have, however, recently agreed with DoubleClick to enter into an agreement which would enable us to use its DART technology, and DoubleClick has agreed to not sue or threaten to sue us or any of our customers, affiliates or licensees in connection with its patent, so long as DoubleClick or any of its subsidiaries hold at least five percent of our capital stock, including options to purchase common stock, on a fully diluted basis. See "The DoubleClick Transaction." Nevertheless, other companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technology or business. Any litigation regarding other parties' proprietary rights or any of our proprietary rights could be costly and divert management's attention, result in the loss of some of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our products and services.

EMPLOYEES

    As of February 29, 2000, we had 60 full-time and part-time employees in the U.S., 32 full-time and part-time employees in Japan and four full-time and part-time employees in Europe. None of these employees are covered by collective bargaining agreements. Management believes that our relations with our employees are good.

LEGAL PROCEEDINGS

    We currently are not a party to any material litigation, nor are we aware of any pending or threatened litigation that would have a material adverse effect on our business, operating results or financial condition.

    DoubleClick is currently a defendant in several pending class action lawsuits alleging, among other things, that it unlawfully obtains and sells Internet users' personal information. DoubleClick is also the subject of a Federal Trade Commission inquiry concerning its collection and maintenance of information concerning Internet users and a request for information from the New York Attorney General's office relating to its collection, maintenance and sharing of information concerning, and its disclosure of those practices to, Internet users. Further, the press has reported that the Michigan Attorney General commenced legal proceedings against DoubleClick under Michigan's consumer protection laws. DoubleClick may receive additional regulatory inquiries in the future. As part of the DoubleClick investment, we received 732,860 shares of DoubleClick common stock. The impact of any of these or other lawsuits or investigations may negatively impact DoubleClick's stock price and accordingly result in a loss of value of the shares of DoubleClick stock we hold.

FACILITIES/PROPERTIES

    Our principal executive offices are located in Carpinteria, California, where we lease two properties with approximately 9,000 and 2,750 square feet of space, respectively. One of our leases expires on December 31, 2000 and the other expires on September 30, 2002. We have an option to extend the lease expiring on December 31, 2000 for an additional three years. Our current monthly rent due under these leases is $16,250 in the aggregate. We also lease approximately 3,000 square feet of office space in Tokyo, Japan. Our lease in Tokyo expires on January 31, 2001. We have an option to extend the Tokyo lease for an additional three years. We believe that our existing leased space in California and Japan is more than adequate for our current operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is information concerning the directors, executive officers and other key employees of ValueClick as of March 13, 2000.

NAME                                                    AGE                  POSITION(S)
----                                                  --------               -----------
DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY
  EMPLOYEES

James R. Zarley.....................................     55      Chairman of the Board and Chief
                                                                 Executive Officer
Brian Coryat........................................     38      Founder and Vice Chairman
Earle A. Malm II....................................     50      Director, President and Chief
                                                                 Operating Officer
Kurt A. Johnson.....................................     37      Chief Financial Officer and
                                                                 Secretary
Robert P. Sherry....................................     42      Senior Vice President of Sales
John H. Schwenk.....................................     36      Chief Technical Officer
David S. Buzby......................................     40      Director
Robert D. Leppo.....................................     56      Director
Martin T. Hart......................................     64      Director
Steven J. Umberger..................................     38      Director
Jeffrey E. Epstein..................................     43      Director
Barry Salzman.......................................     36      Director

    JAMES R. ZARLEY is the Chairman of the Board and Chief Executive Officer of ValueClick. He has served as Chairman, and has been an advisor to ValueClick since May 1998. In February 1999, Mr. Zarley joined ValueClick in a full-time capacity and in May 1999 he became Chief Executive Officer. Prior to joining ValueClick, from April 1987 to December 1996, Mr. Zarley was Chief Executive Officer of Quantech Investments, an information services company. From December 1996 to May 1998, Mr. Zarley was the Chairman and Chief Executive Officer of Best Internet, until its merger with Hiway Technologies, a Web hosting company, in May 1998. From May 1998 to January 1999, Mr. Zarley was the Chief Operating Officer of Hiway Technologies until its merger with Verio. Mr. Zarley has more than 30 years of technology business experience as a senior executive.

    BRIAN CORYAT is the founder of ValueClick and has been its Vice Chairman since February 2000 and a director since the Company's inception. He served as the Company's President from its inception until February 2000 and a director since its inception. From May 1999 to February 2000 he acted as the Chief Operating Officer of ValueClick. Mr. Coryat's prior experience includes the formation, development and direction of Web-Ignite Corporation, an Internet promotions company, from May 1996 through December 1998. From September 1994 through May 1996, Mr. Coryat served as Chief Executive Officer of AAA Internet Promotions, an Internet directory listing service.

    EARLE A. MALM II has been ValueClick's President and Chief Operating Officer since February 2000. Mr. Malm joined ValueClick in June 1999 as its Chief Marketing Officer, became the Vice Chairman of the Board in July 1999 and served in these capacities until February 2000. Prior to joining ValueClick, Mr. Malm was the Chief Operating Officer for AIM Funds, an investment management company in San Francisco from June 1998 to March 1999. From March 1990 to May 1998,
Mr. Malm served in various capacities at GT Global, an investment management company, including Senior Vice President of Institutional Marketing, Executive Vice President of Business Development and Chief Operating Officer. In addition, Mr. Malm has over 25 years of business experience in service industries. Mr. Malm has held senior management positions in technology businesses with GE and RCA which has given him a background of business development in consumer, commercial, industrial and financial services sectors. Mr. Malm graduated with a B.S. from Bowling Green State University.

    KURT A. JOHNSON joined ValueClick as its Chief Financial Officer in
May 1999 and has also served as its Secretary since September 1999. Mr. Johnson brings over 13 years of financial management experience to the ValueClick team. From February 1998 to May 1999, Mr. Johnson was an investment banker at Olympic Capital Partners, specializing in mergers and acquisitions and Internet company investments. Mr. Johnson also served as Vice President of Investments for Bozarth & Turner Securities from March 1995 through January 1998. He served as Chief Financial Officer of HSD Corporation, a privately held industrial automation company, from April 1994 to March 1995, and was a divisional controller for Ogden Corporation from February 1990 to April 1994. Mr. Johnson graduated with a B.A. from Eastern Washington University and an M.B.A. from Gonzaga University and is also a Certified Management Accountant.

    ROBERT P. SHERRY joined ValueClick in September 1999 as Senior Vice President of Sales. Prior to joining ValueClick, Mr. Sherry was with the Miller Publishing Group as Vice President of Sales and Marketing from June 1998 to September 1999 for its magazine network. From March 1994 to March 1998, he was the Western Group Sales Director at Reader's Digest. In addition, Mr. Sherry brings over 12 years of publishing and advertising experience to ValueClick, having held sales and management positions at Time Warner, McGraw-Hill, and Reader's Digest. Mr. Sherry graduated with a B.A. from Georgetown University.

    JOHN H. SCHWENK joined ValueClick as its Chief Technology Officer in April 1999. Mr. Schwenk has been employed in the computer and technology field since 1985. Prior to joining ValueClick, Mr. Schwenk was with Hiway Technologies from March 1997 to March 1999, initially serving as Director of Systems and Engineering and most recently as Vice President of Information Systems. From 1989 to 1996, Mr. Schwenk was Vice President of Systems Integration for BCR, a privately held systems integration company.

    DAVID S. BUZBY has been a director since May 1999. Mr. Buzby is an investor and operator of entrepreneurial companies, currently working at Inbar since June 1999 as Executive Vice President creating a business to business e-commerce barter exchange. Previously, Mr. Buzby worked with Best Internet, a web hosting company, from August 1994 to January 1999. Mr. Buzby held various positions at Best Internet including Chief Financial Officer and Vice Chairman of the Board and was a founding investor. Before joining Best Internet, Mr. Buzby founded, acquired and reengineered recycling businesses in Northern California.
Mr. Buzby also serves on the Board of Directors of several private companies. Mr. Buzby graduated with a B.A. from Middlebury College and an M.B.A. from Harvard Business School.

    ROBERT D. LEPPO has been a director of ValueClick since May 1998.
Mr. Leppo's primary occupation since 1977 has been as a private investor. He serves on the Board of Directors of several private companies. Mr. Leppo graduated with a B.A. from Stanford University and an M.B.A. from Harvard Business School.

    MARTIN T. HART has been a director since March 1999. Mr. Hart's primary occupation since 1969 has been as a private investor. Mr. Hart is also a director of PJ America, a foods service company, MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, an investment company, Schuler Homes, a builder of homes, Optical Securities, a manufacturer of security systems, T-Netix, a communications company, Vail Banks, a multi-bank holding company, and Ardent Software, a software company, and he continues to serve on the Board of Directors of several private companies. Mr. Hart graduated with a B.A. from Regis University and is a Certified Public Accountant.

    STEVEN J. UMBERGER has been a director since May 1998. Mr. Umberger has served as the President and has been the controlling stockholder of ValueClick Europe, Limited since August 1999. From April 1995 to June 1999, he was employed as the Chief Marketing Officer of Hiway Technologies, a Web hosting company and later a division of Verio. Prior to that, he served as Chief Executive Officer of IAAI, a computer reseller company from March 1991 to March 1995. From March 1993 to June 1997, Mr. Umberger was also the co-owner of Acme Barricades Company, a construction rental company. Mr. Umberger graduated with a B.A. from the Virginia Military Institute and an M.B.A. from the College of William and Mary.

    JEFFERY E. EPSTEIN has been a director since February 2000. Mr. Epstein has served as the Executive Vice President of DoubleClick, Inc., a provider of Internet advertising solutions for advertisers and Web publishers, since April 1999. From March 1998 to April 1999, Mr. Epstein served as DoubleClick's Chief Financial Officer. From May 1997 to February 1998, Mr. Epstein served as Chief Financial Officer of Trans National Group Inc., a consumer services company. From January 1995 to March 1997, Mr. Epstein served as Senior Vice President of CUC International Inc., a membership based consumer services company. From February 1988 to December 1994, Mr. Epstein served as Chief Financial Officer of King World Productions, Inc., a television production company. Mr. Epstein received his B.A. from Yale University and his M.B.A. from Stanford University.

    BARRY SALZMAN has been a director since February 2000. Mr. Salzman has served as the President of DoubleClick International, a provider of Internet advertising solutions for advertisers and Web publishers, since February 1997. From August 1994 to January 1997, Mr. Salzman served as President of BMS Associates, Inc., a consulting firm. From June 1993 to July 1994, Mr. Salzman served as an associate for AEA Investors, Inc., a principal investment firm. From June 1989 to June 1993, Mr. Salzman served as an Engagement Manager for McKinsey & Company, a management consulting firm. Mr. Salzman received his B.S. from the University of Cape Town and his M.B.A. from Harvard University.

BOARD OF DIRECTORS

    Our Board is currently composed of nine members. Each director serves until the next annual meeting or until his or her successor is duly elected and qualified.

BOARD COMMITTEES

    In March 1999, the Board established an audit committee and a compensation and incentive plan committee. Mr. Leppo, Mr. Hart and Mr. Umberger serve on the audit committee and Mr. Leppo and Mr. Buzby comprise the compensation and incentive plan committee.

BOARD COMPENSATION

    The directors of ValueClick do not currently receive salaries or fees for serving as directors or for serving on committees of our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and other executive officers whose cash compensation exceeded $100,000 in 1999 for services rendered to ValueClick in all capacities in 1999.

                          EXECUTIVE COMPENSATION TABLE

                                                                                     LONG-TERM
                                                   ANNUAL COMPENSATION             COMPENSATION
                                         ---------------------------------------   ------------
                                                                                    SECURITIES
                                                                   OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY        BONUS     COMPENSATION     OPTIONS/SAR    COMPENSATION
---------------------------              -----------   ---------   -------------   -------------   -------------
James R. Zarley........................  $123,750(1)   $110,000       $   --         1,400,000            --
  Chairman and Chief Executive Officer
Brian Coryat...........................  $139,290(2)   $110,000       $3,000(5)             --            --
  Founder and Vice Chairman
Earle A. Malm II.......................  $ 87,500(3)   $110,000       $   --           413,600            --
  President and Chief Operating Officer
Kurt A. Johnson........................  $ 78,833(4)   $110,000       $  650(5)        150,000            --
  Chief Financial Officer and Secretary

------------------------------
(1) Mr. Zarley commenced his employment in February 1999 at a base salary of $150,000.

(2) Mr. Coryat's base salary increased from $120,000 to $150,000 in May 1999. Salary information reflects Mr. Coryat's employment as our President for the year ended December 31, 1999.

(3) Mr. Malm commenced his employment in June 1999 at a base salary of $150,000. Salary information reflects Mr. Malm's employment as our Chief Marketing Officer for the year ended December 31, 1999.

(4) Mr. Johnson commenced his employment in May 1999 at a base salary of $130,000.

(5) Represents 401(k) matching contributions paid by us on executive's behalf.

                       STOCK OPTIONS GRANTED DURING 1999

    The following table sets forth certain information regarding options to purchase common stock granted to named executive officers during 1999 including the potential realizable value over the ten-year term of the options, based on assumed annually compounded rates of stock value appreciation. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. No stock appreciation rights were granted to these individuals during the year.

    These options were granted under our 1999 Stock Option Plan. See "--Employment Agreements" for more information on the vesting of the option shares.

    The following table sets forth information regarding the option grants to our named executive officers. All the options were granted at an exercise price which our board of directors believed to be equal to the fair market value of our common stock on the date of grant. The potential realizable values set forth in the table are computed by:


    - multiplying the number of shares of common stock subject to the option by the initial public offering price of $19.00 per share;


    - assuming that the stock value derived from that calculation compounds at the annual 0%, 5% or 10% rate shown in the table for the entire ten-year term of the option; and

    - subtracting that result from the total option exercise price. The 5% and 10% values assume annual rates of stock price appreciation as mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.


                                             PERCENTAGE
                                NUMBER OF     OF TOTAL                      POTENTIAL REALIZABLE VALUE AT
                                SECURITIES     OPTIONS                      ASSUMED ANNUAL RATES OF STOCK
                                UNDERLYING   GRANTED TO    EXERCISE         APPRECIATION FOR OPTION TERM
                                 OPTIONS      EMPLOYEES    PRICE PER   ---------------------------------------
                                 GRANTED       IN 1999       SHARE         0%            5%            10%
                                ----------   -----------   ---------   -----------   -----------   -----------
James R. Zarley...............   600,000         21%         $0.25     $11,250,000   $18,325,065   $29,179,603
James R. Zarley...............   800,000         28%         $1.00      14,400,000    23,456,083    37,349,891
Brian Coryat..................        --         --             --              --            --            --
Earle A. Malm II..............   400,000         14%         $1.00       7,200,000    11,728,041    18,674,946
Earle A. Malm II..............    13,600        0.5%         $1.00         244,800       398,753       634,948
Kurt A. Johnson...............   150,000          5%         $1.00       2,700,000     4,398,015     7,003,105

                  AGGREGATE OPTION VALUES AT DECEMBER 31, 1999


    The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 1999 by our named executive officers. Also reported are values of "in-the-money" options, which represent the positive spread between the exercise prices of outstanding stock options and an assumed initial public offering price of $19.00 per share.



                                                 NUMBER OF SECURITIES
                                                      UNDERLYING
                                                      UNEXERCISED          VALUE OF UNEXERCISED
                                                      OPTIONS AT           IN-THE-MONEY OPTIONS
                                                   DECEMBER 31, 1999       AT DECEMBER 31, 1999
                                                 ---------------------   ------------------------
                                                  VESTED     UNVESTED      VESTED      UNVESTED
                                                 ---------   ---------   ----------   -----------
James R. Zarley................................   455,555     944,445    $8,425,001   $17,224,998
Brian Coryat...................................        --          --            --            --
Earle A. Malm II...............................   246,934     166,666     4,444,812     2,999,988
Kurt A. Johnson................................    27,976     122,024       503,568     2,196,432


EMPLOYEE BENEFIT PLANS

    1999 STOCK OPTION PLAN

        In May 1999, the Board of Directors adopted and the stockholders approved our 1999 Stock Option Plan. Under the 1999 plan, the Board, or its designated administrators, have the flexibility to determine the type and amount of awards to be granted to eligible participants. Employee directors do not participate in votes concerning issuances of stock options to themselves.

    PURPOSE, STRUCTURE, AWARDS AND ELIGIBILITY. The 1999 plan is intended to secure for us and our stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for our future growth. The plan is intended to strengthen us and our subsidiaries by attracting and retaining competent directors, officers and employees by giving them an incentive to contribute to our success.

        The plan administrators may grant incentive stock options or non-statutory stock options under the 1999 plan. The options may be awarded under the 1999 plan for any term not to exceed ten years from the date the option is granted, except for the case of incentive stock options granted to principal stockholders holding 10% of our outstanding common stock in which case the term shall be no longer than five years from the date the option is granted.

        Directors, officers, and all full-time salaried employees or consultants of us or our subsidiaries who contribute to the growth and success of the business are eligible to be selected by the plan administrators to participate in the 1999 plan. Employees, including employee officers and directors, of us or our subsidiaries may be granted either incentive stock options or non-statutory stock options, while consultants, including non-employee officers and directors, may only be granted non-statutory stock options.

    SHARES SUBJECT TO 1999 STOCK OPTION PLAN. We have authorized and reserved for issuance an aggregate of 4,000,000 shares of our common stock under the 1999 plan. The shares of common stock issuable under the 1999 plan may be authorized but unissued shares, shares issued and reacquired by us or shares purchased by us on the open market. If any of the awards granted under the 1999 plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 1999 plan.

    EFFECTIVE DATE AND DURATION. The 1999 plan became effective upon its adoption by the Board of Directors in May 1999. The plan will continue in effect for ten years from the date of its adoption unless sooner terminated by the Board of Directors. In the event of a merger or consolidation in which ValueClick is not the surviving corporation, and such surviving corporation refuses to assume a substitute option as provided in the plan, such options shall become fully exercisable for a period of 15 days of the date of notice from the Board.

    ADMINISTRATION. The 1999 plan is administered by the full Board of Directors or at the discretion of the Board by a Stock Option Committee appointed by the Board. The Stock Option Committee shall consist of no less than two members of the Board who are:

    - non-employee directors within the meaning of the Rule 16b-3 promulgated under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and

    - outside directors as defined in section 162(m) of the Internal Revenue Code of 1986, so long as outside directors are required by the Code.

    Subject to the above limitations, the Board of Directors may from time to time remove members from the committee and fill all vacancies on the committee, however caused. The program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may interpret, prescribe, amend, and rescind rules and regulations in accordance with the terms of the 1999 plan.

    401(K) RETIREMENT PLAN

    We adopted an amended 401(k) defined contribution retirement plan in May 1999 which became effective in July 1999. The plan covers all full-time employees. Employees become eligible to participate in the plan after they have worked for a three-consecutive month period, commencing on the date of hire, and for which the employee is credited with at least 1,000 paid hours, including vacation, sickness, disability, leave of absence and back pay. The plan provides for voluntary employee contributions up to 20% of annual compensation, subject to the maximum limit allowed by the Internal Revenue Service guidelines, which is currently $10,000 annually. We may make matching contributions to each participating employee based on his or her voluntary contributions to the plan. We may also make discretionary contributions to the plan at our sole discretion. As of December 31, 1999 we have contributed approximately $23,690 to the plan.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    We have included in our Certificate of Incorporation a provision indicating that, to the extent permitted by the Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Our Bylaws provide for the indemnification of our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless such indemnification is expressly required to be made by law, the proceeding was authorized by our Board of Directors or such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the Delaware General Corporation Law. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with such proceeding on receipt of an undertaking by or on behalf of such person to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our Bylaws or otherwise.

    We have entered into indemnification agreements with our directors and some of our officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and officers against liabilities that may arise because of their status or service as directors or officers, except for liabilities arising from willful misconduct of a culpable nature, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and obtain directors' and officers' liability insurance if it is maintained for other directors or officers. These agreements do not require us to indemnify our directors and officers in situations where:

    - the renumeration paid to the director or officer is determined by final judgment to be in violation of law;

    - a judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale of our securities pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934;

    - the director or officer's conduct is adjudged to have been knowingly fraudulent or deliberately dishonest, or constitutes willful misconduct; or

    - a court determines that indemnification under the circumstances is not lawful.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with each of Messrs. Zarley, Malm, Schwenk and Johnson. Under these agreements, each of them is entitled to a base salary as set forth in the table below. In connection with these agreements, we have granted each of them options to purchase shares of our common stock under our 1999 Stock Option Plan as set forth in the table below. We entered into two employment agreements with Mr. Malm, one in June 1999 and the other in February 2000. The June 1999 employment agreement was entered into in connection with Mr. Malm's employment as our Chief Marketing Officer. The February 2000 agreement was entered into in connection with Mr. Malm's appointment as our President and Chief Operating Officer. Although Mr. Malm's June 1999 employment agreement has been superseded by the February 2000 agreement, Mr. Malm is still entitled to the options granted under the June 1999 agreement. 600,000 of the options granted to Mr. Zarley, all of the options granted to Mr. Malm under his June

1999 employment agreement, 100,000 of the options granted to Mr. Schwenk, and 75,000 of the options granted to Mr. Johnson will become immediately exercisable upon the closing of our initial public offering or upon transfer of 50% or more of the ownership of ValueClick.

                  OPTIONS GRANTED UNDER EMPLOYMENT AGREEMENTS

                                             NUMBER OF SECURITIES
NAME                           BASE SALARY    UNDERLYING OPTIONS    EXERCISE PRICE    EXPIRATION DATE
----                           -----------   --------------------   --------------   -----------------
James R. Zarley..............   $300,000          1,400,000(1)          $ 0.25         January 1, 2009
Earle A. Malm II.............   $150,000(2)         413,600(3)          $ 1.00            June 1, 2009
                                $300,000(4)         500,000(5)          $11.00       February 14, 2010
Kurt A. Johnson..............   $130,000(6)         150,000(7)          $ 1.00            May 23, 2009
John H. Schwenk..............   $100,000            200,000(8)          $ 0.25            May 13, 2009

------------------------------
(1) 150,000 of Mr. Zarley's options became exercisable in June 1999. The 450,000 options will become exercisable in equal monthly installments over the following 18 months or will become fully vested upon the closing of this offering. An additional 155,555 of Mr. Zarley's options became exercisable in December 1999. The remaining 644,445 options will become exercisable in equal monthly installments over the following 30 months.

(2) Reflects salary and options provided in Mr. Malm's June 1999 employment agreement. Except for the options granted under Mr. Malm's June 1999 employment agreement, all other provisions of the June 1999 employment agreement has been superceded by Mr. Malm's February 2000 employment agreement.

(3) 400,000 of Mr. Malm's options vest in 12 equal monthly installments commencing on June 1, 1999. The remaining 13,600 options are currently exercisable.

(4) Reflects compensation and options provided in Mr. Malm's February 2000 employment agreement. Mr. Malm will be entitled to an annual bonus of up to $200,000 based upon the achievement of certain business goals.

(5) All of Mr. Malm's 500,000 options vest in 48 equal monthly installments commencing on February 14, 2000.

(6) Mr. Johnson will be entitled to a $20,000 bonus upon the closing of this offering or a change of 50% or more of our ownership.

(7) 25,000 of Mr. Johnson's options became exercisable in November 1999. The remaining 125,000 options will become exercisable in equal monthly installments over the following 42 months. However, upon the closing of this offering, a total of 75,000 options will become immediately exercisable and the balance of 75,000 will vest over the following 12 months in equal installments.

(8) 33,333 of Mr. Schwenk's options became exercisable in October 1999. The remaining 166,667 options will become exercisable in equal monthly installments over the following 42 months. However, upon the closing of this offering, a total of 100,000 options will become immediately exercisable and the balance of 100,000 will vest over the following 12 months in equal installments.


    The employment agreements of Messrs. Zarley, Schwenk and Johnson may be terminated at any time by either party upon ten days' notice. These employment agreements continue until terminated by either us or the employee. Mr. Malm's June 1999 employment agreement, except for the stock options granted thereunder, has been superseded by Mr. Malm's February 2000 employment agreement.
Mr. Malm's February 2000 employment agreement provides for a four-year term but may be terminated at any time by either party upon ten days' notice. Mr. Malm will be entitled to all salary, stock options and health and welfare benefits he would have been entitled to for a period of 12 months of employment if we terminate his employment for other than cause or if he is terminated for any reason following a change of control. Under Mr. Johnson's employment agreement, if we terminate Mr. Johnson's employment in connection with, or following and by reason of, the transfer of ownership of 50% or more of ValueClick, he will be entitled to severance equal to one year's salary.

                           THE DOUBLECLICK INVESTMENT

    On February 28, 2000, we completed a strategic investment transaction with DoubleClick, a leading worldwide provider of Internet advertising solutions for advertisers and Web publishers. The terms of this agreement involved an investment by DoubleClick of approximately $95.8 million in ValueClick and possible additional investments by DoubleClick in the future. DoubleClick's common stock is quoted on the Nasdaq National Market under the symbol "DCLK."

    We have entered into the following agreements with DoubleClick in connection with the transaction:

    - Common Stock and Warrant Purchase Agreement

    - Common Stock Purchase Warrant

    - Registration Rights Agreement

    - Investor Rights Agreement

    - Voting Agreement

    Under the terms of the common stock and warrant purchase agreement, DoubleClick acquired 7,878,562 shares of our common stock, which represents approximately 30% of our fully diluted outstanding common stock, for an estimated purchase price of $12.16. DoubleClick paid $10.0 million in cash and 732,860 shares of DoubleClick common stock valued at $85.8 million for accounting purposes based on an average price of $117.07 per share for the public announcement date of January 13, 2000 and the five days before and after that date. As part of the common stock investment, we delivered to DoubleClick a warrant to acquire additional shares of ValueClick common stock at a purchase price of $21.76 per share, payable in common stock of DoubleClick. The warrant, which is exercisable for 15 months commencing February 28, 2000, is exercisable for that number of shares of our common stock that, when added to the 7,878,562 shares initially purchased by DoubleClick, would result in DoubleClick owning 45% of our outstanding shares of capital stock calculated on a fully diluted basis. The number and type of shares issuable and the exercise price under the warrant are subject to customary adjustments for stock splits, stock dividends, combinations, reclassifications and similar events affecting our common stock.

    The per share consideration we received in exchange for the common stock and warrant that we issued to DoubleClick was determined based on the fair value of our common stock in arms' length negotiations with DoubleClick, and as such has been recorded at the issuance price.


    The purchase agreement contains other agreements with DoubleClick. We have agreed with DoubleClick to enter into a DART services agreement under terms to be mutually agreed upon, which would enable us to use DoubleClick's dynamic ad matching, targeting and delivery technology in our business. The terms of this agreement are still under negotiation, but we believe that this agreement will be substantially on market terms and conditions. We also agreed that, if in the future we use any other services available from DoubleClick, we will purchase them from DoubleClick as long as the terms are reasonable and as favorable as other generally available. In addition, DoubleClick has agreed, as long as it owns or has the right to acquire at least 5% of our capital stock, not to sue or threaten to sue us or any of our customers, affiliates or licensees, (1) for infringement of any claim of DoubleClick's U.S. Patent No. 5,948,061 or (2) for infringement of any claim of any U.S. patent or patent application, or foreign patent or patent application, that is related to U.S. Patent No. 5,948,061 or that claims priority from this patent or otherwise makes claims similar to those made in this patent. DoubleClick's Patent No. 5,948,061 covers the process of using linked advertising space and compiling statistics on individual users in order to target advertisements over the Internet or computer networks. DoubleClick has agreed that if it no longer owns at least 5% of our capital stock, it will in good faith negotiate with us for a license to use its technology under commercially reasonable terms. However, there can be no assurance that we will be able to secure such a license.


    We will have the right to demand that DoubleClick register, under the Securities Act, the DoubleClick stock that we received as payment under the Purchase Agreement. This registration right will terminate 28 months after February 28, 2000. We may demand registration of our DoubleClick stock on Form S-3 twice, provided that the value of the shares to be registered is at least $1,000,000. We also have the right to require DoubleClick to register our shares in a firm commitment underwritten public offering once, provided that the value of the shares to be registered is at least $5,000,000 or at least 20% of the DoubleClick shares that we receive under the purchase agreement. We also have the right to include our DoubleClick shares in any registration under the Securities Act filed by DoubleClick with respect to the sale of its equity securities, other than registrations relating solely to employee benefit plans, transactions under Rule 145 and registrations of convertible debt securities and the common stock underlying them. On March 8, 2000, we submitted a request that DoubleClick register for resale on Form S-3 all of the DoubleClick shares we received from DoubleClick in connection with the DoubleClick transaction.

    Under the investor rights agreement and voting agreement, we agreed to grant certain additional rights and make certain additional agreements with DoubleClick, as follows:


    - Our founders and principal stockholders holding an aggregate of 33.6% of our common stock have agreed to vote to elect designees of DoubleClick to our board of directors as follows: (1) two designees of DoubleClick upon the closing under the purchase agreement, subject to adjustment for increases in the size of our board or decreases in DoubleClick's ownership of our stock; (2) three designees of DoubleClick upon the exercise in full by DoubleClick of the warrant, subject to adjustment for increases in the size of our board or decreases in DoubleClick's ownership of our stock; and (3) one designee of DoubleClick so long as DoubleClick holds at least 10% of our outstanding capital stock on a fully diluted basis. On
      February 28, 2000, the date of the closing of the DoubleClick investment, we elected DoubleClick's two designees, Jeffrey E. Epstein and Barry Salzman, to our Board of Directors.


    - We agreed, so long as DoubleClick holds at least 10% of our outstanding capital stock on a fully diluted basis, that we will not, without DoubleClick's prior approval, (1) issue any securities or right to acquire securities for financing purposes of any company that is competitive with DoubleClick; (2) amend our certificate of incorporation or bylaws in a way which would have an adverse effect on DoubleClick; (3) implement any anti-takeover defense, including, but not limited to a stockholder rights plan; or (4) issue any securities for which vesting accelerates solely upon a change of control or upon a public offering.

    - We granted to DoubleClick a right of first offer in connection with future sales of shares of our capital stock, entitling DoubleClick to purchase at least enough shares to maintain its percentage ownership of ValueClick. This right of first offer is subject to exceptions and expires three years after the effective date of the investor rights agreement.

    - We granted to DoubleClick a right of first offer in the event of a sale of ValueClick, so long as DoubleClick holds at least 10% of our outstanding capital stock on a fully diluted basis. Pursuant to this right, DoubleClick has the right to be notified of any proposed transaction involving a change of control of ValueClick or a sale of all or substantially all of our assets. DoubleClick has the right to present its own offer to acquire ValueClick and we could only accept a competing offer that is more favorable than DoubleClick's offer. Further, DoubleClick has the right to match unsolicited offers involving a change of control of ValueClick or a sale of all or substantially all of our assets. If our board of directors approves a sale of ValueClick to a party other than DoubleClick, DoubleClick is obligated to vote its shares of ValueClick stock in favor of the change of control transaction only if the per share consideration to be paid to DoubleClick by the acquiror equals or exceeds the highest price the acquiror paid for ValueClick stock in the change of control transaction or the year prior to its public announcement and the acquiror would own all of our capital stock or substantially all of our assets after the transaction closed.

    - DoubleClick has agreed to standstill provisions under which it would not, until February 28, 2003, (1) acquire additional shares of our capital stock such that it would own more than 45% of our capital stock on a fully diluted basis; (2) make or participate in any solicitation of proxies to vote, or advise or influence any other stockholder with respect to the voting of, any of our voting securities; or (3) vote its shares against the Board of Director nominees nominated by the ValueClick Board of Directors. These standstill provisions would terminate upon the announcement or commencement of a tender or exchange offer to acquire shares of our common stock which would result in the offeror owning 50% or more of our common stock.

                           RELATED PARTY TRANSACTIONS

    ValueClick was formed as a California limited liability company, ValueClick, LLC, on May 1, 1998. Upon formation, ValueClick, LLC issued securities equal to 6% of its total equity to investors for an aggregate purchase price of $60,000. It also issued securities equal to 92% of its total equity to Messrs. Coryat and Bueno, as described below, in consideration for intellectual property, including trademarks, software and trademark licenses and contractual rights. Valueclick, LLC also issued securities equal to 2% of its total equity to two individuals on May 1, 1998, in consideration for services rendered. Among the investors who purchased 6% of ValueClick, LLC's total equity as described above, Web-Ignite contributed assets worth $5,000 to ValueClick, LLC in exchange for a 0.5% membership interest. Web-Ignite subsequently transferred its 0.5% interest to Mr. Coryat in connection with Mr. Coryat's sale of 2,250 shares of Web-Ignite common stock to a third party for $45,000.

    On May 1, 1998, Brian Coryat, the sole stockholder of Web-Ignite Corporation, caused Web-Ignite to transfer to ValueClick, LLC its rights to:

    - the ValueClick trademarks and domain names; and

    - the trademark license, software license and copyright agreement with Trans-Pacific Ltd., predecessor to ValueClick Japan.

In exchange for the transfer of these rights, which had an estimated aggregate value of $770,000, ValueClick, LLC issued a 77% membership interest to Mr. Coryat. We believe that the transfer of the Web-Ignite business was on terms comparable to terms we would expect to have received in an arm's length transaction. At that time, Michael Bueno, the primary developer of certain technology underlying the software used to deliver advertisements, had licensed this software to Web-Ignite. In connection with the transfer of the Web-Ignite business to ValueClick, LLC, Web-Ignite and Mr. Bueno terminated their license agreement resulting in all rights in the software reverting back to Mr. Bueno. Mr. Bueno subsequently transferred all of his ownership rights in the software to ValueClick, LLC. In exchange for the transfer of these software rights, which had an estimated aggregate value of $150,000, ValueClick, LLC issued a 15% membership interest to Mr. Bueno.

    On December 31, 1998, ValueClick, LLC was reorganized into ValueClick, Inc., a Delaware corporation. In connection with this reorganization, ValueClick, Inc. acquired all the assets and assumed all of the liabilities of ValueClick, LLC. It also issued to ValueClick, LLC 9,919,004 shares of its common stock, 297,132 share of its Series A Convertible Preferred Stock and 1,047,804 shares of its Series B Convertible Preferred Stock, all of which ValueClick, LLC then distributed to its members upon its dissolution. The 9,919,004 shares of common stock were distributed to the members who originally contributed intellectual property, contractual rights and services to ValueClick, LLC in proportion to their membership interests in ValueClick, LLC. The 297,132 shares of Series A Convertible Preferred Stock were distributed to the investors who originally purchased 6% of ValueClick, LLC's equity interest for $60,000 in proportion to their membership interests in ValueClick, LLC. The 1,047,804 shares of Series B Convertible Preferred Stock were distributed to the investors who purchased 17% of ValueClick, LLC's equity interest for $716,000 in June 1998 in proportion to their membership interests in ValueClick, LLC.

    Upon the reorganization of ValueClick, LLC as ValueClick, Inc., as described above, Mr. Coryat's entire membership interest in ValueClick, LLC was exchanged for 7,628,380 shares of our common stock and 24,761 shares of our Series A Convertible Preferred Stock and Mr. Bueno's membership interest in ValueClick, LLC was exchanged for 1,485,658 shares of our common stock. Mr. Coryat was the sole stockholder and sole director of Web-Ignite, and was President and Chief Executive Officer and a director of ValueClick, LLC. Mr. Coryat is a director and is Vice Chairman of ValueClick, Inc. Mr. Bueno served as a director and as Chief Technical Officer of ValueClick, LLC and was Vice President, Chief Technology Officer and a director of ValueClick, Inc. Mr. Bueno resigned as a director of ValueClick, Inc. as of September 30, 1999 and is no longer an officer of ValueClick, Inc. Mr. Coryat and Mr. Bueno each currently holds more than 5% of our stock.

    In June 1998, Brian Coryat borrowed $50,000, at an interest rate of 9% per annum, from ValueClick, LLC. Mr. Coryat repaid this loan in full in December 1998 and paid total interest under the loan of $2,687. Mr. Coryat served as President and Chief Executive Officer and was a director of ValueClick, LLC.

    On December 31, 1998, we borrowed $200,000, at an interest rate of 10% per annum, from Brian Coryat, a director and our Vice Chairman. We repaid this loan in full in January 1999 and paid total interest under the loan of $1,480.

VALUECLICK EUROPE

    In August 1999, we formed a joint venture with three of our directors to engage in the Internet advertising business in the United Kingdom and Europe by purchasing a 20% interest in ValueClick Europe, Limited, a corporation organized under the laws of the U.K., for $99,000. We co-founded ValueClick Europe with Mr. Umberger, one of our directors; Mr. Coryat, our President, Chief Operating Officer and director; Mr. Zarley, our Chairman of the Board and Chief Executive Officer; and Todd Treusdell, one of our stockholders. At that time, we granted ValueClick Europe an exclusive license to our trademarks and other intellectual property within western Europe, Scandinavia and the U.K. for $200,000. This license may become non-exclusive if ValueClick Europe fails to recognize a minimum level of gross revenues during the 12 months ending August 2000. Pursuant to the license agreement, ValueClick Europe will also pay us a royalty fee equal to five percent of the advertising revenues it receives per month on its network. The license agreement may be terminated at any time by mutual consent of the parties or by any party if the other party breaches any terms of the agreement and the breach is not cured within 45 days. In addition, ValueClick Europe may terminate the agreement if we are subject to bankruptcy proceedings, if our assets are subject to a receivership or if any part of our patents subject to the agreement is found to be invalid.

    As part of the formation of ValueClick Europe, all five of the founders entered into a shareholders agreement which gave us an option to acquire all of the shares of ValueClick Europe owned by each of the other founders in the event the shareholder proposed to sell or transfer his shares or upon a change of control of ValueClick Europe. Effective December 1999, we purchased all of the shares of ValueClick Europe held by the other four founders. All of these founders waived their rights under the shareholders agreement in connection with this transaction and the shareholders agreement terminated by its own terms upon the closing of the transaction. As a result of this transaction, ValueClick Europe became our wholly-owned subsidiary.

    We agreed to pay Mr. Umberger a total of $239,829 for his 45% interest in ValueClick Europe, which included the reimbursement of $17,519 for out-of-pocket expenses incurred by Mr. Umberger related to the operation of ValueClick Europe. We agreed to pay Messrs. Zarley and Coryat $12,375 each for their 2.5% interests in ValueClick Europe. In exchange for Mr. Treusdell's 30% interest in ValueClick Europe, we agreed to pay him $300, to assume his obligation to pay ValueClick Europe $148,200, which was the outstanding balance of the purchase price for his 30% interest, and to reimburse his expenses of up to $1,000 in connection with this transaction.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2000, as adjusted to reflect the sale of common stock in this offering and the automatic conversion of all shares of preferred stock to common stock upon the consummation of this offering, for each of the following persons:

    - each of our directors and each of the named officers in the "Management--Executive Compensation" section of this prospectus;

    - all directors and executive officers as a group; and

    - each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 13, 2000 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the table, each person and entity named in the table has sole voting and sole investment power with respect to the shares set forth opposite its name. Except as specified, all share numbers and percentages assume no exercise of the underwriters' over-allotment option.

                                                  SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                                OWNED PRIOR TO OFFERING                        OWNED AFTER OFFERING(2)
                                       ------------------------------------------   ---------------------------------------------
NAME OF STOCKHOLDER(1)                       NUMBER                PERCENT                NUMBER                   PERCENT
----------------------                 ------------------   ---------------------   ------------------      ---------------------
NAMED EXECUTIVE OFFICERS AND
  DIRECTORS:
  James R. Zarley(3).................           1,249,209                    5.2%            1,249,209                        4.4%
  Brian Coryat(4)....................           5,166,964                   21.6             5,166,964                       18.5
  Earle A. Malm II(5)................             575,335                    2.4               575,335                        2.0
  Kurt A. Johnson(6).................              75,000                      *                75,000                          *
  John H. Schwenk(7).................             137,038                      *               137,038                          *
  David S. Buzby(8)..................             461,564                    1.9               461,564                        1.7
  Robert D. Leppo(9).................             954,732                    4.0               954,732                        3.4
  Martin T. Hart(10).................             503,702                    2.1               503,702                        1.8
  Steven J. Umberger(11).............             962,210                    4.0               962,210                        3.4
  Jeffrey E. Epstein(12).............           7,878,562                   32.9             7,878,562                       28.2
  Barry Salzman(13)..................           7,878,562                   32.9             7,878,562                       28.2
5% STOCKHOLDERS:
  DoubleClick Inc. (14)..............           7,878,562                   32.9             7,878,562                       28.2
  Michael J. Bueno(15)...............           1,359,732                    5.7             1,359,732                        4.9
All directors and executive officers
  as a group (11 persons)(16)........          17,964,316                   72.2%           17,679,316(17)                   63.4%

------------------------

 *  Less than one percent

(1) Unless otherwise indicated, the address of each person set forth above is in care of ValueClick, Inc., 6450 Via Real, Carpinteria, California 93013.

(2) Assumes the sale of 4,000,000 shares offered hereby but excludes any common stock that may be issued upon exercise of the underwriters' over-allotment option in connection with this offering.

(3) Includes (a) 73,171 shares of Series B Preferred Stock which will be converted into 146,342 shares of common stock immediately prior to the closing of this offering, (b) 300,000 shares of common stock issuable upon exercise of stock options at a price of $0.25 per share, which will automatically become exercisable upon the closing of this offering and
    (c) 66,666 shares of common stock issuable upon exercise of stock options at a price of $1.00 per share, which are presently exercisable or will become exercisable within 60 days from March 13, 2000.

(4) Includes (a) 125,000 shares of common stock held by The Bryan Coryat Trust No. 1 for the benefit of Mr. Coryat's family, (b) 24,761 shares of Series A Preferred Stock which will be converted into 49,532 shares of common stock upon the consummation of this offering. If the underwriters' over-allotment option is exercised in full, Mr. Coryat will sell 233,700 shares in this offering and will beneficially own 4,885,742 shares (17.5%) after the offering.

(5) Includes (a) 400,000 shares of common stock issuable upon exercise of stock options at a price of $1.00 per share that will automatically become exercisable upon the closing of this offering, (b) 20,833 shares of common stock issuable upon exercise of stock options at a price of $11.00 per share, which are presently exercisable or will become exercisable within 60 days from March 13, 2000, (c) 7,407 shares of Series C Preferred Stock which will be converted into 14,814 shares of common stock upon the consummation of the closing of this offering and (d) 13,600 shares of common stock issuable upon exercise of stock options presently exercisable at a price of $1.00 per share, which are presently exercisable or will become exercisable within 60 days from March 13, 2000.

(6) Includes 75,000 shares of common stock issuable upon exercise of stock options at a price of $1.00 per share that will automatically become exercisable upon the closing of this offering.

(7) Includes (a) 18,519 shares of Series C Preferred Stock which will be converted into 37,038 shares of common stock upon the consummation of this offering and (b) 100,000 shares of common stock issuable upon exercise of stock options at a price of $0.25 per share that will automatically become exercisable upon the closing of this offering.

(8) Includes 75,171 shares of Series B Preferred Stock held by the Buzby-Vasan 1997 Trust, which will be converted into 146,342 shares of common stock upon the consummation of this offering.

(9) Includes 142,316 shares of Series A Preferred Stock, 31,106 shares of Series B Preferred Stock and 55,556 shares of Series C Preferred Stock all of which will be converted into an aggregate of 457,956 shares of common stock upon the consummation of this offering.

(10) Represents 251,851 shares of Series C Preferred Stock held by H Investment Company LLC., which will be converted into 503,702 shares of common stock upon the consummation of this offering. Mr. Hart is the managing partner of H Investment Company LLC.

(11) Includes (a) 21,105 shares of common stock held by Margaret Norine Davis, as Trustee of the Steven J. Umberger 1999 Grantor Annuity Trust and
    (b) 73,171 shares of Series B Preferred Stock which will be converted into 146,342 shares of common stock upon the consummation of this offering.

(12) Reflects 7,878,562 shares of common stock owned by DoubleClick, Inc. and does not include shares issuable upon exercise of the DoubleClick warrant. Mr. Epstein is the Executive Vice President of DoubleClick, Inc.

(13) Reflects 7,878,562 shares of common stock owned by DoubleClick, Inc. and does not include shares issuable upon exercise of the DoubleClick warrant. Mr. Salzman is the Vice President, International of DoubleClick, Inc.

(14) The address for DoubleClick Inc. is 450 West 33rd Street, 16th Floor, New York, New York 10001. Excludes an indeterminate number of shares of our common stock issuable upon exercise of a Common Stock Purchase Warrant at $21.76 per share. The number of shares of our common stock which DoubleClick may purchase under the warrant is that number of shares which, when added to the shares of our common stock purchased by DoubleClick under the purchase agreement and any other shares of our common stock subsequently purchased by DoubleClick, would cause DoubleClick and its affiliates to hold 45% of all outstanding ValueClick common stock on a fully-diluted basis.

(15) If the underwriters' over-allotment option is exercised in full, Mr. Bueno will sell 51,300 shares of common stock in this offering and will beneficially own 1,308,432 shares (4.7%) after the offering. From June 1998 to April 1999 Mr. Bueno served as the lead engineer for ValueClick, LLC, the predecessor of ValueClick. Since April 1999, Mr. Bueno has served in various capacities with ValueClick including Chief Technical Officer and his current position, lead engineer.

(16) Includes (a) 80,266 and 31,250 shares of common stock issuable upon the exercise of stock options with a price of $1.00 and $11.00 per share, respectively, which are presently exercisable or will become exercisable within 60 days of March 13, 2000, (b) 400,000 and 475,000 shares of Common Stock issuable upon the exercise of stock options with a price of $0.25 and $1.00 per share, respectively, which will automatically become exercisable upon the closing of this offering and (c) 7,878,562 share of common stock owned by DoubleClick, Inc., and does not include shares issuable upon exercise of the DoubleClick warrant. Messrs. Epstein and Salzman are the Executive Vice President and Vice President, International of DoubleClick, Inc., respectively.

(17) Reflects the sale of 233,700 shares of common stock which Mr. Coryat and 51,300 shares of common stock which Mr. Bueno will sell in this offering if the underwriters' over-allotment option is exercised in full.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $.001 par value per share, and 20,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK

    As of March 13, 2000, there were 18,618,965 shares of common stock outstanding held of record by 30 stockholders, or 23,912,536 shares, held of record by 58 stockholders as adjusted to reflect the conversion of all outstanding preferred stock upon the consummation of this offering. Options to purchase an aggregate of 2,849,337 shares of common stock were also outstanding as of March 13, 2000. There will be 27,912,536 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, exercises of outstanding options under our 1999 stock option plan or warrant after March 13, 2000, after giving effect to the sale of the shares offered hereby.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available for that purpose. See "Dividend Policy." In the event of liquidation, dissolution or winding up of ValueClick, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    The Board has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock, $.001 par value, in one or more series. The Board will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

    The issuance of preferred stock might have the effect of delaying, deferring or preventing a change in control of ValueClick without further action by the stockholders. The issuance of preferred stock with voting and conversion rights might also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of this offering, no shares of preferred stock will be outstanding. We currently have no plans to issue any shares of preferred stock.

    The Board has authorized the issuance of three series of preferred stock -- Series A, B and C convertible preferred stock. There are 297,132 authorized, issued and outstanding shares of Series A, 1,047,804 authorized, issued and outstanding shares of Series B and 1,400,000 shares of Series C authorized, of which 1,301,850 are issued and outstanding. Upon consummation of this offering, the 297,132 shares of Series A, 1,047,804 shares of Series B, and 1,301,850 shares of Series C will be converted into 594,264, 2,095,608, and 2,603,700 shares of common stock, respectively, or an aggregate of 5,293,572 shares of common stock.

REGISTRATION RIGHTS

    After this offering, DoubleClick will be entitled to registration rights with respect to its 7,878,562 shares of our common stock, and any shares it subsequently acquires. DoubleClick may require us to register all or part of its shares at any time following 180 days after this offering. DoubleClick may exercise this right to demand registration of its shares no more than four times and no more than twice in any 12 month period. In addition, DoubleClick may require us to include its shares in future registration statements that we file and may require us to register its shares on Form S-3. Upon registration, these shares will be freely tradable without restriction. We have agreed to pay for the expenses of DoubleClick's four demand registrations, all piggyback registrations requested by DoubleClick and up to three registrations on Form S-3 requested by DoubleClick.

WARRANT

    In February 2000, we issued a common stock purchase warrant to DoubleClick to purchase an indeterminate number of shares of common stock at $21.76 per share. Under the warrant, DoubleClick may purchase a number of shares, when added to the 7,878,562 shares of common stock purchased by DoubleClick upon the closing of the DoubleClick investment and any other shares it subsequently purchases, would cause DoubleClick to hold 45% of our outstanding common stock on a fully diluted basis.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    We estimate that following the completion of this offering we will have approximately 72,087,464 shares of authorized but unissued common stock, including an aggregate of 3,498,602 shares reserved for issuance upon the exercise of options under our 1999 stock plan, and 20,000,000 shares of authorized preferred stock, of which none will be issued and outstanding. If the underwriters' over-allotment option is exercised in full, we will have approximately 71,772,464 shares of authorized but unissued common stock. Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the Nasdaq National Market, which apply so long as the common stock remains included in that inter-dealer quotation system, require prior stockholder approval of specified issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of common stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. We currently do not have any plans to issue additional shares of common stock or preferred stock, other than in connection with employee compensation plans and shares reserved for issuance upon exercise of DoubleClick's warrant. See "Management--Employee Benefit Plans." One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the Board to issue shares to persons who may agree or be inclined to vote in concert with current management on issues put to consideration of stockholders, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management and possibly deprive the stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the Delaware General Corporation Law could make the acquisition of ValueClick and the removal of incumbent officers and directors more difficult. This statute is expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ValueClick to negotiate with it first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure ValueClick outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders. DoubleClick is not subject to this provision of Delaware law with respect to its investment in ValueClick.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding 27,912,536 shares of common stock. Of these shares, the 4,000,000 shares sold in the offering (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% stockholders).

    The remaining 23,912,536 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

    Our stockholders and our option holders have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming Goldman, Sachs & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

    - Beginning on the effective date of the offering, only the shares sold in the offering will be immediately available for sale in the public market.

    - 180 days after the effective date of the offering, 16,017,798 shares will become eligible for sale pursuant to Rules 144, 144(k) and 701. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

    - An additional 16,176 shares will become eligible for sale pursuant to Rule 144 in October 2000. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

    - 7,878,562 shares which DoubleClick purchased will become eligible for sale pursuant to Rule 144 on February 28, 2001 and any additional shares purchased by DoubleClick pursuant to its warrant will become eligible for sale pursuant to Rule 144 one year after their issuance to DoubleClick. DoubleClick also has the right to require us to register its shares for sale upon request. See "The DoubleClick Investment." Shares eligible to be sold by affiliates will be subject to volume restrictions as described below.

    - 48,836 shares, which we agreed to issue to two holders of shares of ValueClick Japan in January 2000, will become elegible for sale pursuant to Rule 144 one year after their issuance.

    In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the date of this prospectus), a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent of the number of shares of common stock then outstanding (which will equal approximately 279,192 shares immediately after the offering) or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 must be conducted through a broker or directly with a market maker and are also subject to notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    Beginning 90 days after the effective date of the registration statement for this offering, any employee, officer or director of or consultant to us who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the 1999 Stock Option Plan, as amended, or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of March 13, 2000, there were outstanding options under the 1999 Stock Option Plan for the purchase of 2,849,337 shares of our common stock. See "Risk Factors--Virtually all of our shares will be eligible for sale shortly after this offering, which could result in a decline in our stock price" and "Management--Employee Benefit Plans."


    After this offering, DoubleClick will be entitled to registration rights with respect to its 7,878,562 shares of our common stock, and any shares it subsequently acquires. DoubleClick may require us to register all or part of its shares at any time following 180 days after this offering. DoubleClick may exercise this right to demand registration of its shares no more than four times and no more than twice in any 12 month period. In addition, DoubleClick may require us to include its shares in future registration statements that we file and may require us to register its shares on Form S-3. Upon registration, these shares will be freely tradable without restriction. We have agreed to pay for the expenses of DoubleClick's four demand registrations, all piggyback registrations requested by DoubleClick and up to three registrations on Form S-3 requested by DoubleClick. See "The DoubleClick Investment."

                                  UNDERWRITING

    ValueClick, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered on the cover page of this prospectus. Each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Salomon Smith Barney Inc. and SoundView Technology Group, Inc. are the representatives of the underwriters.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Goldman, Sachs & Co.........................................
Salomon Smith Barney Inc....................................
SoundView Technology Group, Inc.............................
                                                              ---------

      Total.................................................
                                                              =========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 315,000 shares from us and up to an additional shares 285,000 from the selling stockholders to cover those sales. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders and us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 600,000 additional shares.

                                                               PAID BY THE SELLING
                                 PAID BY VALUECLICK               STOCKHOLDERS
                             ---------------------------   ---------------------------
                             NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
                             -----------   -------------   -----------   -------------
Per Share..................  $              $                  n/a        $
Total......................  $              $                  n/a        $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    ValueClick, our officers and directors, and all of our stockholders have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

    Prior to the offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The common stock will be quoted on the Nasdaq National Market under the symbol "VCLK."

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. To reduce the likelihood of the imposition of a penalty bid, underwriters, in determining how to allocate shares in the offering, may take into consideration the history of investors who have quickly sold their shares in prior offerings. The imposition of a penalty bid may discourage the immediate resale of shares sold in this offering.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters expect to deliver the shares against payment in New York,
New York on             , 2000.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    ValueClick estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,130,000 and that the selling stockholders' share will be approximately $70,000.

    ValueClick and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    A prospectus in electronic format will be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    ValueClick has asked the underwriters to reserve up to 200,000 shares for sale at the same offering price directly to our officers, directors, employees and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for ValueClick by Brobeck, Phleger & Harrison LLP, Los Angeles, California. Pillsbury Madison & Sutro LLP, San Francisco, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

    The consolidated financial statements of ValueClick, Inc. as of December 31, 1998 and 1999, and for the period from May 1, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, the financial statements of the ValueClick Line of Business of Web-Ignite Corporation as of December 31, 1997 and April 30, 1998 and for the period from July 1, 1997 through December 31, 1997 and the four months ended April 30, 1998, and the financial statements of ValueClick Japan as of December 31, 1998 and for the period from March 26, 1998 through November 15, 1998 of its predecessor line of business within Trans-Pacific Ltd. and ValueClick Japan for the period from November 16, 1998 through December 31, 1998 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    ValueClick has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to ValueClick and the common stock offered hereby, reference is made to the registration statement and to the exhibits thereto. You should read the agreements and other documents we have filed as exhibits to this registration statement.

    Following the offering we will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with that law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when so filed, may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:// www.sec.gov.

    We will furnish our stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles. The financial statements included in the annual reports will be examined and reported upon, with an opinion expressed, by our independent auditors.

                                VALUECLICK, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
ValueClick, Inc. Consolidated Financial Statements

    Report of Independent Accountants.......................    F-2

    Consolidated Balance Sheets.............................    F-3

    Consolidated Statements of Operations...................    F-4

    Consolidated Statements of Stockholders' Equity.........    F-5

    Consolidated Statements of Cash Flows...................    F-6

    Notes to Consolidated Financial Statements..............    F-7

Unaudited Pro Forma Condensed Consolidated Financial
  Statements

    Introduction............................................    F-22

    Pro Forma Condensed Consolidated Statements of
     Operations.............................................    F-23

    Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................    F-25

ValueClick Line of Business of Web-Ignite Corporation

    Report of Independent Accountants.......................    F-26

    Balance Sheets..........................................    F-27

    Statements of Operations................................    F-28

    Statements of Changes in Invested Equity................    F-29

    Statements of Cash Flows................................    F-30

    Notes to Financial Statements...........................    F-31

ValueClick Japan Financial Statements

    Report of Independent Accountants.......................    F-33

    Balance Sheets..........................................    F-34

    Statements of Operations................................    F-35

    Statements of Stockholders' Equity......................    F-36

    Statements of Cash Flows................................    F-37

    Notes to Financial Statements...........................    F-38

    The following report is in the form that will be signed upon the completion of the one-for-two reverse stock split as described in Note 14 of the notes to the consolidated financial statements.


/s/ PricewaterhouseCoopers LLP
Woodland Hills, California
March 28, 2000


                       REPORT OF INDEPENDENT ACCOUNTANTS

    To the Board of Directors and Stockholders of ValueClick, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of ValueClick, Inc. (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from May 1, 1998 (inception) through December 31, 1998, and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


    Woodland Hills, California
    February 7, 2000, except for Notes 1 and 14, as to which the date is March 28, 2000

                                VALUECLICK, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                PRO FORMA
                                                                                              STOCKHOLDERS'
                                                                                                 EQUITY
                                                              DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999            1999
                                                              -------------   -------------   -------------
                                                                                               (UNAUDITED)
ASSETS
  Current assets:
    Cash and cash equivalents...............................   $  262,392      $ 2,128,669
    Accounts receivable, net of allowance for doubtful
      accounts of $8,000 and $644,037 as of December 31,
      1998 and 1999, respectively...........................      714,559        7,021,806
    Receivable from ValueClick Japan........................       10,263               --
    Prepaid expenses and other current assets...............       24,524          548,641
    Deferred income taxes...................................           --          330,196
                                                               ----------      -----------
          Total current assets..............................    1,011,738       10,029,312
Property and equipment, net.................................      103,323          912,208
Acquired software, net......................................      116,667           66,667
Investment in ValueClick Japan..............................       90,923               --
Intangibles, net............................................           --        3,859,350
Other assets................................................           --          105,527
                                                               ----------      -----------
          Total assets......................................   $1,322,651      $14,973,064
                                                               ==========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   $  343,135      $ 4,304,216
  Income taxes payable......................................           --          250,041
  Deferred revenue..........................................       14,894          388,986
  ValueClick Japan short term borrowings....................      200,000          146,730
  Note payable, current portion.............................           --            9,855
                                                               ----------      -----------
          Total current liabilities.........................      558,029        5,099,828
                                                               ----------      -----------

Note payable, less current portion..........................           --           19,679

Minority interest in ValueClick Japan.......................           --          453,340

Commitments and contingencies (Note 12).....................

Stockholders' equity:
  Preferred stock, $0.001 par value; 3,000,000 and
    20,000,000 shares authorized at December 31, 1998 and
    1999, respectively;
    Series A Convertible - 297,132 shares issued and
      outstanding at December 31, 1998 and 1999.............          297              297              --
    Series B Convertible - 1,047,804 shares issued and
      outstanding at December 31, 1998 and 1999.............        1,048            1,048              --
    Series C Convertible - 0 and 1,301,850 shares issued and
      outstanding at December 31, 1998 and 1999,
      respectively..........................................           --            1,302              --
  Common stock, $0.001 par value; 100,000,000 shares
    authorized; 9,919,004 and 10,241,920 shares issued and
    outstanding at December 31, 1998 and 1999, respectively;
    pro forma 23,414,054 shares issued and outstanding at
    December 31, 1999.......................................        9,919           10,242          23,414
  Additional paid-in capital................................      753,358       17,584,826     113,370,221
  Deferred stock compensation...............................           --       (5,678,403)     (5,678,403)
  Cumulative foreign currency translation adjustment........           --          (30,027)        (30,027)
  Accumulated deficit.......................................           --       (2,489,068)     (2,489,068)
                                                               ----------      -----------    ------------
      Total stockholders' equity............................      764,622        9,400,217    $105,196,137
                                                               ----------      -----------    ============
          Total liabilities and stockholders' equity........   $1,322,651      $14,973,064
                                                               ==========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                VALUECLICK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                               MAY 1, 1998
                                                               (INCEPTION)        YEAR
                                                                 THROUGH          ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              -------------   -------------
Revenues....................................................   $ 2,052,539     $20,288,089
Cost of revenues............................................     1,104,237      10,157,403
                                                               -----------     -----------
  Gross profit..............................................       948,302      10,130,686
                                                               -----------     -----------
Operating expenses:
  Sales and marketing.......................................       516,169       2,865,858
  General and administrative................................       403,856       3,824,706
  Product development.......................................       154,806       1,099,608
  Stock-based compensation..................................        61,375       3,506,136
  Amortization of intangibles and acquired software.........        33,333         400,849
                                                               -----------     -----------
      Total operating expenses..............................     1,169,539      11,697,157
                                                               -----------     -----------
  Loss from operations......................................      (221,237)     (1,566,471)
Equity in loss of ValueClick Japan..........................        (9,077)        (64,336)
Interest income, net........................................         7,561          44,754
                                                               -----------     -----------
  Loss before income taxes and minority interest............      (222,753)     (1,586,053)
Provision for income taxes..................................            --         896,645
                                                               -----------     -----------
Net loss before minority interest...........................      (222,753)     (2,482,698)
Minority interest in ValueClick Japan.......................            --          (6,370)
                                                               -----------     -----------
      Net loss..............................................   $  (222,753)    $(2,489,068)
                                                               ===========     ===========
Basic and diluted net loss per common share (Note 9)........   $     (0.02)    $     (0.26)
                                                               ===========     ===========
Shares used to calculate basic and diluted net loss per
  common share (Note 9).....................................     9,912,132       9,686,757
                                                               ===========     ===========
Unaudited pro forma basic and diluted net loss per common
  share.....................................................                   $     (0.17)
                                                                               ===========
Unaudited pro forma shares used to calculate pro forma basic
  and diluted net loss per common share.....................                    14,633,825
                                                                               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                VALUECLICK, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         LLC MEMBERSHIP
                                           INTERESTS              PREFERRED STOCK            COMMON STOCK         ADDITIONAL
                                    ------------------------   ----------------------   ----------------------      PAID-IN
                                       SHARES       AMOUNT       SHARES       AMOUNT      SHARES       AMOUNT       CAPITAL
                                    ------------   ---------   -----------   --------   -----------   --------   -------------
Balance at May 1, 1998
  (inception).....................            --   $      --            --   $    --             --   $    --    $         --
Issuance of LLC membership inter-
  ests............................     1,885,125     926,000            --        --             --        --              --
Charge for issuance of LLC
  interests to employees..........       608,878      61,375            --        --             --        --              --
Net loss..........................            --          --            --        --             --        --              --
Exchange of LLC membership inter-
  ests to stock in the
  C-corporation upon
  reincorporation and conver-
  sion............................    (2,494,003)   (987,375)    1,344,936     1,345      9,919,004     9,919         753,358
                                    ------------   ---------   -----------   -------    -----------   -------    ------------
Balance at December 31, 1998......            --          --     1,344,936     1,345      9,919,004     9,919         753,358
Issuance of Series C preferred
  stock, net......................            --          --     1,301,850     1,302             --        --       3,497,136
Deferred stock compensation.......            --          --            --        --             --        --       8,621,355
Charge for issuance of stock and
  stock options to non-employees..            --          --            --        --             --        --         563,184
Amortization of stock-based com-
  pensation.......................            --          --            --        --             --        --              --
Issuance of common stock to
  acquire ValueClick Japan........            --          --            --        --        320,000       320       4,146,880
Exercise of common stock options..            --          --            --        --          2,916         3           2,913
Comprehensive loss:
  Net loss........................            --          --            --        --             --        --              --
  Foreign currency translation....            --          --            --        --             --        --              --
                                    ------------   ---------   -----------   -------    -----------   -------    ------------
Total comprehensive loss..........            --          --            --        --             --        --              --
                                    ------------   ---------   -----------   -------    -----------   -------    ------------
Balance at December 31, 1999......            --          --     2,646,786     2,647     10,241,920    10,242      17,584,826
Assumed conversion of convertible
  preferred stock (unaudited).....            --          --    (2,646,786)   (2,647)     5,293,572     5,293          (2,646)
Issuance of common stock and a
  warrant to DoubleClick in Febru-
  ary 2000 (unaudited)............            --          --            --        --      7,878,562     7,879      95,788,041
                                    ------------   ---------   -----------   -------    -----------   -------    ------------
Balance at December 31, 1999, pro
  forma (unaudited)...............            --   $      --            --   $    --     23,414,054   $23,414    $113,370,221
                                    ============   =========   ===========   =======    ===========   =======    ============

                                                       CUMULA-
                                                        TIVE
                                                       FOREIGN
                                                      CURRENCY
                                                     TRANSLATION                     TOTAL
                                    DEFERRED STOCK     ADJUST-     ACCUMULATED   STOCKHOLDERS'
                                     COMPENSATION       MENT         DEFICIT        EQUITY
                                    --------------   -----------   -----------   -------------
Balance at May 1, 1998
  (inception).....................   $        --      $     --     $       --    $         --
Issuance of LLC membership inter-
  ests............................            --            --             --         926,000
Charge for issuance of LLC
  interests to employees..........            --            --             --          61,375
Net loss..........................            --            --       (222,753)       (222,753)
Exchange of LLC membership inter-
  ests to stock in the
  C-corporation upon
  reincorporation and conver-
  sion............................            --            --        222,753              --
                                     -----------      --------     -----------   ------------
Balance at December 31, 1998......            --            --             --         764,622
Issuance of Series C preferred
  stock, net......................            --            --             --       3,498,438
Deferred stock compensation.......    (8,621,355)           --             --              --
Charge for issuance of stock and
  stock options to non-employees..            --            --             --         563,184
Amortization of stock-based com-
  pensation.......................     2,942,952            --             --       2,942,952
Issuance of common stock to
  acquire ValueClick Japan........            --            --             --       4,147,200
Exercise of common stock options..            --            --             --           2,916
Comprehensive loss:
  Net loss........................            --            --     (2,489,068)     (2,489,068)
  Foreign currency translation....            --       (30,027)            --         (30,027)
                                     -----------      --------     -----------   ------------
Total comprehensive loss..........            --            --             --      (2,519,095)
                                     -----------      --------     -----------   ------------
Balance at December 31, 1999......    (5,678,403)      (30,027)    (2,489,068)      9,400,217
Assumed conversion of convertible
  preferred stock (unaudited).....            --            --             --              --
Issuance of common stock and a
  warrant to DoubleClick in Febru-
  ary 2000 (unaudited)............            --            --             --      95,795,920
                                     -----------      --------     -----------   ------------
Balance at December 31, 1999, pro
  forma (unaudited)...............   $(5,678,403)     $(30,027)    $(2,489,068)  $105,196,137
                                     ===========      ========     ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                VALUECLICK, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                               MAY 1, 1998
                                                               (INCEPTION)        YEAR
                                                                 THROUGH          ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              -------------   -------------
Cash flows from operating activities:
  Net loss..................................................    $(222,753)     $(2,489,068)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization...........................       42,553          544,069
    Provision for doubtful accounts.........................        8,000          625,042
    Equity in loss of ValueClick Japan......................        9,077           64,336
    Stock-based compensation................................       61,375        3,506,136
    Minority interest in ValueClick Japan...................           --            6,370
    Benefit for deferred taxes..............................           --         (330,196)
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (722,559)      (6,458,380)
      Receivable from ValueClick Japan......................      (10,263)              --
      Prepaid expenses and other assets.....................      (24,524)        (539,773)
      Accounts payable and accrued liabilities..............      343,135        3,785,290
      Income taxes payable..................................           --          250,041
      Deferred revenue......................................       14,894          172,530
                                                                ---------      -----------
          Net cash used in operating activities.............     (501,065)        (863,603)
                                                                ---------      -----------
Cash flows from investing activities:
  Investment in ValueClick Japan............................     (100,000)        (263,456)
  Acquisition of ValueClick Japan, net of cash received.....           --          412,738
  Purchases of property and equipment.......................     (112,543)        (923,541)
  Proceeds from ValueClick Japan minority shareholder.......           --           67,462
                                                                ---------      -----------
          Net cash used in investing activities.............     (212,543)        (706,797)
                                                                ---------      -----------
Cash flows from financing activities:
  Proceeds from the issuance of short-term debt.............      200,000          140,700
  Repayments on short-term debt.............................           --         (203,772)
  Repayments on note payable................................           --             (882)
  Proceeds from issuance of LLC membership interests........      776,000               --
  Net proceeds from issuance of Series C preferred stock....           --        3,498,438
  Proceeds from issuance of common stock....................           --            2,916
                                                                ---------      -----------
          Net cash provided by financing activities.........      976,000        3,437,400
                                                                ---------      -----------
          Effect of currency translations...................           --             (723)
                                                                ---------      -----------
          Net increase in cash and cash equivalents.........      262,392        1,866,277
Cash and cash equivalents, beginning of period..............           --          262,392
                                                                ---------      -----------
Cash and cash equivalents, end of period....................    $ 262,392      $ 2,128,669
                                                                =========      ===========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................    $      --      $     1,480
                                                                =========      ===========
  Cash paid for taxes.......................................    $      --      $   976,800
                                                                =========      ===========
Non-cash investing and financing activities:
  Issuance of LLC membership interests for acquired
    software................................................    $ 150,000      $        --
                                                                =========      ===========
  Issuance of LLC membership interests for employee
    services................................................    $  61,375      $        --
                                                                =========      ===========
  Conversion of LLC membership interests into Series A and B
    preferred stock.........................................    $ 776,000      $        --
                                                                =========      ===========
  Conversion of LLC membership interests into common
    stock...................................................    $ 211,375      $        --
                                                                =========      ===========
  Equipment obtained under note payable.....................    $      --      $    29,534
                                                                =========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

    ValueClick, Inc. ("ValueClick" or the "Company") commenced operations as ValueClick, LLC, a California limited liability company, on May 1, 1998 (inception). Prior to the formation of ValueClick, LLC, the ValueClick Internet advertising delivery business began in July 1997 as a line of business within Web-Ignite Corporation, an S-corporation wholly owned by the founding member of ValueClick, LLC. The reorganization and formation of ValueClick, LLC was accounted for as a transaction by entities under common control and was effected by the founding member causing Web-Ignite to transfer the rights to the ValueClick trademarks, domain names, the trademark, license, software license and copyright agreements with Trans-Pacific Ltd., predecessor to ValueClick Japan, and the rights to the advertising delivery software used in the business to ValueClick, LLC. On December 31, 1998, ValueClick, LLC completed its conversion and reincorporation from a California LLC to a Delaware C-corporation by completing a merger with ValueClick, Inc., a Delaware C-corporation formed by ValueClick, LLC. The accompanying financial statements reflect the conversion and reincorporation.

    The Company is an Internet based advertising network that provides a performance based advertising solution on a cost-per-click basis to advertisers and e-commerce companies.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiary ValueClick Japan, and its wholly-owned subsidiary, ValueClick Europe. All material intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all short-term investments with an original maturity at date of purchase of three months or less to be cash equivalents. At December 31, 1998 and 1999, cash equivalents consist of money market funds.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years. Leasehold improvements are amortized over their estimated useful lives, or the term of the lease, whichever is shorter.

ACQUIRED SOFTWARE

    Acquired software represents certain software used in the Internet advertising delivery, which was acquired from a founding member of ValueClick, LLC in exchange for a 15% ownership interest in ValueClick, LLC on May 1, 1998. The acquisition of the software was accounted for as a nonmonetary exchange and the acquired software was valued at $150,000. The acquired software

                                VALUECLICK, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) is being amortized on a straight-line basis over an estimated useful life of 3 years with accumulated amortization amounting to $33,333 and $83,333 at December 31, 1998 and 1999, respectively.

INTANGIBLES

    Intangible assets are comprised of goodwill which represents the excess of the cost of the acquired business over the net assets acquired and is being amortized on a straight-line basis over 5 years. Accumulated amortization at December 31, 1999 amounted to $350,850.

    The carrying amounts of intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. If this review indicates that intangible assets are not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying values related to the intangible assets are reduced to the fair value of the assets.

REVENUE RECOGNITION

    The Company's revenues are principally derived from the delivery of advertising click-throughs through third-party Web sites comprising the ValueClick Network (the "Network"). Revenue is recognized in the period that the advertising click-throughs occur, provided that no significant Company obligations remain and collection of the resulting receivable is probable. To date, the Company's agreements have not required guaranteed minimum click-throughs.

    The Company becomes obligated to make payments to third-party Web sites, which have contracted with the Company to be part of the Network, in the period the advertising click-throughs are delivered. Such expenses are classified as cost of revenues in the accompanying consolidated statements of operations.

    Deferred revenue represents payments received in advance for advertising click-throughs. Such fees will be recognized as revenues once the advertising click-throughs are delivered and no significant Company obligations remain.

COST OF REVENUES

    Cost of revenues consist of payments to third-party web sites in the Company's network, telecommunication costs, depreciation of equipment used for ad delivery, and personnel and occupancy costs related to the Company's ad delivery infrastructure.

SALES AND MARKETING

    Sales and marketing expenses include salaries, sales commissions, employee benefits, travel and related expenses for the Company's sales force, and advertising costs.

    Advertising costs are expensed as incurred and totaled approximately $318,000 and $1,007,000 for the year ended December 31, 1998 and 1999, respectively.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses include salaries, related benefits and expenses for the executive, finance, legal and human resources personnel, and other general overhead costs.

                                VALUECLICK, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PRODUCT DEVELOPMENT

    Product development costs are expensed as incurred and include costs for the development of new technologies designed to enhance the Company's service and include salaries and related expenses of the software engineering department, contract services, and supplies.

STOCK-BASED COMPENSATION

    The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation expense related to employee stock options is recorded only if, on the date of the grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock grants made in 1999 and future years as if the fair-value based method of accounting in Statement No. 123 had been applied to these transactions.

FOREIGN CURRENCY TRANSLATION

    The Company's foreign subsidiares, ValueClick Japan and ValueClick Europe, measure their operations in the local currency and translate these operations into U.S. dollars for purposes of consolidation.

    These operations subject the Company to foreign currency exchange risks which are limited to the extent of the assets of ValueClick Japan and ValueClick Europe, which amounted to approximately $2.3 million and $215,000, respectively, at December 31, 1999.

    At December 31, 1999, all assets and liabilities of ValueClick Japan and ValueClick Europe are translated at the current exchange rate while revenues and expenses are translated at the average rates in effect for the period. The effects of these translation adjustments are reported in a separate component of stockholders' equity. Transaction gains and losses are included in the statement of operations and were not significant for the period subsequent to the acquisitions through December 31, 1999.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with major financial institutions; at times, such balances with any one financial institution may be in excess of FDIC insurance limits. Credit is extended to customers based on an evaluation of their financial condition. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential bad debts. To date such losses, if any, have been within management's expectations. At December 31, 1998, one customer comprised 20% of the accounts receivable balance. At December 31, 1999, no customer comprised more than 10% of accounts receivable.

                                VALUECLICK, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and short-term debt, are carried at historical cost. At December 31, 1998 and 1999, the fair values of these instruments approximated their financial statement carrying amounts because of the short-term maturity of these instruments and the relatively stable interest rate environment.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has been recorded.

BASIC AND DILUTED NET LOSS PER SHARE

    The Company has adopted the provisions of Financial Accounting Standards Board ("FASB") SFAS No. 128, "Earnings Per Share". Basic and diluted net loss per share is computed by dividing the net loss by the weighted average shares of common stock outstanding.

UNAUDITED PRO FORMA NET LOSS PER SHARE AND INITIAL PUBLIC OFFERING

    On October 8, 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a 2-for-1 basis, subject to antidilution provisions, including stock splits.

    Unaudited pro forma net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding, including the shares resulting from the conversion of the convertible preferred stock as though such conversion occurred at December 31, 1999. Each share of preferred stock converts into two shares of common stock subject to antidilution provisions, including stock splits. The conversion of the Series A, B and C convertible preferred stock has been reflected in the accompanying unaudited pro forma consolidated statements of stockholders' equity as if these events had occurred on December 31, 1999.

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    Unaudited pro forma stockholders' equity reflects the conversion of each share of convertible preferred stock into two shares of common stock upon the completion of the IPO, and the issuance of common stock and a warrant to DoubleClick on February 28, 2000 as more fully discussed in Note 14, as if these events had occurred at December 31, 1999.

                                VALUECLICK, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (LOSS)

    The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The only element of comprehensive income, other than net loss, relates to foreign currency translation adjustments subsequent to the acquisition of majority control of ValueClick Japan and ValueClick Europe as discussed in Note 3.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial software statements for fiscal years beginning after December 15, 1998. Implementation of SOP 98-1 did not have a significant impact on the Company's financial position, results of operations or cash flows.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 13, 1998. Adoption of SOP 98-5 did not have a significant impact on the Company's financial position, results of operations or cash flows.

    In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, ("Statement No. 133"), Accounting for Derivative Instruments and Hedging Activities. Statement No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. Statement No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. Statement No. 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities. Accordingly, management believes the adoption of this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

                                VALUECLICK, INC.

2. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1998         1999
                                                       ---------   ----------
Computer equipment and purchased software............  $105,541    $  927,841
Furniture and equipment..............................     6,190       110,219
Leasehold improvements...............................       812        27,659
                                                       --------    ----------
                                                        112,543     1,065,719
Less: accumulated depreciation and amortization......    (9,220)     (153,511)
                                                       --------    ----------
                                                       $103,323    $  912,208
                                                       ========    ==========

3. INVESTMENT IN VALUECLICK JAPAN AND VALUECLICK EUROPE

    At December 31, 1998, the Company owned approximately 31.7% of the outstanding common stock of ValueClick Japan which is engaged in the web-based advertising business in Japan. In February 1999, the Company contributed an additional $263,457 to ValueClick Japan in order to maintain its 31.7% investment in ValueClick Japan in connection with additional equity financing raised by ValueClick Japan. The Company accounted for this investment using the equity method accounting and has reported its proportional share of ValueClick Japan's net loss for periods up through the acquisition date of majority control as discussed below.

    The Company and ValueClick Japan are subject to the Trademark License, Software License and Copyright Agreement to use the ValueClick advertising network in Japan, which has been subsequently amended to the License and Option Agreement. This agreement requires a monthly license fee based on ValueClick Japan's revenue, subject to monthly and quarterly minimum thresholds. $10,263 was due under the agreement at December 31, 1998 and $42,000 was earned from activity for the year ended December 31, 1999. The outstanding balance due from ValueClick Japan is included in the receivable from ValueClick Japan at December 31, 1998 in the accompanying balance sheets.

    On August 6, 1999, the Company entered into a Stock Purchase Agreement (the "Agreement") to acquire a controlling interest in ValueClick Japan. Under the Agreement, ValueClick purchased an additional 22.3% of the ValueClick Japan stock for an aggregate purchase price of approximately $4,225,000 that was comprised of $78,000 in cash and 320,000 shares of ValueClick common stock with an estimated fair value of $4,147,200 giving ValueClick a 54% controlling ownership interest in ValueClick Japan. The acquisition was accounted for using the purchase method and the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed to the extent acquired by the Company. The remaining portion of the ValueClick Japan assets and liabilities were recorded at the historical cost basis of the minority stockholders. The estimated fair value of the tangible assets acquired and the liabilities assumed approximated the historical cost basis and the excess of purchase price over the net tangible assets acquired was allocated to goodwill. The purchase price allocation resulted in goodwill of approximately $4,210,000 which is being amortized on a straight-line basis over an estimated useful life of 5 years. Direct transaction costs related to the acquisition amounted to $32,000.

                                VALUECLICK, INC.

3. INVESTMENT IN VALUECLICK JAPAN AND VALUECLICK EUROPE (CONTINUED)
    On August 17, 1999, the Company entered into a license agreement and invested $99,000 for a 20% interest in ValueClick Europe, Limited, formed in August 1999 to engage in the web-based advertising business in the United Kingdom. As part of the formation of ValueClick Europe, the founding shareholders entered into an agreement which gave the Company an option to acquire all of the shares of ValueClick Europe owned by the other founders in the event the shareholder proposed to sell or transfer their shares or upon change of control of ValueClick Europe. In December 1999, the Company purchased all of the shares of ValueClick Europe for a total consideration of approximately $430,000, that is to be comprised of cash payments to the other founding shareholders of approximately $275,000, which includes the reimbursement of approximately $18,000 of out-of-pocket expenses incurred by one of the founding shareholders and the assumption of one of the founding shareholders obligation to pay ValueClick Europe approximately $148,000 for the outstanding balance owed on the original purchase of their shares from ValueClick Europe. The acquisition was accounted for as a purchase and the estimated fair value of the tangible assets acquired and liabilities assumed equalled the purchase price less expenses incurred. Accordingly, no intangible assets were created as a result of the acquisition.

4. RELATED PARTIES

    In December 1998, the Company borrowed $200,000 from a majority stockholder at 10% interest rate under an unsecured note agreement. Principal and interest payments were due on demand. In January 1999, the note and accrued interest were repaid in full.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consisted of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------   ----------
Accounts payable............................................  $262,214    $1,951,522
Accrued payments to third-party web sites...................    51,115       684,411
Other accruals..............................................    29,806     1,668,283
                                                              --------    ----------
                                                              $343,135    $4,304,216
                                                              ========    ==========

6. INCOME TAXES

    For the period from May 1, 1998 (inception) through December 31, 1998, the Company was subject to the provisions of Subchapter K of the Internal Revenue Code and as such the Company did not pay Federal income taxes. Instead, the members were liable for individual Federal income taxes on the Company's taxable income. California generally conforms to federal treatment, except for the imposition of a minimum tax based on gross receipts. The Company's conversion from a LLC to a C-corporation did not have a material impact on the Company's financial position or results of operations. The tax provision on a pro forma basis assuming a C corporation status would not differ from the historical presentation as a result of the Company's operating loss in 1998.

                                VALUECLICK, INC.

6. INCOME TAXES (CONTINUED)
    Upon conversion to a C-corporation, ValueClick commenced using the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future taxable consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

    The provision for income taxes for the year ended December 31, 1999 is comprised of the following:

Current:
  Federal...................................................  $  993,157
  State.....................................................     233,684
                                                              ----------
                                                              $1,226,841
                                                              ----------
Deferred
  Federal...................................................  $ (279,583)
  State.....................................................     (50,613)
                                                              ----------
                                                              $ (330,196)
                                                              ----------
Provision for income taxes..................................  $  896,645
                                                              ==========

    The components of the deferred tax assets at December 31, 1999 are as follows:

Deferred tax assets:
  Allowance for doubtful accounts and other.................  $330,196
                                                              --------
    Net deferred tax assets.................................  $330,196
                                                              ========

    The overall effective tax rate differs from the statutory Federal tax rate for the year ended December 31, 1999 as follows:

Tax benefit based on the federal statutory rate.............      (34.0)%
State income taxes, net of federal benefit..................       (6.1)
Equity in loss of ValueClick Japan..........................        1.6
Stock based compensation....................................       85.0
Non deductible amortization.................................       10.0
Other, net..................................................       (0.5)
                                                              ---------
                                                                   56.0%
                                                              =========

                                VALUECLICK, INC.

7. CAPITALIZATION

    On December 31, 1998, in connection with the Company's LLC conversion and reincorporation as a Delaware C-corporation, membership interests were exchanged for an equivalent number of common and preferred shares.

PREFERRED STOCK

    In May and June 1998, the Company sold membership interests in ValueClick, LLC for total proceeds of approximately $776,000. On December 31, 1998, in connection with the Company's conversion and reincorporation, the membership interests were exchanged for Series A and Series B preferred stock. The exchange of the membership interests for preferred stock is summarized as follows:

Shares issued to exchange membership interests for Series A
  preferred stock...........................................    297,132
Shares issued to exchange membership interests for Series B
  preferred stock...........................................  1,047,804
                                                              ---------
        Total...............................................  1,344,936
                                                              =========

    In the first and second quarter of 1999, the Company sold 1,301,850 shares of Series C preferred stock at $2.70 per share, for total gross proceeds of approximately $3,515,000. Costs associated with the Series C financing amounted to $17,864 and were netted against the proceeds received.

    Convertible preferred stock at December 31, 1999 consist of the following:

                                                        SHARES      LIQUIDATION
                                                      OUTSTANDING   PREFERENCE
                                                      -----------   -----------
Series A convertible................................     297,132    $   60,000
Series B convertible................................   1,047,804       716,000
Series C convertible................................   1,301,850     3,515,000

    Significant terms of the preferred stock are as follows:

    VOTING. Holders of preferred stock have the same voting rights (on a converted basis) as the holders of common stock, except where a class vote may be required by law or Certificate of Incorporation.

    DIVIDENDS.  The preferred stock has no right to receive dividends.

    LIQUIDATION. In the event of any liquidation of the Company (not including the acquisition of the Company by another entity), the holders of the preferred stock have a liquidation preference over common stock. Upon payment of all preferred stock liquidation preferences, any remaining proceeds will be allocated to the common stockholders and the preferred stockholders according to their respective shares and priorities on a converted basis.

    CONVERSION. At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. As of December 31, 1999, giving effect to the four-for-one common stock split and the one-for-two reverse

                                VALUECLICK, INC.

7. CAPITALIZATION (CONTINUED)
stock split, each share of the Series A, Series B and Series C shares is convertible into 2 shares of common stock. The preferred shares automatically convert into common stock upon consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, with an aggregate proceeds greater than or equal to $20,000,000.

FOUNDING EMPLOYEE RESTRICTED STOCK

    In May and June of 1998, the Company issued LLC ownership interests to six founding employees for no consideration and recorded a charge to stock-based compensation of $61,375 for the estimated fair value of the LLC ownership interests issued to these employees. The ownership interests were converted into 707,923 shares of common stock upon completion of the LLC conversion and reincorporation on December 31, 1998. In May 1999, the Company entered into stock restriction agreements with these founding employees' restricting 608,878 of their shares to monthly vesting over a 48-month period from their original dates of employment with the unvested shares subject to repurchase upon the employees termination. The Company recorded deferred stock compensation amounting to $1,351,250 for the remeasurement of these shares covered under the restriction agreements. The deferred amount will be recognized as compensation expense over the vesting period. During the year ended December 31, 1999, such compensation expense included in stock-based compensation in the accompanying consolidated statement of operations amounted to approximately $549,000. At December 31, 1999, 361,483 shares of common stock were subject to repurchase under the restricted stock agreements.

COMMON STOCK SPLIT

    On October 8, 1999, the Company authorized and implemented a four-for-one stock split and increased the authorized number of common shares and preferred shares to 100,000,000 and 20,000,000, respectively. The share information in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split and increased number of authorized shares.

8. STOCK OPTIONS

STOCK OPTION PLAN

    On May 13, 1999, the Board of Directors adopted and the stockholders approved, the 1999 Stock Option Plan (the "1999 Stock Plan"). A total of 4,000,000 shares of common stock have initially been reserved for issuance under the 1999 Stock Plan, of which 1,152,180 shares were available for future grant at December 31, 1999.

    In January 1999, options to purchase 750,000 shares of common stock were granted outside the 1999 Stock Plan and were subsequently included in the shares reserved under the 1999 plan. 600,000 of these shares were granted to the Chairman of the Board.

    The 1999 Stock Option Plan provides for the granting of nonstatutory and incentive stock options to employees, officers, directors and consultants of the Company. Options granted generally begin vesting six months after the vesting start date, generally the employee's date of employment, and vest pro rata monthly over periods ranging from 12 to 42 months and generally

                                VALUECLICK, INC.

8. STOCK OPTIONS (CONTINUED)
expire ten years from the date of grant. In addition, certain employees have options that have accelerated vesting upon certain events including the closing of an initial public offering of the Company's stock or the transfer of ownership of 50% or more of the Company's stock.

    The following table summarizes activity under the Stock Option Plan and also includes the 750,000 shares of common stock granted outside the plan and options granted to non-employees for the period from May 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999:

                                                                                     WEIGHTED
                                                        NUMBER                        AVERAGE
                                                          OF          PRICE PER      EXERCISE
                                                        SHARES          SHARE          PRICE
                                                       ---------   ---------------   ---------
Options outstanding at May 1, 1998 (inception).......         --   $            --   $     --
  Granted............................................         --                --         --
  Exercised..........................................         --                --         --
  Forfeited/expired..................................         --                --         --
                                                       ---------   ---------------   --------
Options outstanding at December 31, 1998.............         --                --         --
  Granted............................................  2,898,822     0.26 to 20.00       1.22
  Exercised..........................................     (2,916)             1.00       1.00
  Forfeited/expired..................................    (48,086)     1.00 to 2.00       1.08
                                                       ---------   ---------------   --------
Options outstanding at December 31, 1999.............  2,847,820   $0.26 to $20.00   $   1.20
                                                       =========   ===============   ========

    Options granted during the year ended December 31, 1999 resulted in a total deferred compensation amount of approximately $7,270,000 which was included in deferred stock compensation in stockholders' equity. Deferred compensation expense is recognized over the service period by using the aggregate percentage of compensation accrued by the end of each year of service (the vesting period). During the year ended December 31, 1999, such compensation expense included in stock-based compensation in the statement of operations amounted to approximately $2,394,000.

    Additional information with respect to the outstanding options as of December 31, 1999 is as follows:

       OPTIONS OUTSTANDING
----------------------------------
              AVERAGE                OPTIONS EXERCISABLE
             REMAINING               --------------------
            CONTRACTUAL   AVERAGE                AVERAGE
NUMBER OF    LIFE (IN     EXERCISE   NUMBER OF   EXERCISE
 SHARES       YEARS)       PRICES     SHARES      PRICE
---------   -----------   --------   ---------   --------
  950,000       9.1        $ 0.26      381,151    $0.26
1,484,598       9.5          1.00      450,985     1.00
  342,000       9.6          2.00          893     2.00
   52,722       9.9         13.00           --    13.00
   18,500       9.9         20.00           --    20.00
---------                            ---------
2,847,820                              833,029
=========                            =========

                                VALUECLICK, INC.

8. STOCK OPTIONS (CONTINUED)
    The Company calculated the minimum fair value of each option grant on the date of grant using the minimum value option pricing model as prescribed by Statement No. 123 using the following assumptions:

                                                               MAY 1, 1998
                                                               (INCEPTION)
                                                                 THROUGH       YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              -------------   -------------
Risk-free interest rates....................................        5%              5%
Expected lives (in years)...................................        4               4
Dividend yield..............................................        0%              0%
Expected volatility.........................................        0%              0%

    The compensation cost associated with the Company's stock-based compensation plan, determined using the minimum value option pricing model, did not result in a material difference from the reported net loss for the year ended
December 31, 1999.

OPTIONS ISSUED TO NON-EMPLOYEES

    In October 1999, the Company granted 24,000 stock options to a non-employee consultant for services provided that are non-forfeitable and immediately exercisable into the Company's common stock. In addition, in December 1999, the Company agreed to issue 6,000 shares of common stock in exchange for services provided by consultants to ValueClick Europe during 1999. The stock and stock options were valued at the estimated value of the services provided, and the Company recorded a charge of approximately $563,000 to stock-based compensation in the accompanying consolidated statement of operations for the year ended December 31, 1999.

9. NET LOSS PER SHARE

    The Company's historical capital structure prior to December 31, 1998 is not indicative of its prospective structure as a result of its conversion and reincorporation from a California LLC to a Delaware C-corporation on December 31, 1998. Accordingly, the historical net loss per share for the period May 1, 1998 (inception) through December 31, 1998 has been presented on a pro forma historical basis as if the Company had been a C-corporation.

                                VALUECLICK, INC.

9. NET LOSS PER SHARE (CONTINUED)
    The following table sets forth the computation of basic, diluted and pro forma net loss per share for the periods indicated:

                                                           PERIOD FROM MAY 1,
                                                            1998 (INCEPTION)
                                                                 THROUGH
                                                            DECEMBER 31, 1998
                                                               HISTORICAL            YEAR ENDED
                                                                PRO FORMA        DECEMBER 31, 1999
                                                           -------------------   ------------------
HISTORICAL PRESENTATION
Numerator:
  Net loss...............................................      $  (222,753)         $(2,489,068)

Denominator:
  Weighted average common shares.........................        9,912,132            9,686,757
Basic and diluted net loss per common share..............      $     (0.02)         $     (0.26)

PRO FORMA PRESENTATION
Denominator:
  Shares used above......................................                             9,686,757

Weighted average effect of convertible preferred stock:
  Series A convertible preferred stock...................                               594,264
  Series B convertible preferred stock...................                             2,095,608
  Series C convertible preferred stock...................                             2,257,196
                                                                                    -----------

Denominator for pro forma calculation....................                            14,633,825
                                                                                    ===========

Unaudited pro forma basic and diluted net loss per common
  share..................................................                           $     (0.17)
                                                                                    ===========

    The diluted per share computations exclude convertible preferred stock, unvested restricted shares, and common stock options which were antidilutive. The number of shares excluded from the diluted net loss per common share computation were 3,163,443 and 8,412,004 for the period from May 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, respectively. The number of such shares excluded from the pro forma diluted net loss per share computation was 3,118,432 for the year ended December 31, 1999.

10. LINE OF CREDIT AND SHORT TERM BORROWINGS

    In October 1999, the Company entered into a loan and security agreement with Silicon Valley Bank for a $2.5 million revolving line of credit. Interest on outstanding balances will accrue at an annual rate of one percentage point above the Bank's Prime Rate (8.5% at December 31, 1999). The credit facility has a revolving maturity date which is the anniversary date of the agreement and is collateralized by substantially all the Company's assets. The credit facility also has certain covenants the Company must maintain including minimum net worth requirements and financial ratios. As of December 31, 1999, no amounts were outstanding under this line of credit.

    In December 1999, ValueClick Japan borrowed $146,730 from a financial institution under an unsecured note agreement with interest accruing at 16.5%. Principal and interest payments were due on demand. In January 2000, the note and accrued interest were fully repaid.

                                VALUECLICK, INC.

11. DEFINED CONTRIBUTION PLAN

    The Company has a Savings Plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 20%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full time employees on the payroll of the Company are eligible to participate in the plan. Company matching and profit sharing contributions are discretionary. To date, the Company has contributed $23,690 to the Plan as of December 31, 1999.

12. COMMITMENTS AND CONTINGENCIES

LEASES

    Future minimum net lease payments, net of sublease income, under noncancellable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1999 are as follows:

YEAR ENDING DECEMBER 31:
------------------------------------------------------------
2000........................................................  $230,845
2001........................................................    57,107
2002........................................................    42,793
2003........................................................     3,855
2004........................................................     2,891
                                                              --------
    Total...................................................  $337,491
                                                              ========

    Total rent expense under operating leases, net of sublease income, for the period from May 1, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999 was $30,023 and $158,251, respectively.

EMPLOYMENT AGREEMENTS

    The Company is subject to employment agreements with certain members of management.

13. SEGMENTS, GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

    The Company operates in one industry segment, the internet advertising business and as such has no other separate reportable segments.

                                VALUECLICK, INC.

13. SEGMENTS, GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS (CONTINUED)
    The Company's operations are domiciled in the United States with operations in Japan through its majority owned subsidiary, ValueClick Japan and with operations in Europe through its wholly owned subsidiary, ValueClick Europe. The Company's geographic information is as follows:

                                            YEAR ENDED
                                         DECEMBER 31, 1999
                                    ---------------------------     LONG-LIVED
                                                  INCOME (LOSS)       ASSETS
                                                      FROM        AT DECEMBER 31,
                                     REVENUES      OPERATIONS          1999
                                    -----------   -------------   ---------------
United States.....................  $18,194,735    $(1,409,480)      $4,621,043
Japan.............................    2,093,354         14,764          200,160
Europe............................           --       (171,755)          17,022
                                    -----------    -----------       ----------
    Total.........................  $20,288,089    $(1,566,471)      $4,838,225
                                    ===========    ===========       ==========

    There were no significant foreign operations prior to the acquisition of majority control of ValueClick Japan in August of 1999.

    For the period from May 1, 1998 (Inception) through December 31, 1998, one customer comprised 23% of revenues. For the year ended December 31, 1999, no customer comprised greater than 10% of revenues.

14. SUBSEQUENT EVENTS

    On February 28, 2000, the Company consummated an investment by DoubleClick under a common stock and warrant purchase agreement (the "Agreement") entered into on January 11, 2000 whereby DoubleClick acquired 7,878,562 shares of the Company's common stock for an estimated purchase price of $12.16 per share to be paid in cash of $10.0 million and 732,860 shares of DoubleClick common stock. The shares of DoubleClick common stock were valued at approximately
$85.8 million for accounting purposes based on an average price of $117.07 per share for the public announcement date of January 13, 2000 and the 5 trading days before and 5 trading days thereafter. Under the Agreement, the Company also issued a warrant to DoubleClick to acquire additional shares of the Company's common stock at $21.76 per share payable in DoubleClick common stock which is exercisable for that number of shares that would result in DoubleClick owning 45% of the Company's outstanding common stock on a fully diluted basis. The warrant will be exercisable for the 15 month period commencing on February 28, 2000.

    The Company intends to account for the investment in DoubleClick common stock as an available for sale investment in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 "Accounting For Certain Investments in Debt and Equity Securities," whereby the investment will be carried at market value with unrealized holding gains and losses from increases and decreases in market value being recorded as a separate component of stockholders' equity until realized.

    On March   , 2000, the Board of Directors approved a one-for-two reverse stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this reverse stock split.

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

    On August 6, 1999, ValueClick, Inc. ("ValueClick") entered into a Stock Purchase Agreement (the "Agreement") to acquire a controlling interest in ValueClick Japan. Prior to entering into the Agreement, ValueClick had a 31.7% ownership interest in ValueClick Japan, which was accounted for using the equity method of accounting. Under the Agreement, ValueClick purchased an additional 22.3% of the ValueClick Japan stock for an aggregate purchase price of approximately $4,225,000 that was comprised of $78,000 in cash and 320,000 shares of ValueClick common stock with an estimated fair value of approximately $4,147,000 giving ValueClick a 54.0% controlling ownership interest in ValueClick Japan. The acquisition was accounted for using the purchase method. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed to the extent acquired by ValueClick, acquired and liabilities assumed. The estimated fair value of the tangible assets acquired and the liabilities assumed approximated the historical cost basis and the excess of the purchase price over the net tangible assets acquired was allocated to goodwill. The remaining portion of the ValueClick Japan assets and liabilities will be recorded at the historical cost basis of the minority stockholders. The purchase price allocation indicated goodwill, totaling approximately $4,210,000, which is being amortized on a straight-line basis over an estimated life of 5 years. Direct transaction costs related to the acquisition amounted to $32,000.

    The following unaudited pro forma consolidated statements of operations for the periods from January 1, 1998 through December 31, 1998 and the year ended December 31, 1999 give effect to the acquisition as if it had occurred on January 1, 1998 and 1999, respectively.

    The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have occurred if the acquisition had occurred as of the beginning of the period presented and should not be construed as being representative of future operating results.

    The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the ValueClick, ValueClick Line of Business of Web-Ignite Corporation, and ValueClick Japan financial statements and notes thereto, included elsewhere in this prospectus.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   PREDECESSOR LINE OF        VALUECLICK,
                                    VALUECLICK LINE OF           VALUECLICK,           BUSINESS OF               JAPAN
                                         BUSINESS                   INC.            TRANS-PACIFIC LTD.       NOVEMBER 16,
                                 OF WEB-IGNITE CORPORATION       MAY 1, 1998          MARCH 26, 1998             1998
                                      JANUARY 1, 1998              THROUGH               THROUGH                THROUGH
                                  THROUGH APRIL 30, 1998      DECEMBER 31, 1998     NOVEMBER 15, 1998      DECEMBER 31, 1998
                                       (HISTORICAL)             (HISTORICAL)           (HISTORICAL)          (HISTORICAL)
                                 -------------------------   -------------------   --------------------   -------------------
Revenues.......................            $253                    $2,053                  $156                  $ 72
Cost of revenues...............              88                     1,105                    34                    39
                                           ----                    ------                  ----                  ----
  Gross profit.................             165                       948                   122                    33
Operating expenses:
  Sales and marketing..........              --                       516                    --                     7
  General and administrative...             134                       404                   112                    55
  Product development..........              --                       155                    --                    --
  Stock-based compensation.....              --                        61                    --                    --
  Amortization of intangibles
    and acquired software......              --                        33                    --                    --
                                           ----                    ------                  ----                  ----
      Total operating
        expenses...............             134                     1,169                   112                    62
                                           ----                    ------                  ----                  ----
Income (loss) from
  operations...................              31                      (221)                   10                   (29)
Equity in losses of ValueClick
  Japan........................              --                        (9)                   --                    --
Interest income, net...........              --                         8                    --                    --
                                           ----                    ------                  ----                  ----
Income (loss) before provision
  for income taxes and minority
  interest.....................              31                      (222)                   10                   (29)
Provision for income taxes.....              --                        --                    --                    --
                                           ----                    ------                  ----                  ----
Net income (loss) before
  minority interest............              31                      (222)                   10                   (29)
Minority interest in ValueClick
  Japan........................              --                        --                    --                    --
                                           ----                    ------                  ----                  ----
Net income (loss)..............            $ 31                    $ (222)                 $ 10                  $(29)
                                           ====                    ======                  ====                  ====
Basic and diluted net loss per
  common share.................
Shares used in computing basic
  and diluted net loss per
  common share.................


                                  PRO FORMA       PRO FORMA
                                 ADJUSTMENTS    CONSOLIDATED
                                 ------------   -------------
Revenues.......................     $  --        $     2,534
Cost of revenues...............        --              1,266
                                    -----        -----------
  Gross profit.................        --              1,268
Operating expenses:
  Sales and marketing..........        --                523
  General and administrative...        --                705
  Product development..........        --                155
  Stock-based compensation.....        --                 61
  Amortization of intangibles
    and acquired software......       842(1)             875
                                    -----        -----------
      Total operating
        expenses...............       842              2,319
                                    -----        -----------
Income (loss) from
  operations...................      (842)            (1,051)
Equity in losses of ValueClick
  Japan........................         9(2)              --
Interest income, net...........        --                  8
                                    -----        -----------
Income (loss) before provision
  for income taxes and minority
  interest.....................      (833)            (1,043)
Provision for income taxes.....        --                 --
                                    -----        -----------
Net income (loss) before
  minority interest............      (833)            (1,043)
Minority interest in ValueClick
  Japan........................         9(3)               9
                                    -----        -----------
Net income (loss)..............     $(824)       $    (1,034)
                                    =====        ===========
Basic and diluted net loss per
  common share.................                  $     (0.05)
                                                 ===========
Shares used in computing basic
  and diluted net loss per
  common share.................                   19,824,264
                                                 ===========

    See the accompanying notes to unaudited Pro Forma Condensed Consolidated
                              Financial Statements

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                      VALUECLICK,    VALUECLICK,
                                          INC.          JAPAN        PRO FORMA     PRO FORMA
                                      (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS   CONSOLIDATED
                                      ------------   ------------   -----------   ------------
Revenues............................   $   20,288       $ 793          $  --       $   21,081
Cost of revenues....................       10,157         466             --           10,623
                                       ----------       -----          -----       ----------

Gross profit........................       10,131         327             --           10,458

Operating expenses:
  Sales and marketing...............        2,866         170             --            3,036
  General and administrative........        3,825         360             --            4,185
  Product development...............        1,100          --             --            1,100
  Stock-based compensation..........        3,506          --             --            3,506
  Amortization of intangibles and
    acquired software...............          401          --            491(4)           892
                                       ----------       -----          -----       ----------

    Total operating expenses........       11,698         530            491           12,719
                                       ----------       -----          -----       ----------

Loss from operations................       (1,567)       (203)          (491)          (2,261)
Equity in losses in ValueClick
  Japan.............................          (64)         --             64(2)            --

Interest income, net................           45          --             --               45
                                       ----------       -----          -----       ----------

Loss before income taxes and
  minority interest.................       (1,586)       (203)          (427)          (2,216)

Provision for income taxes..........          897          --             --              897
                                       ----------       -----          -----       ----------

Net loss before minority interest...       (2,483)       (203)          (427)          (3,113)
Minority interest...................           (6)         --             65(3)            59
                                       ----------       -----          -----       ----------

Net loss............................   $   (2,489)      $(203)         $(362)      $   (3,054)
                                       ==========       =====          =====       ==========

Basic and diluted net loss per
  common share......................   $    (0.26)
                                       ==========

Shares used in computing basic and
  diluted net loss per common
  share.............................    9,686,757
                                       ==========

Pro forma basic and diluted
  net loss per common share.........                                               $    (0.21)
                                                                                   ==========

Pro forma shares used to calculate
  pro forma basic and diluted net
  loss per common share.............                                               14,633,825
                                                                                   ==========

          See the accompanying notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Statements

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

    Pro forma adjustments giving effect to the acquisition of controlling interest in ValueClick Japan as if the acquisition had occurred as of January 1, 1998 for the pro forma statements of operations are as follows:

 (1) To record amortization expense associated with goodwill created as a result of the acquisition of majority control of ValueClick Japan as follows:

Estimated fair value of 320,000 shares of ValueClick common
  stock.....................................................  $ 4,147
Additional cash consideration...............................       78
Existing equity investment in ValueClick Japan..............      264
Direct transaction costs....................................       32
                                                              -------
    Total investment and direct transaction costs...........    4,521
    Less: ValueClick's 54.0% share of net assets............      311
                                                              -------
                                                              $ 4,210
Estimated useful life.......................................  5 years
                                                              -------
Annual amortization expense.................................  $   842
                                                              =======

    The fair value of the ValueClick tangible assets acquired and liabilities assumed approximated the historical cost basis and accordingly, no fair value adjustments were required to be made to the tangible assets acquired and liabilities assumed.

 (2) To eliminate the equity in loss from ValueClick Japan.

 (3) To record the portion of the losses in ValueClick Japan attributable to the minority interests.

 (4) To record pro forma amortization expense of $491 for the period from January 1, 1999 through the August 6, 1999 acquisition date.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ValueClick, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and cash flows present fairly, in all material respects, the financial position of the ValueClick Line of Business of Web-Ignite Corporation (the "ValueClick Line of Business") at December 31, 1997 and April 30, 1998, and the results of its operations for the period from July 1, 1997 (inception) through December 31, 1997, and for the four months ended April 30, 1998, in conformity with accounting principles generally accepted in the United States. These statements are the responsibility of management; our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California

October 1, 1999

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                                 BALANCE SHEETS

                                                      DECEMBER 31,    APRIL 30,
                                                          1997           1998
                                                      -------------   ----------
ASSETS

Current assets:
  Accounts receivable...............................     $12,775       $ 50,103
                                                         -------       --------

          Total current assets......................      12,775         50,103

Other assets........................................       2,886          3,095
                                                         -------       --------

          Total assets..............................     $15,661       $ 53,198
                                                         =======       ========

LIABILITIES AND INVESTED EQUITY

Current liabilities:
  Accounts payable..................................     $27,286       $ 14,225
                                                         -------       --------

          Total current liabilities.................      27,286         14,225

Commitments and contingencies: (Note 4)

  Invested equity...................................     (11,625)        38,973
                                                         -------       --------

          Total liabilities and
            invested equity.........................     $15,661       $ 53,198
                                                         =======       ========

   The accompanying notes are an integral part of these financial statements

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                            STATEMENTS OF OPERATIONS

                                         PERIOD FROM JULY 1,
                                          1997 (INCEPTION)
                                        THROUGH DECEMBER 31,    FOUR MONTHS ENDED
                                                1997             APRIL 30, 1998
                                        ---------------------   -----------------
Revenues..............................        $122,067               $253,382
Cost of revenues......................          37,029                 88,168
                                              --------               --------
  Gross profit........................          85,038                165,214
Operating expenses:
  General and administrative..........         116,122                133,741
                                              --------               --------
Net (loss) income.....................        $(31,084)              $ 31,473
                                              ========               ========

   The accompanying notes are an integral part of these financial statements

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                    STATEMENTS OF CHANGES IN INVESTED EQUITY

                                                              INVESTED
                                                               EQUITY
                                                              --------
Balance at July 1, 1997 (inception).........................  $    --
Net advances from Web-Ignite................................   19,459
                                                              -------
  Net loss..................................................  (31,084)
                                                              -------
  Balance at December 31, 1997..............................  (11,625)

Net advances from Web-Ignite................................   19,125
  Net income................................................   31,473
                                                              -------
  Balance at April 30, 1998.................................  $38,973
                                                              =======

   The accompanying notes are an integral part of these financial statements

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                              JULY 1, 1997
                                                               (INCEPTION)
                                                                 THROUGH           FOUR
                                                              DECEMBER 31,     MONTHS ENDED
                                                                  1997        APRIL 30, 1998
                                                              -------------   ---------------
Cash flows from operating activities:
  Net (loss) income.........................................     $(31,084)       $ 31,473
  Adjustments to reconcile net loss (income) to net cash
    used in operating activities:
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (12,775)        (37,328)
      Other assets..........................................       (2,886)           (209)
      Accounts payable and accrued liabilities..............       27,286         (13,061)
                                                                 --------        --------
    Net cash used in operating activities...................      (19,459)        (19,125)

Cash flows from financing activities:
  Advances from Web-Ignite..................................       19,459          19,125
                                                                 --------        --------
Net cash provided by financing activities...................       19,459          19,125
                                                                 --------        --------
Net increase in cash and cash equivalents...................           --              --

Cash and cash equivalents, beginning of period..............           --              --
                                                                 --------        --------
Cash and cash equivalents, end of period....................     $     --        $     --
                                                                 ========        ========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................     $     --        $     --
                                                                 ========        ========
  Cash paid for taxes.......................................     $     --        $     --
                                                                 ========        ========

   The accompanying notes are an integral part of these financial statements.

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    The ValueClick Line of Business of Web-Ignite Corporation (the "ValueClick Line of Business") was operated as a line of business within Web-Ignite Corporation ("Web-Ignite"), a S-corporation wholly owned by the founding member of ValueClick, LLC. The ValueClick Line of Business began the Internet advertising delivery business in July 1997. Effective April 30, 1998, the founding member caused Web-Ignite to transfer the rights to the ValueClick Trademark, the rights to the ValueClick domain names, the rights to the trademark, license, software license and copyright agreements within Trans-Pacific Ltd., predecessor to ValueClick Japan and the rights to the ad delivery software used in the business to ValueClick, LLC. The reorganization and formation of ValueClick, LLC was accounted for as a transaction by entities under common control.

    The ValueClick Line of Business was an Internet based advertising network that provided a performance based advertising solution on a cost-per-click to advertisers and e-commerce companies.

    The accompanying statements present the financial position at December 31, 1997 and April 30, 1998 and the results of operations and cash flows for the period from July 1, 1997 (inception) to December 31, 1997 and the four months ended April 30, 1998 for the ValueClick Line of Business. Web-Ignite did not account for the ValueClick Line of Business as a separate entity. Accordingly, the information included in the accompanying financial statements has been obtained from Web-Ignite's financial records. The statements of operations include revenues, cost of revenue and operating expenses as maintained in Web-Ignite's general ledger attributed to the ValueClick Line of Business. Certain general and administrative expenses presented in these financial statements were allocated by management of Web-Ignite using a proportional cost allocation method utilizing revenue as the basis for allocation of the costs of services provided to the ValueClick Line of Business. Management believes the allocations and allocation methodology used were reasonable. However, these allocations may not be indicative of future operating expenses required by a separate business operation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The ValueClick Line of Business's revenues were principally derived from the delivery of advertising click-throughs through third-party Web sites comprising the ValueClick Network (the "Network"). Revenue is recognized in the period that the advertising click-throughs occur, provided that no significant obligations remain and collection of the resulting receivable is probable.

COST OF REVENUES

    The ValueClick Line of Business becomes obligated to make payments to third-party websites, which have contracted with the ValueClick Line of Business to be part of the Network, in the period the advertising click-throughs are delivered. Such expenses are classified as cost of revenues in the accompanying statement of operations.

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OPERATING EXPENSES

    Operating expenses consist of personnel and personnel related costs incurred directly by the ValueClick Line of Business. Operating expenses also include other costs, including office, facilities, management systems and general corporate expenses. Certain operating expenses were allocated to the ValueClick Line of Business using a proportionate cost allocation method utilizing revenue as the basis for allocation of the costs. Management believes the allocations and allocation method used were reasonable. However, the allocations may not be indicative of what the expenses would have been had the ValueClick Line of Business been a separate entity or future operating expenses required by a separate business operation.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subjected the ValueClick Line of Business to concentration of credit risk consist of cash and accounts receivable. Cash was deposited with major financial institutions; at times, such balances with any one financial institution may be in excess of FDIC insurance limits. Credit was extended to customers based on an evaluation of their financial condition. The ValueClick Line of Business did not generally require collateral. The ValueClick Line of Business performed ongoing credit evaluations of its customers and maintains an allowance for potential bad debt. To date such losses, if any, have been within management's expectations.

COMPREHENSIVE INCOME

    The ValueClick Line of Business adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the ValueClick Line of Business has not had any transactions that were required to be reported in comprehensive income.

3. INCOME TAXES

    Web-Ignite operated as an S-corporation and as such was not subject to federal and state income taxes. Accordingly, no separate tax provision was required for the ValueClick Line of Business.

4. COMMITMENTS AND CONTINGENCIES

    There were no separate leases or other commitments and contingencies related to the ValueClick Line of Business.

5. INVESTED EQUITY

    Invested equity represents the equity contributed to the ValueClick Line of Business and related accumulated results of operations of the ValueClick Line of Business.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ValueClick Japan

    In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of ValueClick Japan (the "Company") at December 31, 1998, and the results of its operations and its cash flows for the period from November 16, 1998 (legal inception) through December 31, 1998, and the results of operations of its predecessor line of business within Trans-Pacific Ltd. for the period from March 26, 1998 (business inception) through November 15, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California
October 1, 1999

                                VALUECLICK JAPAN

                                 BALANCE SHEETS

               (ALL INFORMATION AS OF JULY 31, 1999 IS UNAUDITED)

                                                              DECEMBER 31,     JULY 31,
                                                                  1998           1999
                                                              -------------   ----------
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................     $ 79,022     $  444,938
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $10,000 at December 31, 1998 and July
    31, 1999, respectively..................................       91,179        397,032
  Other current assets......................................        4,007         56,228
                                                                 --------     ----------
      Total current assets..................................      174,208        898,198

Property and equipment, net.................................        7,970         74,030
Other assets................................................           --         23,377
                                                                 --------     ----------
      Total assets..........................................     $182,178     $  995,605
                                                                 ========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................     $ 82,358     $  261,840
  Payable to ValueClick, Inc................................       10,262          3,510
  Deferred revenue..........................................       17,427         57,794
  Amount due to a related party.............................        8,843             --
  Other current liabilities.................................        4,773             --
                                                                 --------     ----------
      Total current liabilities.............................      123,663        323,144

Commitments and contingencies (Note 6)......................           --             --

Stockholders' equity:
  Common stock, $420 par value as of December 31, 1998 and
    $436 as of July 31, 1999; 800 shares authorized; 200
    shares issued and outstanding as of December 31, 1998
    and 244 issued and outstanding as of July 31, 1999......       84,000        103,580
Additional paid-in capital..................................           --        799,228
Cumulative foreign currency translation adjustment..........        3,150          1,241
Accumulated deficit.........................................      (28,635)      (231,588)
                                                                 --------     ----------
    Total stockholders' equity..............................       58,515        672,461
                                                                 --------     ----------
      Total liabilities and stockholders' equity............     $182,178     $  995,605
                                                                 ========     ==========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN

           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                            STATEMENTS OF OPERATIONS

                                                      TRANS-PACIFIC
                                                      -------------         VALUECLICK JAPAN
                                                       PERIOD FROM    -----------------------------
                                                        MARCH 26,        PERIOD
                                                          1998            FROM
                                                       (INCEPTION)    NOVEMBER 16,
                                                         THROUGH      1998 THROUGH    SEVEN MONTHS
                                                      NOVEMBER 15,    DECEMBER 31,        ENDED
                                                          1998            1998        JULY 31, 1999
                                                      -------------   -------------   -------------
                                                                                       (UNAUDITED)
Revenues............................................     $156,244        $ 72,385       $ 793,443
Cost of revenues....................................       33,910          39,200         466,039
                                                         --------        --------       ---------
  Gross profit......................................      122,334          33,185         327,404

Operating expenses
  Sales and marketing...............................           --           7,185         170,214
  General and administrative........................      111,999          54,635         360,190
                                                         --------        --------       ---------
    Total operating expenses........................      111,999          61,820         530,404
                                                         --------        --------       ---------
Operating income (loss).............................       10,335         (28,635)       (203,000)
Interest income.....................................           --              --              47
                                                         --------        --------       ---------
  Net income (loss).................................       10,335         (28,635)       (202,953)

Other comprehensive income (loss)
  Foreign currency translation......................           --           3,150          (1,909)
                                                         --------        --------       ---------
    Comprehensive income (loss).....................     $ 10,335        $(25,485)      $(204,862)
                                                         ========        ========       =========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN

                       STATEMENTS OF STOCKHOLDERS' EQUITY
               (ALL INFORMATION AS OF JULY 31, 1999 IS UNAUDITED)

                                  COMMON STOCK       ADDITIONAL   CUMULATIVE                      TOTAL
                              --------------------    PAID-IN     TRANSLATION   ACCUMULATED   STOCKHOLDERS'
                               SHARES     AMOUNT      CAPITAL     ADJUSTMENT      DEFICIT        EQUITY
                              --------   ---------   ----------   -----------   -----------   -------------
Balance at November 16,
  1998 (inception)..........     --      $     --     $     --     $     --      $      --      $      --

Issuance of common stock....    200        84,000           --           --             --         84,000

Net loss....................     --            --           --           --        (28,635)       (28,635)

Foreign currency
  translation...............     --            --           --        3,150             --          3,150
                                ---      --------     --------     --------      ---------      ---------

Balance at December 31,
  1998......................    200        84,000           --        3,150        (28,635)        58,515

Issuance of common stock....     44        19,580      799,228           --             --        818,808

Net loss....................     --            --           --           --       (202,953)      (202,953)

Foreign currency
  translation...............     --            --           --       (1,909)            --         (1,909)
                                ---      --------     --------     --------      ---------      ---------

Balance at July 31, 1999....    244      $103,580     $799,228     $  1,241      $(231,588)     $ 672,461
                                ===      ========     ========     ========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                               NOVEMBER 16,
                                                                   1998
                                                              (INCEPTION) TO    SEVEN MONTHS
                                                               DECEMBER 31,        ENDED
                                                                   1998        JULY 31, 1999
                                                              --------------   --------------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................      $(28,635)       $(202,953)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................            --            3,470
    Provision for doubtful accounts.........................            --           10,000
    Changes in operating assets and liabilities:
      Accounts receivable...................................       (87,270)        (306,755)
      Other assets..........................................           (34)         (73,592)
      Accounts payable and other current liabilities........        82,955          151,876
      Payable to ValueClick, Inc............................        10,262           (6,752)
      Deferred revenue......................................        16,680           39,286
                                                                  --------        ---------
    Net cash used in operating activities...................        (6,042)        (385,420)

Cash flows from investing activities:
  Purchases of property and equipment.......................        (7,770)         (67,470)
                                                                  --------        ---------
    Net cash used in investing activities...................        (7,770)         (67,470)

Cash flows from financing activities:
  Proceeds from the issuance of related party debt..........         8,464               --
  Repayment of related party debt...........................            --               --
  Proceeds from issuance of common stock....................        84,000          820,783
                                                                  --------        ---------
    Net cash provided by financing activities...............        92,464          820,783

  Effect of foreign currency translation....................           370           (1,977)
                                                                  --------        ---------
    Net increase in cash and cash equivalents...............        79,022          365,916

Cash and cash equivalents, beginning of period..............            --           79,022
                                                                  --------        ---------
Cash and cash equivalents, end of period....................      $ 79,022        $ 444,938
                                                                  ========        =========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................      $     --        $      --
                                                                  ========        =========
  Cash paid for taxes.......................................      $     --        $      --
                                                                  ========        =========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                         NOTES TO FINANCIAL STATEMENTS

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

    ValueClick Japan (the "Company") was incorporated as a Japanese joint stock corporation on November 16, 1998. Prior to its incorporation, the business was operated as a line of business of Trans-Pacific Ltd. ("Trans-Pacific"), which, on March 22, 1998, entered into a Trademark License, Software License and Copyright Agreement (the "Agreement") with Web-Ignite Corporation ("Web-Ignite") to use the ValueClick Advertising Network (the "Network") in Japan. Effective November 16, 1998, Trans-Pacific contributed the rights under the Agreement to the Company.

    Effective January 1, 1999, Trans-Pacific and Web-Ignite confirmed their assignment of all of their respective rights under the Agreement to ValueClick Japan and ValueClick, Inc. ("ValueClick"), the successor to Web-Ignite, and entered into a License and Option Agreement.

    For the period from March 22, 1998 through November 15, 1998, the financial statements have been prepared using Trans-Pacific's historical results of operations related to ValueClick Japan Line of Business. Trans-Pacific did not account for this line of business as a separate entity. Accordingly, certain general and administrative expenses presented in these financial statements were allocated by the management of Trans-Pacific using a proportional cost allocation method utilizing revenue as the basis for the allocation of the costs of services provided to the ValueClick Japan Line of Business. Trans-Pacific management believes that the allocations and allocation method were reasonable. However, the financial information included herein for the ValueClick Japan Line of Business may not necessarily be indicative of the future results of operations of ValueClick Japan.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information of the Company for the seven months ended July 31, 1999 is unaudited. The unaudited financial information has been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the seven months ended
July 31, 1999.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consist of money market funds.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from 3

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to 5 years. Leasehold improvements are amortized over their estimated useful lives, or the term of the leases, whichever is shorter.

INCOME TAXES

    The operations of the ValueClick Japan line of business have been included in the foreign income tax return of Trans-Pacific up through November 15, 1998. Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") Statement No. 109, "Accounting for Income Taxes" ("Statement No. 109"). Statement No. 109 requires that the deferred tax assets and liabilities be determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

    The Company's revenues are principally derived from the delivery of advertising click-throughs through third-party Web sites comprising the Network. Revenue is recognized in the period the advertising click-throughs occur, provided that no significant Company obligations remain and collection of the resulting receivable is probable. To date, the Company's agreements have not required guaranteed minimum click-throughs.

    The Company becomes obligated to make payments to third-party Web sites, which have contracted with the Company to be part of the Network, in the period the advertising click-throughs are delivered. Such expenses are classified as cost of revenues in the accompanying statements of operations

    Deferred revenue represents payments received in advance for advertising click-throughs. Such fees will be recognized as revenues once the advertising click-throughs are delivered and no significant Company obligations remain.

PRODUCT DEVELOPMENT

    Product development costs and enhancements to existing products are charged to operations as incurred. These costs have not been significant during the periods presented.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. Credit is extended to customers based on an evaluation of their financial condition. The Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the period from November 16, 1998 (inception) through December 31, 1998, 3 customers comprised 21%, 12% and 11% of revenues, respectively. At December 31, 1998, 2 customers comprised 15% and 13% of accounts receivable, respectively. At
July 31, 1999, one customer comprised 10% of revenues, and one customer comprised 12% of accounts receivable.

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FOREIGN CURRENCY TRANSLATION

    ValueClick Japan denominates its transactions in the Japanese Yen. Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated using a average of exchange rates in effect during the year. Cumulative foreign currency translation adjustments are recorded as a separate component of stockholders' equity.

FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and short-term debt, are carried at historical cost, which approximates their fair values.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has been recorded.

COMPREHENSIVE INCOME

    The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the only transactions that are required to be reported as comprehensive income relate to foreign currency translation adjustments.

SEGMENTS

    Effective November 16, 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about its products, services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. Statement No. 133 is effective for the Company in fiscal 2000. Although the Company has not fully assessed

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the implications of Statement No. 133, the Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

2. PROPERTY AND EQUIPMENT

    Property and equipment as of December 31, 1998 and July 31, 1999 consisted of the following:

                                                              DECEMBER 31,    JULY 31,
                                                                  1998          1999
                                                              -------------   ---------
  Computer equipment and purchased software.................      $8,118       $66,733
  Leasehold improvements....................................          --        11,032
                                                                  ------       -------
  Total.....................................................       8,118        77,764
  Less accumulated depreciation and amortization............        (148)       (3,735)
                                                                  ------       -------
                                                                  $7,970       $74,030
                                                                  ======       =======

3. RELATED PARTY TRANSACTIONS

    The Company and ValueClick are subject to the Agreement to use the Network in Japan, which has been subsequently amended to the License and Option Agreement. This agreement requires a monthly license fee based on the Company's revenue, subject to monthly and quarterly minimum thresholds. This agreement has a minimum revenue requirement based on a rolling three-months.

    At December 31, 1998, $10,263 was due under the agreement to ValueClick, Inc. and $7,000 was due for activity for the seven months ended July 31, 1999. The outstanding balances due to ValueClick, Inc. are included in the payable to ValueClick, Inc. in the accompanying balance sheets.

    In December 1998, the Company borrowed approximately $8,800 from a related party. This obligation did not require interest payments. In January 1999, the amount borrowed was repaid.

    The Company leases a portion of the Network's infrastructure from a related party on a month-to-month basis. Management believes that these costs are not significant during the periods presented.

4. INCOME TAXES

    Prior to November 16, 1998, the ValueClick Japan Line of Business was operated as a division of Trans-Pacific, with any local income taxes recorded by Trans-Pacific. From the date of incorporation, the Company has not recorded a provision for its local country income taxes due to net operating losses generated from operations. The Company may be able to carryforward these net operating losses to offset future taxable income for a period of up to five years, subject to utilization limitations, which may inhibit the Company's ability to use the carryforwards in the future. Due to the uncertainty surrounding the realization of the tax benefits in the future tax returns, management has recorded a full valuation reserve against the deferred tax assets.

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

4. INCOME TAXES (CONTINUED)
    The components of the deferred tax assets at July 31, 1999 are as follows:

                                                              DECEMBER 31,    JULY 31,
                                                                  1998          1999
                                                              -------------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................     $ 13,258     $ 84,708
  Allowance for doubtful accounts...........................           --        4,630
                                                                 --------     --------
    Total deferred assets...................................       13,258       89,338
  Valuation allowance.......................................      (13,258)     (89,338)
                                                                 --------     --------
Net deferred assets.........................................     $     --     $     --
                                                                 ========     ========

5. CAPITALIZATION

    The Company is authorized to issue 800 shares of common stock. The holders of common stock are afforded equal voting rights on matters to be voted on by the stockholders of the Company. Common stockholders are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. The Company has not declared or paid any dividends during its operating history.

6. COMMITMENTS AND CONTINGENCIES

LEASES

    Future minimum net lease payments, net of sublease income, under noncancellable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
1999........................................................  $ 56,000
2000........................................................    61,000
2001........................................................     5,000
                                                              --------
  Total.....................................................  $122,000
                                                              ========

    Total rent expense under operating leases for the period from November 16, 1998 through December 31, 1998 and the seven months ended July 31, 1999 was approximately $3,600 and $33,554, respectively. Allocated rent for the period from March 22, 1998 through November 15, 1998 was approximately $1,000.

7. SUBSEQUENT EVENT (UNAUDITED)

    On August 6, 1999, ValueClick, Inc. acquired an additional 22.3% of the Company's common stock to increase its investment in ValueClick Japan to approximately 54% in exchange for 320,000 shares of common stock of ValueClick, Inc., valued at $4,210,200.

                               INSIDE BACK COVER

Recent advertisement used by ValueClick to communicate information about its products and services

Top of page reads: "We focus on a performance-based Internet advertising solution, in which an advertiser only pays when an Internet user clicks on its banner advertisement. Here is an example of an advertisement communicating the benefit of our business model to potential Internet advertising customers."

Title of advertisement: "Anatomy of a Click"

Center of advertisement: a picture of a skeletal human hand holding a computer mouse.

Arrows pointing to parts of the hand leads to text that read the following:

    "Extension of the distal phalanx"

    "Click"

    "Another company connects with a customer"

    "Rotation of the Flexor retinaculum"

Lower left corner of advertisement reads:

    "Take a closer look at your banner advertising strategy. People say banner advertising is about impressions. But on closer inspection, it's really about clicks. If you're not getting clicks, you're not connecting with your customers. ValueClick is your guaranteed source of clicks. You pay for clicks--as many as you want--but not for impressions. By the way, cost-per-click campaigns usually generate more impressions per dollar than CPM campaigns. So get impressions, but pay for results. Let one of our experts help you plan your next campaign. We'll show you how to get a guaranteed number of clicks, and more impressions, for the same budget."

Bottom of page and centered is the ValueClick logo with the phrase "The Pay-for-Results Advertising Network" written below.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ----------------

                               TABLE OF CONTENTS


                                                   Page
                                                 --------
Prospectus Summary.............................      3
Risk Factors...................................      7
Forward-Looking Statements.....................     20
Use of Proceeds................................     20
Dividend Policy................................     20
Capitalization.................................     21
Dilution.......................................     22
Selected Financial Data........................     23
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................     25
Business.......................................     37
Management.....................................     48
The DoubleClick Investment.....................     57
Related Party Transactions.....................     60
Principal and Selling Stockholders.............     62
Description of Capital Stock...................     65
Shares Eligible for Future Sale................     68
Underwriting...................................     70
Legal Matters..................................     72
Experts........................................     72
Where You Can Find More Information............     72
Index to Financial Statements..................    F-1


                                ----------------

    Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                4,000,000 Shares

                                VALUECLICK, INC.

                                  Common Stock

                                  -----------

                                     [LOGO]

                                  -----------

                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                                 WIT SOUNDVIEW

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   17,584
NASD filing fee.............................................       6,825
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................       7,500
Printing and engraving expenses.............................     275,000
Legal fees and expenses.....................................     425,000
Accounting fees and expenses................................     300,000
Transfer Agent and Registrar Fees...........................      30,000
Miscellaneous...............................................      43,091
                                                              ----------
  Total.....................................................  $1,200,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation provides that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to ValueClick and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonentary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to ValueClick or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    We also have directors' and officers' liability insurance. In addition, prior to the closing of this offering, we will enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of ValueClick or as a director or officer of any subsidiary of ValueClick, or as a director or officer of any company or enterprise that the person provides services to at the request of ValueClick.

    The Underwriting Agreement provides for indemnification by the underwriters of ValueClick and its officers and directors, and by ValueClick of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of transactions by ValueClick since its inception in May 1998 involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

    Upon its formation on May 1, 1998, ValueClick, LLC issued securities equal to 6% of its total equity to four accredited investors and two non-accredited investors for an aggregate purchase price of $60,000 and issued securities equal to 92% of its total equity to Messrs. Coryat and Bueno in consideration of the transfer of certain trademarks, software and trademark licenses and contractual rights with an estimated fair market value of $920,000 to ValueClick. ValueClick, LLC also issued securities equal to 2% of its total equity to two individuals on May 1, 1998 in consideration of services rendered, with an estimated fair market value of $20,000. The non-accredited investors received offering materials satisfying the requirements of Rule 506 of Regulation D of the Securities Act. By meeting the requirements of Rule 506 these issuances of securities were exempt from registration under the Securities Act.

    In May and June 1998, ValueClick, LLC issued securities equal to 17% of its total equity to thirteen accredited and three non-accredited investors for an aggregate purchase price of $716,000. The non-accredited investors received offering materials satisfying the requirements of Rule 506. By meeting the requirements of Rule 506 these issuances of securities were exempt from registration under the Securities Act.

    In June 1998, ValueClick, LLC issued securities equal to 4.83% of its total equity to six employees in exchange for services, with an estimated fair market value of $61,375, they performed for ValueClick, LLC. These securities were exempt from registration under Rule 701 of the Securities Act as securities issued in connection with services performed for the issuer.

    On December 31, 1998, ValueClick, LLC was reorganized as ValueClick, Inc., a Delaware corporation, and entered into an Exchange Agreement pursuant to which ValueClick, Inc. issued to ValueClick, LLC 9,919,004 shares of ValueClick common stock, 297,132 shares of Series A Convertible Preferred Stock and 1,047,804 shares of Series B Convertible Preferred Stock for distribution to the members of ValueClick, LLC upon its dissolution and agreed to assume ValueClick, LLC's liabilities and acquire ValueClick, LLC's assets. The issuances of shares of ValueClick, Inc. common stock, Series A Convertible Preferred Stock and
Series B Convertible Preferred Stock were exempt from registration under
Section 3(a)(9) of the Securities Act as an exchange of securities by an issuer with its existing security holders where no commission or remuneration was paid, and under Rule 506.

    In January 1999, we issued an aggregate of 370,370 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $1,000,000 to an accredited investor. This issuance of securities was exempt from registration under Rule 506.

    In February 1999, we issued an aggregate of 220,368 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $595,000 to ten accredited investors and one non-accredited investor. The non-accredited investor received offering materials satisfying the requirements of Rule 506. By meeting the requirements of Rule 506 these issuances of securities were exempt from registration.

    In March 1999, we issued an aggregate of 462,859 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $1,249,719 to four accredited investors. These issuances of securities were exempt from registration under the Securities Act in reliance on Rule 506.

    In June 1999, we issued an aggregate of 248,253 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $670,283 to seven accredited investors and one non-accredited investor. The non-accredited investor is an employee of ValueClick and received offering materials satisfying the requirements of Rule 506. These issuances of securities were exempt from registration under the Securities Act in reliance on Rule 506.

    From January 1999 to April 1999, we granted options to purchase an aggregate of 950,000 shares of common stock to our directors, executive officers, employees and consultants at an exercise price of $0.25 per share. From May 1999 to July 1999, we granted options to purchase 1,484,600 shares of common stock to our directors, executive officers, employees and consultants at an exercise price of $1.00 per share. From August 1999 to October 1999, we granted options to purchase an aggregate of 337,000 shares of common stock to our employees and consultants at an exercise price of $2.00 per share. In December 1999, we granted options to purchase an aggregate of 5,000, 52,722, and 18,500 shares of common stock to our employees and consultants at exercise prices of $2.00, $13.00 and $20.00 per share, respectively. As of December 31, 1999, 2,916 shares had been exercised. The issuances of these options were exempt from registration under Rule 701 of the Securities Act as securities issued under a written compensatory benefit plan established by us for the participation of our employees, directors, officers or consultants and advisors.

    In August 1999, we issued 320,000 shares of our common stock to two holders of shares of ValueClick Japan, each of whom are accredited investors, in exchange for shares of ValueClick Japan equal to 22.3% of the outstanding equity of ValueClick Japan and having a fair market value of $4,147,000. Accordingly, these issuances of securities were exempt from registration under the Securities Act in reliance on Rule 506.

    In November 1999, we issued 2,916 shares of our common stock to one employee, upon exercise of options granted under our 1999 Stock Option Plan, at an exercise price of $1.00 per share.

    In January 2000, we issued 496,658 shares of our common stock to three employees, upon exercise of options granted under our 1999 Stock Option Plan. 495,436 of the shares were issued at an exercise price of $0.25 per share. 1,222 of the shares were issued at an exercise price of $1.00 per share.

    In January 2000, we agreed to issue a total of 48,836 shares of our common stock to two holders of ValueClick Japan, each of whom are accredited investors, in exchange for shares of ValueClick Japan equal to 3.4% of the outstanding equity of ValueClick Japan and having a fair market value of approximately $633,000. Accordingly, share issuances of securities will be exempt from registration under the Securities Act in reliance on Rule 506.

    In February 2000, we issued 1,222 shares of our common stock to one employee, upon exercise of options granted under our 1999 Stock Option Plan, at an exercise price of $4.00 per share.

    In February 2000, we issued 7,878,562 shares of our common stock at a price of $10.88 per share to DoubleClick Inc. in consideration of $10,000,000 in cash and 732,860 shares of DoubleClick common stock. In this transaction, DoubleClick also received a warrant to purchase that number of shares of our common stock which would result in DoubleClick owning 45% of our fully diluted shares at a price of $21.76 per share. This issuance of securities was exempt from registration under the Securities Act in reliance upon Section 4(2).

    In March 2000, we issued 1,824 shares of our common stock to three employees, upon exercise of options granted under our 1999 Stock Option Plan, at an average weighted exercise price of $1.20 per share.

    The recipients of securities in each transaction described above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in these transactions. In connection with each transaction described above, we did not engage in a general solicitation for sales. Based on representations of the investors in each of the transactions described above, we believe each non-accredited investor had such knowledge and experience in financial and business matters that the investor was capable of evaluating the merits and risks of the investment in our securities. All investors had adequate access, through their relationships with ValueClick, or otherwise, to information about ValueClick.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

        See Exhibit Index at page II-7.

    (b) Financial Statement Schedules

        None required.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in denominations as required by the underwriters and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, State of California on March 28, 2000.


                                                       VALUECLICK, INC.

                                                       By:             /s/ KURT A. JOHNSON
                                                            -----------------------------------------
                                                                         Kurt A. Johnson
                                                                     CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                  JAMES R. ZARLEY*
     -------------------------------------------       Chairman of the Board and    March 28, 2000
                   James R. Zarley                       Chief Executive Officer

                  EARLE A. MALM II*
     -------------------------------------------       Director, President and      March 28, 2000
                  Earle A. Malm II                       Chief Operating Officer

                    BRIAN CORYAT*
     -------------------------------------------       Founder and Vice Chairman    March 28, 2000
                    Brian Coryat

                 /s/ KURT A. JOHNSON                   Chief Financial Officer
     -------------------------------------------         (Principal Financial and   March 28, 2000
                   Kurt A. Johnson                       Accounting Officer)

                   DAVID S. BUZBY*
     -------------------------------------------       Director                     March 28, 2000
                   David S. Buzby

                  ROBERT D. LEPPO*
     -------------------------------------------       Director                     March 28, 2000
                   Robert D. Leppo

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                    MARTIN HART*
     -------------------------------------------       Director                     March 28, 2000
                     Martin Hart

                 STEVEN J. UMBERGER*
     -------------------------------------------       Director                     March 28, 2000
                 Steven J. Umberger

     -------------------------------------------       Director                     March 28, 2000
                 Jeffrey E. Epstein

     -------------------------------------------       Director                     March 28, 2000
                    Barry Salzman


                       /s/ KURT A. JOHNSON
           -------------------------------------------
                         Kurt A. Johnson
*By:                    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       NUMBER           DESCRIPTION
---------------------   -----------
     1.1                Form of Underwriting Agreement.

     3.1+               Amended and Restated Certificate of Incorporation of the
                          Registrant, as currently in effect.

     3.2+               Bylaws of the Registrant.

     4.1                See Exhibits 3.1 and 3.2 for provisions of the Amended and
                          Restated Certificate of Incorporation and Bylaws for the
                          Registrant defining the rights of holders of Common Stock
                          of the Registrant.

     4.2+               Specimen Stock Certificate.

     5.1+               Form of Opinion of Brobeck, Phleger & Harrison LLP.

    10.1+               Deed of Assignment, dated January 1, 1999, by and between
                          Web-Ignite Corporation and the Registrant.

    10.2+               Trademark Assignment, dated as of May 1, 1998, from
                          Web-Ignite Corporation to the Registrant.

    10.3+               Exchange Agreement, dated December 31, 1998, by and between the Registrant and ValueClick, LLC.

    10.4+               Bill of Sale and Assignment and Assumption of Liabilities,
                          dated December 31, 1998.

    10.5+               Loan and Share Issuance Agreement, dated October 22, 1998, by and between ValueClick, LLC and Jonathan Hendriksen.

    10.6+               License and Option Agreement, dated January 1, 1999, by and between ValueClick, LLC and ValueClick Japan, Inc. in
                          effect from January 1, 1999 to December 17, 1999.

    10.7+               Stock Purchase Agreement, dated August 6, 1999, by and
                          between Jonathan Hendriksen and Timothy Williams and the
                          Registrant.

    10.8+               Share Purchase Agreement, dated December 31, 1999, by and
                          between the Registrant and Steve Umberger.

    10.9+               License Agreement, dated August 17, 1999, by and between the
                          Registrant and ValueClick Europe, Limited.

    10.10+              1999 Stock Option Plan, as amended, and form of option
                          agreement.

    10.11+              Key Employee Agreement between the Registrant and Kurt A.
                          Johnson.

    10.12+              Key Employee Agreement between the Registrant and James R.
                          Zarley.

    10.13+              Key Employee Agreement between the Registrant and Earle A.
                          Malm II.

    10.14+              Key Employee Agreement between the Registrant and John H.
                          Schwenk.

    10.15+              Form of Employee Confidentiality, Noncompetition and
                          Invention Agreement between the Company each of its
                          directors and officers and certain employees.

    10.16+              Sublease, dated April 1, 1999, between QAD, Inc. and the
                          Registrant.

    10.17+              Lease, dated August 30, 1999, by and between William D. and
                          Edna J. Wright, dba South Coast Business Park and the
                          Registrant.

    10.18+              Service Agreement, dated August 17, 1999, by and between
                          SoftAware, Inc. and the Registrant.

    10.19+              Service Agreement, dated June 8, 1999, by and between Verio and the Registrant.

       NUMBER           DESCRIPTION
---------------------   -----------
    10.20+              Form of Indemnification Agreement between the Company and
                          each of its directors and officers.

    10.21+              Loan and Security Agreement, dated October 21, 1999, between
                          Silicon Valley Bank and the Registrant.

    10.22+              Intellectual Property Security Agreement, dated October 21,
                          1999, by and between Silicon Valley Bank and the
                          Registrant.

    10.24+              Share Purchase Agreement, dated as of December 31, 1999, by and between the Registrant and Todd Treusdell.

    10.25+              Share Purchase Agreement, dated as of December 31, 1999, by and between the Registrant and James R. Zarley.

    10.26+              Share Purchase Agreement, dated as of December 31, 1999, by and between the Registrant and Brian Coryat.

    10.27+              Common Stock and Warrant Purchase Agreement, dated January
                          11, 2000, by and between the Registrant and DoubleClick
                          Inc.

    10.28+              Form of Common Stock Purchase Warrant dated February 28,
                          2000 and issued to DoubleClick Inc.

    10.29+              Investor Rights Agreement dated as of February 28, 2000 by and between the Registrant and DoubleClick Inc.

    10.30+              Voting Agreement dated February 28, 2000 by and among the
                          Registrant, Michael J. Bueno, Brian Coryat, Steven J.
                          Umberger, and James R. Zarley and DoubleClick Inc.

    10.31+              Registration Rights Agreement dated February 28, 2000 by and between the Registrant and DoubleClick Inc.

    10.32+              Intercompany License Agreement dated December 17, 1999, by and between the Registrant and ValueClick Japan, Inc.

    10.33+              Stock Purchase Agreement, dated January 20, 2000, by and
                          between Jonathan Hendriksen and Timothy Williams and the
                          Registrant.

    10.34+              Employment Agreement dated as of February 14, 2000 by and
                          between the Registrant and Earle Malm.

    21.1                Subsidiaries of the Registrant

    23.1+               Consent of PricewaterhouseCoopers LLP.

    23.2+               Consent of Counsel (included in Exhibit 5.1).

    23.3                Reserved

    23.4+               Consent of The Yankee Group

    24.1+               Power of Attorney

    27.1                Financial Data Schedule.


------------------------


+  Previously filed.